Exhibit 16.1

2013 Annual Report
Leclanché SA

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Letter to our shareholders	[3] - [7]

Corporate governance	[8] - [23]

Consolidated financial statements 2013	[24] - [60]

Report of the statutory auditor on the conoslidated financial statements	[61] - [62]

Statutory financial statements 2013	[63] - [67]

Report of the statutory auditor	[68] - [69]

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LETTER TO OUR SHAREHOLDERS

We are delighted to present our first Annual Report as Chairman and Chief Executive respectively of Leclanché SA. 2013 has been a very eventful year for the Company and one in which it has made significant progress, even if the road ahead still presents many challenges.

Key Events

In February 2013, the Company engaged Talisman Infrastructure Ventures LLP to assist it with the development and implementation of a turnaround plan and in July 2013 the Company executed a Convertible Loan and Investment Agreement (the “Loan Agreement”) with Precept Fund Management SPC, acting on behalf of Precept Segregated Fund Portfolio (“Precept”), for CHF17million medium term financing maturing on June 30, 2016.

Following the extraordinary shareholders meeting of August 26, 2013, CHF4.7million of this facility, which was drawn at that date, together with the full outstanding balance of CHF6.9million of the loan that Bruellan Corporate Governance Action Fund (“Bruellan”) had provided in 2012, were converted into registered ordinary shares of the company, resulting in an issue of 7,744,622 shares. In May
2013, Bruellan had extended its bridge facility by €1.5million and the amount that had been drawn under that facility of €1million was fully repaid.

In August, the Board of Directors appointed Mr Joe Mangion as Chief Executive and Mr Eric Wilkinson as Deputy Chief Executive and following the Extraordinary General Meeting of August 26, 2013, Mr Jim Atack took over as Chairman of the Board and Mr Bryan Urban joined the Board. Both were nominated by Precept.

Turnaround Plan

The Turnaround Plan announced on March 5, 2013 had five main objectives:

1. Strengthen the management team

This is now complete. Our executive committee is made up of seven senior managers, including the Chief Executive, Deputy Chief Executive, Chief Financial Officer, Chief Technical Officer, Head of Portable Business and Systems Development, Head of Stationary Sales and Marketing and General Manager of Distribution Business. In addition, we have built enhanced sales capability in all three businesses and related support functions and strengthened the Finance and back office functions.

2. Increase contribution from the Portable and Distribution business units

The EBITDA contribution from the Portable Business increased by CHF1.3million turning a loss of CHF(0.2)million in 2012 to a profit of CHF1.1million this year. 2013 was an exceptional year and delivered results in excess of our expectations.

Corrective action was taken in our Distribution Business by replacing the management of that business. The first impact has been to stop the erosion in revenues and a number of large contracts were won in the Second Half of the year. The next stage will be to focus on the business profitability.

3. Apply stronger focus in “go-to-market” processes

We streamlined the responsibilities for the development of the Home Storage systems product under the direction of Mr Fabrizio Marzolini to leverage the integration capabilities within his group and added to this significant resource in program management and software application. We are pleased to say that the Home Storage product is in beta test sites at the moment and provided these tests are positive, we would expect to announce the commercial launch of this product at the end of the First Quarter 2014.

The Industrial product is being developed in collaboration with an external partner and is scheduled for

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commercial launch towards the end of the First Half 2014. In our interim results we indicated that we are looking to adopt a third party graphite based industrial product to complete our product portfolio. We expected to do this by January 1, 2014 but due to certain delays beyond our control, we were unable to meet this objective. We are however expecting to complete our evaluation during the First Half 2014.

We also indicated on August 21, 2013 that we are working on a high voltage large format cell. We said at the time that it is too early to provide any commitment as to if and when this product will be incorporated into commercial production. The development program continues to progress well, but no commitments can be made at this stage.

4. Focus on building sales channels and seek to establish strategic alliances

We initiated a deliberate recruitment program to build and enhance our sales and sales support capability and also signed three distributorship/agency agreements with companies in Saudi Arabia for the GCC territory, Slovenia for a number of Eastern European and Baltic territories and Italy. We intend to expand this network as and where we see a viable opportunity to do so.

5. Reduce costs by streamlining the organisation

Although a number of measures have been taken to streamline the organisation, the Company is being managed for growth with ambitious targets being set for commercial development.

Whilst management will aim to always operate as efficiently as possible, current operating cost levels are unlikely to be substantially reduced further, as this is incompatible with business expansion.

Achievements – 2013

Apart from the refinancing and the progress made on the turnaround plan, we have had some notable achievements in 2013 across the organization:

1. Commercial

As previously highlighted, the Portable Business Unit, which designs and builds small customized battery systems for industrial clients, has had a remarkable year generating an EBITDA profit of CHF1.1million (2012: Loss CHF(0.2) million) on revenues of CHF8.9million  (2012: CHF8.7million). It continued to make inroads into the military market and recently won a significant order in excess of CHF1 million for delivery in 2014 for customized battery systems from a customer in the defence sector. We have made significant investments in the sales organization to grow this business. The higher costs of this larger sales team, and the long sales maturation process make the achievement of the same profitability in 2014 unlikely.

In the Stationary business, we also grew our sales team to prepare for our lithium-ion titanate product launches. The TiBox home storage unit is now reaching its final stages of certification, and is in the beta test phase. Provided this is satisfactory, we plan to launch the TiBox towards the end of March 2014. The TiRack industrial product range, based on our A4 lithium-ion titanate cells, is under development in association with an external partner and this is targeted for completion and launch in the First Half 2014. We have also shipped a number of industrial units based on our A5 cells end users and have started building a commercial pipeline for our new product range.

Our Distribution business had a challenging year with sales of CHF3.3million (2012: CHF3.7million), down 9.7% in the year, which was all attributable to the First Half. Following a change of management within the business unit, we have implemented a much greater discipline over the business and the Second Half shows an increase of 2% over the same period last year.

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2. Production Ramp up

Earlier this year we reported that the company had addressed the speed issue on its new production line, which related to certain crucial machine components being out of specification. This has now been corrected and successfully tested and compensation has been received from the equipment supplier concerned.

Our new Head of Production started in January 2014 and we have begun commercial ramp up on our mass production line in support of our business plan volumes for 2014. We are pleased to say that this process is going well.

3. Continued Research & Development

We completed the De-Lion project, which was a grant funded project through which we have successfully pioneered the use of water based technology in our coating process for both anode and cathode. Apart from making a positive environmental contribution, this provides us with enhanced cell stability and performance. We are participating in Batteries 2020, which is an EU-funded project aimed at enhancing the lifetime and energy density of lithium-ion batteries used in electric vehicles. We are also a consortium member of the Ambassador project, which is an EU-funded project to study, develop and experiment systems and tools that will aim at optimising district energy usage and managing the energy flows by predicting and matching energy consumption and energy production.

Our cells have been independently tested by the Hochschule Landshut, a University of Applied Sciences and found to have “enormous cycling stability and capacity retention” at 100 % depth of discharge. Copies of the report are available on our website.

We know that, in this industry, we should expect prices to be consistently driven down, and we have launched an aggressive cost reduction program for raw material procurement. We are also working on a high voltage cell, which might allow us to increase the capacity of our standard cell, reducing cost per kilowatt hour. It is still too early to make any commitment if and when we would be in a position to launch such a cell on the market.

Financial Results

Key Figures

(in mCHF) (IFRS)	31.12.2013	31.12.2012
Revenue	14.90	16.13
EBITDA	-9.65	-12.78
EBIT	-12.09	-14.69
Loss for the year	-13.55	-14.92
Equity	39.22	34.99
Equity % of Assets	76.6%	67.1%
Earnings per share [CHF]	-1.69	-2.82
Number of Employees [FTE]	105	117

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Consolidated revenues for the fiscal year 2013 were CHF14.9million, down by 7.6% compared with the previous year. In line with our 2013 guidance, the EBITDA loss for the year was below CHF(10.0)million at CHF(9.6)million compared with a loss of CHF(12.8)million in 2012, which represents a reduction of losses of 24.5%.

Revenues from the Portable Business were CHF8.9million (2012: CHF8.7million), up 1.7% over 2012. Revenues from the Distribution Business were CHF3.3million (2012: CHF3.7million), a reduction of

9.7% over 2012, which is attributable to the First Half. Management in this business was changed in the Second Half and revenues in this period were up 2.1% over the same period last year. Revenues in the Stationary Business were CHF2.6million (2012: CHF3.7million). Most of the revenues in 2013 and  2012  came  from  grant  funded  projects  and  the  reduction  of  30.5%  in  the  year  is  largely attributable to the timing of these projects. During the Second Half, a sales management organization has been put in place for the Stationary Business and the Company is on target to announce the launch of its Home Storage product later in the First Quarter 2014 and the Industrial Product range is also on target for launch towards the end of First Half 2014.

The Portable Business generated an EBITDA profit of CHF1.1million (2012: Loss CHF(0.2)million), representing an improved profitability of CHF1.3million. The Distribution Business showed a small EBITDA  of  CHF(0.1)million  (2012:  Profit  CHF0.6million).  The  Stationary  Business  recorded  an EBITDA loss of CHF(4.7) million (2012: CHF(8.8)million), representing a loss reduction of 46%. Group central costs at an EBITDA level were CHF(5.9)million (2012: CHF(4.5)million), mainly attributable to higher legal and professional expenditure associated with the restructuring of the business

The net loss for the year was CHF(13.6)million (2012: Loss CHF(14.9)million), a reduction of 9.1%, in spite of higher depreciation charges associated with the main production facility in Germany and higher finance charges associated with the capital that was raised.

The earnings per share is a loss of CHF(1.69), compared to a loss of CHF(2.82) in 2012, due to the lower  net  income  loss  and  the  higher  weighted  number  of  shares  in  issue  resulting  from  the conversion of the Precept Loan.

Outlook

The portable and distribution businesses are established businesses and our objective is to continue to build on what we have achieved. Within the portable business we see significant growth opportunities and we are addressing these through an investment in the sales force, though results will take time to materialize. We will also consider suitable acquisitions to enhance our capability and market capture. Within the distribution business, we are aiming for revenue growth and margin expansion.

The market for energy storage within the Stationary business is evolving at a rapid pace not just in Europe, but in North America and Asia as well. We see opportunities in the frequency regulation market, where our technology is particularly well suited, as well as within the small to mid-sized industrial market and the home storage sector.

Our objective remains to achieve EBITDA break-even by 2015, subject to successful implementation of the Turnaround Plan, including the timely launch of products and commercial success. As we enter this market in earnest in 2014, we are both aware of the significant execution risk within the Stationary business, but also encouraged by the extent and number of opportunities that we are engaged in.

The Board is firmly of the view that it is necessary, based on its current business plan, to secure additional financing to meet its working capital requirement and for this reason the Company has obtained a Letter of Support from Precept confirming its willingness to continue  to fully support the Company and that it will take such steps as are within its powers at least until 31 March 2015 to

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facilitate the provision of additional funding as reasonably requested by the Board of the Company showing need of such funding. Any additional funding shall be on terms and conditions similar to the Loan Agreement (particularly at the same conversion rate and the same maturity date) and acceptable to the parties.

The Company’s current cash flow does not support a commercial credit line and given the difficulties the company experienced in trying to raise capital in the public equity market last year, we are fortunate in benefiting from the continued support of our leading institutional investor.

Available   cash   and   undrawn   facilities   at   31   December   2013   were   CHF6.3million  (2012: CHF3.9 million).

Finally, we would like to express our thanks to all our employees, particularly those in Germany who had to experience short working time last year, and to our shareholders for their support during the year. We are excited by the challenges and opportunities ahead of us and look forward to continuing to build Leclanché’s future with them.

Jim Atack	Joseph Mangion
Chairman of the Board	Chief Executive Officer

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The following section has been prepared in accordance with the Swiss Code of Obligations and the Directive on Information Relating to Corporate Governance issued by the SIX Swiss Exchange Ltd.

Except when otherwise provided by law, the Articles of Association or Leclanché's Organizational Regulations, all areas of management are fully delegated by the Board of Directors to the Executive Committee.

1. Group Structure and Shareholders

Group structure
LECLANCHE S.A., Avenue des Sports 42, 1400 Yverdon-les-Bains (the "Company"), is listed under the Main Standard on the SIX Swiss Exchange under Swiss security number 11030311 (ISIN: CH0110303119). As at 31 December 2013, the market capitalisation of the Company was CHF 50'824'114.6.

The Company owns 100% of the share capital of the non-listed Leclanché GmbH, Willstätt, Germany (the Company together with Leclanché GmbH, the "Group"). Leclanché GmbH has a nominal share capital of EUR 270'600. There are no other companies belonging to the Group.

The operational structure of the Group corresponds to the segment reporting presented on Note 4 of the consolidated financial statements.

Significant shareholders

Pursuant to the information provided to the Company by its shareholders in accordance with article 20 of the Swiss Stock Exchange Act (SESTA), the following shareholders held more than 3% of the voting rights of LECLANCHE S.A. as of 31 December 2013:

	Voting Rights (Equity	Voting Rights conferred by
	Securities) (%)	Financial Instruments (%)
Group of shareholders consisting of, among others, Bruellan Corporate Governance Action Fund (direct holder of voting rights) and Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio (direct holder of voting rights)1	57.9	68.92
Talisman Infrastructure International Ltd (direct holder of voting rights conferred by financial instruments)3	−	10.64

1 Group of shareholders consisting of the following members: (a) Bruellan group: Bruellan Corporate Governance Action Fund, Walker House, 87 Mary Street, George Town, Grand Cayman, KYI 9005 Cayman Islands is an exempted limited company under the provisions of the Company Law (as amended) of the Cayman Islands (the investment manager of Bruellan Corporate Governance Action Fund is Bruellan SA); Bruellan SA, Rue Sigismond-Thalberg 2,1204 Geneva, Switzerland (Bruellan SA is controlled by Bruellan Holding SA); Bruellan Holding SA, Rue Centrale 50, 3963 Crans-Montana, Switzerland. Date of publication of most recent notification: July 17, 2013. (b) Precept group: Precept Fund Management SPC, an Exempted Segregated Portfolio Company under the laws of the Cayman Islands having its registered office at Ground Floor, Harbour Centre, 42 North Church Street, PO Box 1569, George Town, Grand Cayman KY1-1110, Cayman Islands, acting on behalf of Precept Fund Segregated Portfolio. Precept Fund Segregated Portfolio as a segregated portfolio of Precept Fund Management SPC under the laws of the Cayman Islands. Decisions for Precept Fund Segregated Portfolio are taken by Precept Fund Management SPC respectively the latter's Investment manager being Precept Investment Management Limited; Precept Investment Management Limited, an Exempted Company under the laws of the Cayman Islands having its registered office at Ground Floor, Harbour Centre, 42 North Church Street, PO Box 1569, George Town, Grand Cayman KY1-1110, Cayman Islands, is the investment manager of Precept Fund Segregated Portfolio. The voting shares in Precept Investment Management Limited are held by Stephen Barber, Queensland, Australia (50%), and Jeffrey Flood, Queensland, Australia (50%). These two individuals are the ultimate beneficial owners of these shares. There are a number of investors in Precept Fund Segregated Portfolio, none of which has a controlling influence. All investors hold participating redeemable non-voting shares. 100% of the management shares (voting, non-participating shares) in Precept Fund Management SPC are held by Venice Investments Group Corp., a corporation under the laws of the British Virgin Islands, having its registered office at Road Town, Tortola, British Virgin Islands. 100% of the shares in Venice Investments Group Corp. are held by RIDAS AKTIENGESELLSCHAFT, a corporation under the laws of the Fürstentum Liechtenstein, having its registered office at c/o INDUSTRIE- UND FINANZKONTOR ETABLISSEMENT, Herrengasse 21, 9490 Vaduz, Fürstentum Liechtenstein. 100% of the shares in RIDAS AKTIENGESELLSCHAFT are held by PMServices Aktiengesellschaft, a corporation under the laws of the Fürstentum Liechtenstein, having its registered office at c/o INDUSTRIE- UND FINANZKONTOR ETABLISSEMENT, Herrengasse 21, 9490 Vaduz, Fürstentum Liechtenstein. 100% of the shares in PMServices Aktiengesellschaft are held by the Foundation Prinz Michael, a foundation under the laws of the Fürstentum Liechtenstein, with registered office at c/o INDUSTRIE- UND FINANZKONTOR ETABLISSEMENT, Herrengasse 21, 9490 Vaduz, Fürstentum Liechtenstein. The members of the foundation board are Erich Strub, Vaduz, Gerhard Habsburg-Lothringen, Schaan, and Hans Rudolf Küpfer, Reinach. Type of understanding: Shareholders' agreement between Bruellan Corporate Governance Action Fund and Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio in order to coordinate their conduct with the restructuring of the Company.

2 Conversion rights.

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3 Talisman Infrastructure International Ltd, Malta, is owned by Joseph Mangion, Esher (UK) (50%) and Eric Wilkinson, London (UK) (50%). No separate shareholders' agreement exist between Joseph Mangion and Eric Wilkinson with respect to their shares in Talisman Infrastructure International Ltd.

4 Series A Warrants and Series B Warrants (see also below "2. Capital Structure ").

15 disclosure notifications according to article 20 SESTA were published by the Company in 2013. These notifications (including further details on the above mentioned notifications) can be accessed at: http://www.six-exchange-regulation.com/obligations/disclosure/major_shareholders_en.html

Cross-shareholdings
The Company has no cross-shareholdings in excess of 5% of the capital or the voting rights with any other company.

2. Capital Structure

Share capital

The issued share capital of the Company amounts to CHF 28'220'758.37, divided into 13'374'767 fully paid-in registered shares with a nominal value of CHF 2.11 each.

Conditional share capital
Pursuant to article 3 ter of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 1'617’924.79 through the issuance of a maximum of 766'789 fully paid-in registered shares with a nominal value of CHF 2.11 each, by exercising option rights granted to employees, members of the Executive Committee and members of the Board of Directors in  accordance  with  conditions  determined  by  the  Board  of  Directors.  The  Board  of  Directors determines the issue price. The subscription rights of the shareholders are excluded. The new registered shares are subject to the restrictions set forth in article 4 (transferability of shares) of the Articles of Association. As at 31 December 2013, no shares were issued on the basis of article 3 ter of the Articles of Association.

Pursuant to Article 3 quinquies of the Articles of Association, the Company's share capital can be increased  by  a  maximum  aggregate  amount  of  CHF  12'457'433.67, by  issuing  a  maximum  of 5'903'997 fully paid-in registered shares with a nominal value of CHF 2.11 each by the exercise of conversion rights granted to Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept") under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement. The conversion rights granted to Precept under the Convertible Loan Agreement are needed for the restructuring of the Company. The  pre-emptive  rights  of  the  shareholders  are  therefore  excluded  in  favour  of  Precept.  The conversion shall be made in accordance with the terms of the Convertible Loan Agreement. The conversion rights are exercisable until 30 June 2016, subject to extension (all in accordance with the Convertible Loan Agreement). The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association.

Authorized share capital
Pursuant to Article 3 quarter of the Articles of Association, the Board of Directors is authorized until 25 August 2015 to increase the share capital up to a maximum amount of CHF 14'075'360.57 through the issue of a maximum of 6'670'787 fully paid-in registered shares with a nominal value of CHF 2.11 each. Partial capital increases are possible. The issue price, the date for entitlement to dividends and the type of contributions are to be determined by the Board of Directors. Contributions from freely disposable equity capital of the Company (including the Company's capital contribution reserves) pursuant to article 652d of the Swiss Code of Obligations up to the entire issue price per registered share are possible. The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association. The Board of Directors can exclude the pre-emptive rights in favour of (i) Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"), a financial creditor of the Leclanché group under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") for subscription with Precept being entitled

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to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement, and (ii) Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

Changes in share capital

During the last three financial years, the following changes in the share capital of the Company have occurred:

–   At the extraordinary general meeting of 26 August 2013, the shareholders approved a reduction of the nominal share capital of the Company by CHF 16'271'119.05 through the reduction of the nominal value of all outstanding 5,630,145 registered shares of the Company from CHF 5 to CHF 2.11 per share. At the same meeting, the shareholders approved the increase of share capital by CHF 16'341'152.42 through the issuance of 7'744'622 fully paid-in registered shares with a nominal value of CHF 2.11 each. The capital increase was registered in the Commercial Register of the Canton of Vaud on 10 September 2013.

–   At the extraordinary general meeting of 26 August 2013, the shareholders approved the creation of conditional capital in the maximum aggregate amount of CHF 12'457'433.67 through the issuance of a maximum of 5'903'997 fully paid-in registered shares with a nominal value of CHF 2.11 each, reserved for the exercise of conversion rights under the under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement"), between the Company and Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept").

–   At the extraordinary general meeting of 26 August 2013, the shareholders approved the creation of authorized capital until 26 August 2015 in the maximum aggregate amount of CHF 14'075'360.57 through the issuance of a maximum of a maximum of 6'670'787 fully paid-in registered shares with a nominal value of CHF 2.11 each, reserved for the exercise of conversion rights under the Convertible Loan Agreement and as a basis for the issuance of option rights to Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership, for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

–   In connection with the capital increase of 3 February 2012 (see below), the Company issued 2'148'238 shareholder options (warrants) which were exercisable at any time between February 6, 2012 and 12:00 noon (CEST) on August 6, 2012, subject to their terms of the warrants and selling restrictions. At the end of the warrant exercise period, 492,114 warrants were exercised resulting in 246'057 new registered shares issued from conditional capital.

–  On 2 February 2012, the Board of Directors executed a capital increase by CHF 10'741'190 from CHF 16'179'250 to CHF 26'920'440 by issuing 2'148'238 fully paid-in registered shares with a nominal value of CHF 5 each. Of the 2'148,238 new shares, 750'000 new shares were created from an ordinary capital increase on the basis of the resolution of the extraordinary shareholders' meeting of 8 November 2011 and 1'398'238 new shares were created from existing authorized capital of the Company. The capital increase was registered in the Commercial Register of the Canton of Vaud on 3 February 2012.

–  At  the  extraordinary  general  shareholders'  meeting  of  8  November  2011,  the  shareholders approved the creation of a conditional capital in the maximum aggregate amount of CHF 6'471'700 through the issuance of a maximum of 1'294'340 fully paid-in registered shares with a nominal value of CHF 5 each, reserved for options rights granted to the shareholders of the Company in connection with a capital increase.

–   At the extraordinary general shareholders' meeting of 8 November 2011, the shareholders resolved to decrease the conditional capital reserved for options for employees, members of the Board of Directors and managers from CHF 1'694'000 to CHF 1'617'925 and to remove the conditional capital reserved for conversion rights or options rights granted in connection with bonds and similar debt instruments.

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–   At the annual general shareholders' meeting of 7 April 2011, the shareholders resolved to increase the authorized capital from CHF 4'995'750 to a maximum of CHF 8'089'625 under which the Board of Directors was authorized until 6 April 2013 to issue up to 1'617'925 fully paid-in registered shares with a nominal value of CHF 5 each.

–   At the annual general shareholders' meeting of 7 April 2011, the shareholders approved the creation of a conditional capital in the maximum aggregate amount of CHF 6'395'625 through the issuance of a maximum of 1'279'125 fully paid-in registered shares with a nominal value of CHF 5 each, reserved for conversion rights or options rights granted in connection with bonds and similar debt instruments issued by the Company or a subsidiary of the Company.

–   On 22 December 2010, the Board of Directors executed a capital increase by CHF 5'591'750 from CHF 10'587'500 to CHF 16'179'250 by issuing 1'118'350 fully paid-in registered shares with a nominal value of CHF 5 each. Of the 1'118'350 new shares, 1'058'750 new shares were created from an ordinary capital increase on the basis of the resolution of the extraordinary shareholders' meeting of 22 October 2010 and 59'600 new shares were created from existing authorized capital of the Company. The capital increase was registered in the Commercial Register of the Canton of Vaud on 23 December 2010.

Shares

All shares are registered shares with a nominal value of CHF 2.11 each. The Company has one share class only. Each share registered with the right to vote entitles the holder to one vote at the general meeting of shareholders. The shares rank pari passu in all respects with each other, including voting rights, entitlement to dividends, liquidation proceeds in case of liquidation of the Company and preferential subscription rights.

Participation and profit sharing certificates

The Company has not issued any non-voting equity securities such as participation certificates (bons de participations, Partizipationsscheine) or profit sharing certificates (bons de jouissance, Genussscheine).

Limitations on transferability and nominee registrations

Pursuant to article 4 of the Articles of Association, acquirers of registered shares (with ownership or usufruct rights) are recorded upon demand in the share register as shareholders with voting rights if they expressly declare to have acquired their shares in their own name and for their own account or if they indicate the name, surname, domicile, address and citizenship (registered office for legal entities) of the person in which name or for which account they hold the shares. The Board of Directors may, after hearing the person concerned, cancel the entry in the share register with retroactive effect, if such entry was based on untrue or misleading information given by the acquirer.

The Articles of Association do not provide for nominee registrations.

Stock Options, Convertible Loans and Warrants

The Company issued stock options allocated under the employee stock option plan for the employees and the members of the Board of Directors adopted by the Board of Directors on 26 February 2010. Each option granted under the employee stock option plan is granted, as a rule, free of charge and entitles the holder to acquire from the Company one share against payment in cash of the exercise price. For each grant of options, the Company and the plan participant enter into an option contract. The exercise price and the exercise period are set by the Board of Directors in the option contract. The exercise price is the average of the closing prices of the shares during the five trading days preceding the date of grant of the options plus a premium to be determined by the Board of Directors at its absolute discretion. The Board of Directors may determine a restriction period during which the options cannot be exercised. The options vest on the day after the date when the restriction period lapses. The granted options forfeit if, prior to the end of the restriction period, (i) the option holder terminates the employment contract other than for valid reasons, retirement at normal retirement age as may be agreed between the option holder and the Group, death or disability, or (ii) the Group terminates the employment contract for valid reason. Except under certain circumstances (e.g. tender offer or death), the options are not transferable. The shares will be made available through the conditional capital of the Company or open market buybacks of existing shares.

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As at 31 December 2013, 174’060 options were granted under the employee stock option plan, corresponding to 1.3% of the issued share capital as of 31 December 2013.

Outstanding options granted under the employee stock option plan as of 31 December 2013:

Date of grant	No. of options	Exercise price	Ratio	Restriction period	Exercise period
19.02.2010	12’030	CHF 38.40	1:1	2 years	19.02.2012 - 18.02.2014
19.02.2010	12’030	CHF 38.40	1:1	4 years	19.02.2014 - 18.02.2016
01.07.2012	150’000	CHF 16.00	1:1	2 years	01.07.2014 – 30.06.2016

On 8 July 2013, the Company entered into a senior secured convertible loan agreement for CHF 17 million maturing on 30 June 2016 (the "Precept Loan") from Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"). The Precept Loan carries an interest rate of 2 percent per annum which will be capitalized and added to the total loan amount due at maturity together with a fee of CHF 0.5 million. The Precept Loan is convertible into registered shares of the Company at Precept's option at any time during its term at an effective conversion price of CHF 1.50 per share. If the Precept Loan is not converted at its maturity date (30 June 2016) it may be extended at Precept’s option or otherwise repaid by the Company. Effective 10 September 2013, Precept converted CHF 4.7 million (including accumulated interest) of the Convertible Loan into 3'142'385 registered shares of the Company at a conversion price of CHF 1.50 per share. If Precept were to convert the remaining loan amount under the Precept Loan (together with accumulated interest and fees) it would receive 9'213'859 registered shares of the Company (corresponding to 68.9% of the registered share capital of Company as of 31 December 2013).

On 31 October 2013, the Company issued to Talisman Infrastructure International Ltd 832'827 Series A Warrants and 594'876 Series B Warrants as compensation for services rendered in connection with capital raising and in particular the retention of Precept as a new investor.

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The Series A Warrants are exercisable into fully paid up registered shares of the Company at an exercise price of CHF 1.50 per share. The Series A Warrants may be exercised at any time until 15 October 2023. The number of shares to be issued upon exercise of the Series A Warrants is dependent on the development of the share price. The formula for the number of shares (N) to be issued upon exercise of Series A Warrants (W) is: N = W x ((Average Closing Price – Exercise Price) / Average Closing Price) provided that the maximum number of shares to be issued as a result of the exercise of Series A Warrants shall not exceed 3.5% of the fully diluted share capital after taking into account the number of shares that would be issued if the Precept Loan were fully converted into shares of the Company. The Average Closing Price is the closing price averaged over the preceding 10 business days.

–
The Series B Warrants are exercisable into fully paid up registered shares of the Company at an exercise price of CHF 4.50 per share. The Series B Warrants may be exercised at any time until 15 October 2023. The number of shares to be issued upon exercise of the Series B Warrants is dependent on the development of the share price. The formula for the number of shares (N) to be issued upon exercise of Series B Warrants (W) is: N = W x ((Average Closing Price – Exercise Price) / Average Closing Price) provided that the maximum number of shares to be issued as a result of the exercise of Series A Warrants shall not exceed 2.5% of the fully diluted share capital after taking into account the number of shares that would be issued if the Precept Loan were fully converted into shares of the Company. The Average Closing Price is the closing price averaged over the preceding 10 business days.

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The Company is introducing a performance related Capped Stock Option Plan (“CSO Plan”) for senior executives that is linked to both company and individual performance. This will be effective from 1 January 2014 and is designed to direct the focus of the executives concerned on long-term share price appreciation, to promote the long-term financial success of the Group and generally to align the interests of executives with those of shareholders. A summary of the CSO Plan is set out below.

The plan will be administered by an administrative committee appointed by the Board. Under the CSO Plan an award for a certain number of options is made at the start of the financial year at an exercise price equal to 110% of the average Share Price for the sixty (60) business days preceding the award date, subject to it being (a) not less than the share price at the award date, and (b) not more than 115% of the Share Price at the award date.

The actual number of options that are granted to the executive will be determined at or shortly after the end of the year depending on the corporate and individual performance, according to a pre-defined matrix and can range from 0% to 150% of the original award. Options granted are exercisable within 7 years from the date of award and vest evenly over a 3 year period. 50% of each tranche that is vested is blocked for a further 12 months.

The option holder may exercise unblocked options within the exercise period by either paying the exercise price to the company to acquire the shares, or authorizing the company to sell sufficient shares to pay the exercise price of the CSOs.

In event of termination of employment for any reason other than death or disability, (a) any unvested CSOs shall lapse, (b) any blocked CSOs shall become unblocked CSOs and can be exercised during a period of 30 business days after the termination date, after which they lapse, and (c) any unblocked CSOs can be exercised prior to the termination date, after which they lapse.

The administrative committee has discretion to vary conditions as it deems appropriate.

3. Board of Directors

The Board of Directors is ultimately responsible for the supervision and control of the management of the Company, including the establishment of the general strategies, as well as other matters which, by law, are under its responsibility. All other areas of management are delegated to the Executive Committee.

The Board of Directors consists of a minimum of three and a maximum of seven members. Historically, each member of the Board of Directors has been elected by the general meeting of shareholders individually for a period of three years and has been eligible for re-election without limitation. As a result of recent changes in legislation proposals will be put to the next annual  general  meeting  to  discharge  and  to  re-elect  until  the  following  annual  general meeting, each and every member of the Board of Directors. In case of vacancy during a business year, the Board of Directors may temporarily replace one or more members until the next general meeting of shareholders. The Articles of Association do not provide for partial, rotating or staggered renewal of the Board of Directors.

Members of the Board of Directors

Name	Nationality	Position	Initially appointed
Jim Atack	British	Chairman, non-executive member	2013
Stefan A. Müller	Swiss	Non-executive member(1)	1998
Armin Weiland	German	Non-executive member(2)	2006
Antoine Spillmann	Swiss	Non-executive member	2011
Bryan Urban	American	Non-executive member	2013

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(1) Mr. Müller was ad interim Chief Financial Officer from November 1, 2010 to February 28, 2011. Mr. Müller also performed certain other operational tasks from September 2009 to October 2010. Mr. Müller served as Interim Chairman from August 1, 2013 until August 26, 2013.
(2) Mr. Weiland has performed certain operational management tasks from September 2009 to September 2010.

As a result of recent changes in legislation proposals will be put to the next annual general meeting to discharge and to re-elect until the following annual general meeting, each and every member of the Board of Directors.

Rolf Eckrodt, initially appointed to the Board of Directors as Chairman in 2010, resigned from the Board of Directors effective 31 July 2013.

Jim Atack, British, born 1950. Mr. Atack recently retired as director of strategic development for UK international oil services company, Petrofac Plc.   Prior to that, he was the managing director of a subsidiary, Petrofac Facilities Management (PGS Production Services prior to 2002), between 2001 and August 2006. Mr. Atack joined the Petrofac organisation as Operations and Change Manager where he oversaw several substantial oilfield takeovers. Currently, Mr. Atack serves as a non- executive director of Altor Risk Group in the UK. Mr. Atack's experience spans over thirty years of oil and gas field production and development projects, some seventeen with BP in the North Sea, Onshore UK, and Alaska. He holds degrees in Civil Engineering from Loughborough University of Technology (B.Sc Hons.) and a degree in Offshore Structures from Massachusetts Institute of Technology (M.Sc). Mr. Atack serves as a representative of Precept.

Stefan A. Müller, Swiss, born 1954. Since 1987, Mr. Müller has held several management roles as chief executive officer and as board member in industrial and financial corporations. He was CEO of Reuge SA, Dreieck Industrie Leasing Ltd / Fortis Lease Switzerland Ltd, Lausanne from September 2003 until July 2010, and Vice Chairman of the Board of Directors of Fortis Lease Switzerland Ltd and Fortis Lease Real Estate Switzerland Ltd, Lausanne. Since 2011 he is Board Member and CEO of g2e glass2energy sa, Yverdon-les-Bains. Mr. Müller is a member of the board of directors of LBG SA, Les Blanchisseries Générales, Chailly/Yverdon, Unigamma AG, Zürich, Asset Management, Chairman of Unigamma Immobilien AG and other smaller entities. From 2005 to March 2010 he was chairman of LECLANCHE SA. From August 1, 2013 until August 26, 2013 he served as Interim Chairman of LECLANCHE SA. Mr. Müller also performed certain other operational tasks from September 2009 to October 2010 and from November 2010 to February 2011 in LECLANCHE SA. He graduated with a Master of Arts/lic.oec. HSG from the University of St. Gallen (HSG).

Armin Weiland, German, born 1965. Mr. Weiland started his professional career at Deutsche Bank Group  and  spent  several  years  managing corporate finance activities  at  HVB  Group  and  M&A activities at HypoVereinsbank. He is a founding partner and managing partner of GermanCapital GmbH and CEO of GermanCapital Partners GbR, München. From January 2011 until May 2013, Mr. Weiland was a partner of Partners Group AG, Baar. He holds a degree in Business Administration from the European Business School (EBS), Oestrich-Winkel (Germany), and an MBA from James Madison University (USA).

Antoine Spillmann, Swiss, born 1963. Mr. Spillmann began his career in London in 1985 where he worked ten years for several investment banks including Paine Webber, UBS Philips & Drew, S.G. Warburg Securities, Lehman Brothers International and ABN AMRO Hoare Govett in the field of equity research and sales. In 1996, Mr. Spillmann became a founding partner of Bryan Garnier & Co in London and in Geneva. In 2001, Mr. Spillmann joined as principal partner Bruellan SA, Geneva. Antoinne Spillmann is a member of the board of directors of ArcelorMittal SA, and Bondpartners SA. From 2003 until 2007, Mr. Spillmann was a member of the board of the Swiss Association of Asset Managers. Mr. Spillmann holds a diploma in Corporate Finance and in Investment Management from the London Business School.

Bryan Urban, American, born 1964. Mr. Urban has over 20 years of energy development, finance and operational experience covering a broad array power generation and energy infrastructure assets in the Americas and Asia/Pacific. Mr. Urban is the Managing Partner at Silveron Capital Partners where he heads a boutique investment banking and advisory team specializing in financing and M&A transactions for  power  and  alternative energy companies. He  founded  Silveron  in  2006  and  is

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responsible for the firm’s strategic initiatives, client development and deal execution.  Mr. Urban is engaged in the alternative energy sector as a member of the Board of Directors of Blue Pillar, Inc. and Oakridge Energy Technologies both based in the US. He also actively serves on the Advisory Board for Taylor Biomass Energy in the US.  Between 1992 and 2006, Mr. Urban worked for Panda Energy International and between 1999 and 2006 he was the Senior Vice President-Finance/CFO. Early in his career he spent five years with Arthur Andersen where he was involved with both audit engagements and M&A transactions. Mr. Urban is a CPA and earned a Bachelor of Science from Indiana University. Mr. Urban serves as a representative of Precept.

In 2012, the Company paid to GermanCapital GmbH CHF 52’143 (for financial consulting services),. Mr. Armin Weiland is a founding partner of GermanCapital GmbH. GermanCapital GmbH is affiliated with entities controlling The Energy Holding AG.

In 2013, the Company rented out office space to a company affiliated with Mr. Müller, a member of the Company's Board of Directors, from January 1, 2013 until September 30, 2013. Total rent paid during this period amounted to CHF 69’705. In 2012 the total annual rental for this office space amounted to CHF 88’270

Mr. Spillmann is a principal partner of Bruellan SA, Geneva. In connection with the capital increase of the Company in 2012, Bruellan SA was entitled to receive from the Company a commission fee of CHF 0.343 million, which Bruellan has agreed to defer until the Company reaches positive EBITDA or such earlier date as the Board of Directors may decide upon. In addition in 2012, Bruellan Corporate Governance Action Fund, a fund managed by Bruellan SA, has received a fixed fee of EUR 0.5 million in connection with a EUR 5 million secured bridge loan made available to Leclanché GmbH on November 23, 2012. Bruellan has converted the balance of the secured bridge loan, including the accured interest and fees, approximately CHF 6.9 million, into equity at a conversion price of CHF 1.50 per share.

Mr. Eckrodt was a member of the supervisory board of CNC-Communications & Network Consulting AG, Munich (Germany) until 30 June, 2012 which in 2012 received fees from the Company in a total amount of CHF 75’970 for certain communication services provided by it to the Company.

Internal organisational structure
The Board of Directors constitutes itself and appoints the Chairman from amongst its members. The Chairman chairs the meetings of the Board of Directors and the general meeting of shareholders and supervises the execution of measures, which the Board of Directors has enacted.

The Board of Directors meets whenever required by business, at least however four times a year. The Board of Directors meets at the invitation of its Chairman. Each member of the Board of Directors may request the Chairman to convene a Board meeting by stating the reasons for such a request. A meeting of the Board of Directors requires the presence or participation of at least half of the members of the Board of Directors, or, if the Board of Directors consists of an uneven number, a majority of the members of the Board of Directors. The Board of Directors passes its resolutions with a majority of the votes cast, with the Chairman holding a casting vote in case of a tie. Resolutions may be passed in writing by circular resolution, unless a member of the Board of Directors requests oral deliberation. Board resolutions by means of written resolutions require the affirmative vote of a majority of all of the members of the Board of Directors. No quorum is required to record the implementation of a capital increase, to pass resolutions regarding the amendments of the Articles of Association entailed thereby and to adopt the report on the capital increase.

Regular meetings of the Board of Directors usually last between half a day to an entire day. In 2013, the Board of Directors held 13 meetings and 3 telephone conferences.

At its meeting of August 18, 2011, the Board of Directors established a Chairman's Committee and an Audit Committee to strengthen the corporate governance structure of the Company and the Group. At its meeting on August 26, 2013, the Board of Directors decided to rename these committees to better reflect their responsibilities to the Appointments and Remuneration Committee and the Audit and Risk Management Committee respectively.

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The Appointments and Remuneration Committee currently consists of Messrs. Atack (chairman), Müller and Urban. The task of the Appointments and Remuneration Committee is to assist the Board of Directors in (i) identifying individuals qualified to become members of the Board of Directors; (ii) proposing to the Board of Directors the appointment and removal of members of the Executive Committee; (iii) proposing to the Board of Directors compensation principles for the Group, the compensation for the Board of Directors and the Executive Committee and amendments to or introduction of new incentive plans, including share based plans; and (iv) addressing governance issues. In 2013, the Appointments and Remuneration Committee held 1 meeting.

The Audit and Risk Management Committee currently consists of Messrs. Urban (chairman) and Weiland. The task of the Audit and Risk Management Committee is to assist the Board of Directors in its oversight of the integrity of the Company's financial statements and financial reporting process, the Company's compliance with legal and regulatory requirements, the system of internal controls, the audit process and the performance, qualification and independence of the Company's independent auditors. The Audit and Risk Management Committee serves as an independent and objective monitor of the Group's financial reporting process and system of internal control, and facilitates ongoing communication between the external auditor, management and the Board of Directors with regard to the Group's financial situation. The Audit and Risk Management Committee shall propose to the full Board of Directors proposals for the general meeting regarding the appointment and removal of the Company’s auditors. In 2013, the Audit Committee held 1 meeting.

In addition, pursuant to the terms of the Precept Loan, the Company agreed to provide Precept with certain super majority rights, including board representation that consists of two representatives or constitutes at least one third of the board at all times, higher thresholds for board approval of certain corporate actions and first right of refusal to underwrite any equity issuance (subject to certain rights of shareholders).

Definition of areas of responsibility

The Board of Directors has delegated the operational management of the business of the Company and of the Group to the Executive Committee, unless the law, the Articles of Associations or the Organizational Regulations provide otherwise. The scope of tasks for which the Board of Directors has retained responsibility includes in particular the following duties and competencies:

-  Ultimate management and direction of the Company and issuance of the necessary directives;
- Determination of the organisation of the Company including resolutions relating to the opening of new branch offices, incorporation and sale of subsidiaries and the sale and acquisition of participations in other companies and decision on and approval of the basic financial, legal and organisational structure of the Group;
- Organization of the accounting, the internal control system (ICS), the financial control, the financial planning and assessment and supervision of risk assessment and risk management;
- Determination of the strategy and business policy of the Group;
- Approval of the business plan of the Group, prepared by the Executive Committee based on the strategic goals;
- Approval of the budget and financial planning documentation prepared by the Executive Committee prior to the year end; in particular cost budgets which include all material cost and forecasted revenues (e.g. salary, investments, sales etc.);
- Monitor financial stability of the Group (liquidity, safety and appropriate return);
- Approval of budget increases during the financial year;
- Decision on and approval of all corporate transactions (corporate actions), in particular material acquisitions, dispositions, investments and strategic and financing transactions;
- Appointment and  removal  the  members  of  the  Executive  Committee and  of  other  important managers, and grant of signatory powers;
- Ultimate supervision of the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives;
- Preparation  of  the  business  report  (including  the  financial  statements)  as  well  as  of  the shareholders meeting, and implementation of its resolutions;
- Determination of the compensation principles and the compensation framework of the Group;

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- Proposal of reorganization measures to the general meeting of shareholders if half the share capital is no longer covered by the Company's net assets; notification of the judge (filing for bankruptcy) in the case of over-indebtedness.

Further, the approval of the Board of Directors is required for specific transactions that do not fall under the ordinary business activities and/or which financially exceed defined thresholds.

The Executive Committee is responsible for all areas of management of the Company that are not specifically reserved to the Board of Directors. The Executive Committee has in particular the following duties and competencies:

- Management of the operations of the Company and the Group and implementation of the strategy and business policy of the Group decided by the Board of Directors;
- Execution of decisions and instructions of the Board of Directors;
- Management and supervision of all on-going business and transactions of the Company and the Group save for decisions which require prior approval by the Board of Directors;
- Preparation and supervision of compliance with the basic business policy, the operational goals, and the budget and the general compensation principles;
- Performance of risk supervision over the Group;
- Preparation and submission of the annual and semi-annual financial statements and of the annual report for approval by the Board of Directors of as well as the periodical reporting to the Board of Directors on the ongoing state of business of the Group;
- Preparation of the yearly budget for approval by the Board of Directors and proposals to the Board of Directors regarding budget increases during the financial year;
- Preparation and implementation of the general human resources policy, employee matters of general concern and the hiring and head count planning;
- Immediate information to the Board of Directors with respect to increased risks in the ongoing business and extraordinary events.

Information and control instruments vis-à-vis the Executive Committee

The Board of Directors supervises the Executive Committee and monitors its performance through appropriate reporting and control systems.

At each meeting of the Board of Directors, the Chief Executive Officer reports on the course of business and important business events. Other instruments that enable the Board of Directors to monitor and control the Executive Committee are:

- monthly written  reports  from  the  Executive Committee featuring key figures  with  comparison against the previous year and the budget, and information on order intake, order backlog and inventory and liquidity of the Group together with a brief report by the Chief Executive Officer and the Chief Financial Officer;
- annual strategic analysis of the operating segments together with a plan, amended each year by the Executive Committee, for the next few years;
- annual revision of the business risk matrix for the Group by the Executive Committee;
- special reports by the Executive Committee on important investments, acquisitions and cooperative agreements.

The Chairman is regularly (in between meetings of the Board of Directors) briefed by the Chief Executive Officer on the current course of business and is promptly informed about any extraordinary events.

The Company's internal control system (ICS) consists of seven groups of analysis which are checked and reviewed on a monthly, quarterly and yearly basis. The statutory auditor assesses and reports on the effectiveness of the internal control system (ICS) to the Board of Directors once a year.

These groups of analysis are:
- Finance with a focus on cash and cash equivalents, payment rights, equity and value added tax (VAT);
- Fixed assets with a focus on the registrations of the fixed assets, their correct depreciation and impairments if necessary;

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- Inventory with a control of the goods entries and deliveries as well as the correctness of the inventory;
-IT and its recovery plan;
- Payroll and related payment or accounting issues;
- Purchases with  a  focus  on  the  material resources planning (MRP) and  on  the  adequacy of merchandising entries and accuracy of invoices received;
-  Sales with a focus on billing system and account receivables survey.

The Company defines and evaluates the most important risks based on a risk map comprising the following categories:

- Strategy with a focus on the market, the competitors and the technology;
- Operations with a focus on the staff, IT and the supply chain;
- Finance and cash control;
 Production and the setup of the new production line, including suppliers, approvals, deliveries, ramp-up and product quality.

Under the oversight of the Chief Executive Officer, a risk matrix is prepared at least annually and evaluated in detail by the responsible heads. Based on the evaluation, a detailed catalogue of measures for the most important risks is prepared. The most important risks, along with possible measures to prevent and mitigate potential damage are presented to the Board of Directors for decision twice a year. In addition, the Board of Directors addresses most of the above mentioned risk categories at each meeting. On this basis, the Board of Directors is monitoring the risks of the Group.

The Company has no internal audit.

4. Executive Committee

The Executive Committee is responsible for all areas of management of the Company and the Group that are not specifically reserved to the Board of Directors. Members of the Executive Committee are appointed by the Board of the Directors. The Executive Committee is chaired by the Chief Executive Officer.

Members of the Executive Committee

Name	Nationality	Position	Initially appointed
Joseph Mangion	Maltese and British	Chief Executive Officer	2013
Eric Wilkinson	British	Deputy Chief Executive Officer	2013
Andrew Firmston- Williams	British	Chief Financial Officer	2013
Pierre Blanc	Swiss	Chief Technology Officer	2006
Fabrizio Marzolini	Swiss and Italian	Head of Portable and Systems Development	2013
Joachim Simonis	German	Head of Stationary Sales and Marketing	2013
Thierry Perronnet	French	General Manager of Distribution	2013

Dr. Ulrich Ehmes (former CEO) and Klaus Tönnesmann (former interim CFO) left the Company effective August 12, 2013.

Joseph Mangion, Maltese and British, born 1958, joined the Company in 2013 after having been an advisor with Talisman in connection the implementation of the Company's turnaround plan following Talisman's  appointment  by  the  Board  of  Directors  on  February  6,  2013.  Mr.  Mangion  is  an experienced senior executive with over 20 years of international, industrial, and operational experience

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at  both  the  CFO/CEO  level,  during  which  he  has  executed  in  excess  of  $10  billion  worth  of transactions (including, M&A, debt and equity issues, debt restructuring, etc.). In addition, he has a further five years of experience as a successful institutional investor specialising in the utility and renewable energy sectors, where he has invested more than $500 million and generated over $400 million of profit for investors. He co-founded Talisman Infrastructure Venture LLP with Mr. Wilkinson, where he serves as a designated member, to focus on turnarounds in the energy, utility and infrastructure sectors. Mr. Mangion is also a director of Talisman Infrastructure International Ltd.  He also serves as a director of Tovatna Associates Limited.  In addition, Mr. Mangion was a member of RenergyA Finance LLP between 2010 and 2011 and a director of RenergyA Holdings Limited between 2011 and 2012.  He also served between 2008 and 2009 as chairman of Solel Solar Systems Limited. He is a Chartered Accountant and holds an MBA from Cranfield School of Management.

Eric Wilkinson, British, born 1956, joined the Company in 2013 after having been an advisor with Talisman in connection the implementation of the Company's turnaround plan following Talisman's appointment by the Board of Directors on February 6, 2013. Mr. Wilkinson is an experienced senior executive having acted as chairman and in executive roles for various businesses and as an adviser to private equity funds and their portfolio companies. He was a partner of Bain & Co., a partner of Apax Partners and a partner and member of the operating committee of The Beacon Group, an investment bank that was purchased by JP Morgan Chase in 2000. Mr. Wilkinson is a partner of Talisman Management Ltd., a long standing turnaround firm and a co-founder of Talisman Infrastructure Ventures LLP. Mr. Wilkinson also serves as a director of Talisman Infrastructure International Ltd. In addition, he is the chairman of the board of Design Artisan Group, a small closely-held family company in the UK. Mr. Wilkinson also served as CEO and chairman of the board of Coemar SPA between 2007 and 2011, was a director of Golf Entertainment International Inc. between 2005 and 2009 and served as a director of Solel Solar Systems Limited between 2008 and 2009. He is an Economics graduate from University College, London and holds an MBA from Harvard School of Business Administration. He is a member of the Institute for Turnaround.

Andrew Firmston-Williams, British, born 1957, joined the Company in 2013.  Mr. Firmston-Williams qualified as a Chartered Accountant in London with one of the major international firms and for over a 33-year period has pursued a career in finance and general management with various small and mid- sized firms. He was one of the three founding directors of a technology-based infrastructure company in the health services market that was successfully floated on the Alternative Investment Market in London, and he also worked with private equity investors on various portfolio companies.

Pierre Blanc, Swiss, born 1970, joined the Company in 2000. He is Chief Technology Officer of Leclanché. Former positions include Development Manager of primary cells and Head of the R&D department at Leclanché (2004-2006). From 2000 to 2004, Mr. Blanc was Chemical Engineer at Leclanché where he was responsible for the development and manufacturing of battery cells of major brands such as Varta, Energizer, Panasonic and Enersys. He holds a B.A. Moderatorship Chemistry from Trinity College Dublin.

Fabrizio Marzolini, Swiss/Italian, born 1969, joined Leclanché in 1994. He is Head of Systems Development and is responsible for the Business Unit portable batteries and the development of stationary battery systems. Fabrizio Marzolini holds a degree in electricity engineering and an executive Master of Business Administration (MBA).

Joachim Simonis, German, born 1956, joined the company in 2013, Mr. Simonis has over 20 years experience in developing and managing sales and marketing organisations for technology based organisations. He has operated in the solar industry since 2004 and until recently he was responsible for the launch of the European operations of Talesun Solar, a Chinese based solar company and prior to that managed the European sales organisation of a German solar company, Phoenix Solar.

Thierry Perronnet, French, born 1964, joined the Company in 2013.  Mr Perronnet has a strong background in consumer goods and technological Business to Business (“B2B”) markets and has held various senior positions in sales and marketing in Europe and North America. Until recently, he was a B2B Marketing Director with Eastman Kodak for the EMEA region. Prior to that he successfully developed a Business to Customer (“B2C”) business in data storage and photographic products that was spun off from 3M, for whom he had previously worked in Europe and North America.

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Management contracts

In response to the Company's liquidity shortage, the Board of Directors mandated Talisman Infrastructure Ventures LLP ("Talisman") on 6 February 2013 to lead the turnaround process and to support management in structuring and implementing a turnaround plan. As Talisman's representatives have assumed senior management roles within the Company, the Company's engagement with Talisman ended with effect from 31 August 2013. During its engagement, Talisman was entitled to and received a retainer for its services of EUR 25’000 per month up until April 30, 2013 and EUR 50’000 per month from May 1, 2013 to August 31, 2013 at which time the engagement terminated.

The Board of Directors also engaged Talisman Infrastructure International Ltd., ("TIIL"), a company affiliated to Talisman through common ownership, to provide certain non-regulated services to assist the Company in its fund raising. TIIL actively supported the Company in its efforts to raise capital. TIIL was instrumental in introducing Precept to the Company and in assisting the Company to conclude the terms of the loan granted by Precept. As compensation for TIIL's services the Company paid a fee of €250,000 and issued to TIIL 832'827 Series A Warrants and 594'876 Series B Warrants (see above "2. Capital Structure – Stock Options, Convertible loans and warrants").

Talisman is incorporated in England & Wales with registered offices at 4 Snow Hill, London EC1A 2DJ, United Kingdom. TIIL is incorporated in Malta with registered offices at Suite 8A, Rosa Marina Building 216 Marina Seafront Pietà, Malta. Talisman was represented by Joe Mangion, Partner, and Eric Wilkinson, Partner, who are directors of TIIL and have assumed the management roles of Chief Executive Officer and Deputy Chief Executive Officer, respectively.

5. Compensation, Shareholdings and Loans

The Company operates a remuneration system designed to align the interests of the members of the Board of Directors and Executive Committee with those of the Group, shareholders and other stakeholders. The individual remuneration components take account of the Group’s sustainable short- and long-term business development. As the objective is also to attract and retain highly qualified executives and professionals, the remuneration system is focused on providing competitive remuneration  with  a  fixed  and  a  variable  component.  The  remuneration  system  is  periodically reviewed by the Board of Directors.

The members of the Board of Directors receive non-performance related compensation in the form of a Board of Directors fee, which is proposed on an annual basis by the Appointments and Remuneration Committee and  decided  upon  by  the  entire  Board  of  Directors. The  fee  amount depends on the exposure and responsibilities and the specific tasks performed by each individual member during the financial year and is paid in cash.

The compensation for the members of the Executive Committee is verified and proposed on an annual basis by the Appointments and Remuneration Committee. The total compensation, which comprises fixed and variable components, is decided upon by the entire Board of Directors. The members of the Executive Committee receive a base salary commensurate with the job profile and the employee's experience and skills and a performance related cash bonus. The base salary is assessed annually against responsibility and experience and is adjusted when needed. A target cash bonus is defined for each member of the Executive Committee at the beginning of the financial year and this forms the basis for the calculation of the cash bonus actually paid at or shortly after the end of the financial year. The amount of bonus actually paid is determined taking into account corporate and individual targets and may vary according to a matrix from 0% to 150% of the target amount. The target bonuses for 2014 vary from 23% to 50% of base salary. For 2013, discretionary bonus payments were made to the Chief Technical Officer and the Head of Portable Business and Systems Development amounting to 25% and 29% of their respective base salaries in recognition of their efforts throughout the year.

Members of the Executive Committee are entitled to awards under the Capped Stock Option Plan which comes into effect in 2014 as described in section 2 above.

The Board of Directors can issue options to its members, members of the Executive Committee as well as to other key employees. The options are granted under the employee stock option plan which has been adopted by the Board of Directors on 26 February 2010. Each option granted under the

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employee stock option plan is granted, as a rule, free of charge and entitles the holder to acquire from the Company one share against payment in cash of the exercise price. For each grant of options, the Company and the plan participant enter into an option contract. The exercise price and the exercise period are set by the Board of Directors in the option contract. The exercise price is the average of the closing prices of the shares during the five trading days preceding the date of grant of the options plus a premium to be determined by the Board of Directors at its absolute discretion. The Board of Directors may determine a restriction period during which the options cannot be exercised. The options vest on the day after the date when the restriction period lapses. The granted options forfeit if, prior to the end of the restriction period, (i) the option holder terminates the employment contract other than for valid reasons, retirement at normal retirement age as may be agreed between the option holder and the Group, death or disability, or (ii) the Group terminates the employment contract for valid reason. Except under certain circumstances (e.g. tender offer or death), the options are not transferable. No further options were granted under this plan during the financial year 2013 and it is not intended to issue new options under this plan in future.

Compensation, Shareholding and Loans
Audited details to the compensation, shareholdings and loans to acting and former members of the Board of Directors and Executive Committee are disclosed in Note 18 of the Consolidated Financial Statements.

Employment contracts and special agreements
The employment contracts with members of the Executive Committee do not contain any severance payments. There are no employment contracts with members of the Executive Committee with notice periods of more than six months.

6. Shareholders’ Participation

Right to vote ("one share, one vote")
Any shareholder who is registered as a shareholder with voting rights has the right to attend and to vote at the general meeting of shareholders. Each share of the Company entitles its holder to one vote.

Shareholder registration
Voting rights may only be exercised by a shareholder who is recorded in the share register. Shareholders are recorded upon demand in the share register as shareholders with voting rights if they expressly declare to have acquired their shares in their own name and for their own account or if they indicate the name, surname, domicile, address and citizenship (registered office for legal entities) of the person in which name or for which account they hold the shares.

No restrictions on voting rights
Subject to the registration of the shares in the share register, the Articles of Associations do not impose any restrictions on the voting rights of shareholders. Specifically, there is no limitation on the number of voting rights per shareholder.

Representation
Shareholders having the right to vote may be represented at the general meeting of shareholders by another person authorized by a written proxy, or by corporate bodies, an independent proxy or depositary representatives. Such representative need not be shareholders of the Company.

Quorum
The general meeting of shareholders constitutes a quorum regardless of the number of shares represented and the number shareholders present to the extent that the law does not provide otherwise.

Resolutions and elections
The general meeting of shareholders passes resolutions and carries out elections by absolute majority of the votes represented at the meeting, to the extent that the law or the Articles of Association do not provide otherwise. In a second round, the relative majority is applicable. The Articles of Association

21

state that a qualified majority of two-thirds of the shares represented is required to pass a resolution to modify or abrogate article 4 (transferability of shares), article 14 (decisions and elections) and to revoke more than one third of the members of the Board of Directors.

Convening
The general meeting of shareholders is convened by the Board of Directors or, if necessary, by the statutory auditor. The Board of Directors is further required to convene an extraordinary general meeting of shareholders if so requested in writing, indicating the items and the motions, by one or more shareholders holding in aggregate at least 10% of the Company's nominal share capital.

The general meeting of shareholders is called at least 20 days prior to the day of the general meeting by only one publication in the Swiss Official Gazette of Commerce and, although not required by the Articles of Association, by ordinary mail to the address of registered shareholders recorded in the share register.

Agenda
One or more shareholders holding shares with a nominal value of at least CHF 1 million in the aggregate have the right to request in writing that a specific proposal be put on the agenda and voted upon at the next general meeting of shareholders.

Closing date for registration in the share register
Only those shareholders with voting rights whose names were recorded in the Company's share register on the respective closing date may attend the general meeting and exercise voting rights. For organizational reasons, the Board of Directors has determined that no new registration will be made in the share register during a period of up to two weeks before a general meeting. There are no exceptions to this rule regarding the closing date.

7. Change of Control and Defence Measures

Duty to submit an offer
The Swiss Stock Exchange Act provides that anyone who, directly, indirectly or acting in concert with third parties, acquires equity securities exceeding 33 1/3% of the voting rights of a company - whether or not such rights are exercisable - is required to make an offer to acquire all listed equity securities of that company. A company may raise this threshold to 49% of the voting rights ("opting up") or may, under certain circumstances, waive the threshold ("opting out").

On April 10, 2013, the annual general meeting of shareholders of the Company resolved to include an "opting up" article in the Articles of Association of the Company that increases the threshold for a mandatory takeover offer under the Swiss Stock Exchange Act (SESTA) from the statutory threshold of 33⅓% to 49%. As a result, under this "opting up" article, an acquirer of the Shares is obliged to make a public tender offer pursuant to Article 32 SESTA only if, as a result of the acquisition of Shares, the threshold of 49% of the Company’s voting rights (whether exercisable or not) is exceeded.

Change of control clauses
There are no change of control clauses (e.g., golden parachutes) included in agreements or schemes benefitting members of the Board of Directors and/or of the Executive Committee except for in the employee stock option plan approved by the Board of Directors on 26 February 2010 which provides that in the event of a successful tender offer where the offeror acquires more than 50% of the shares, the option holders have the right to exercise their options during the additional tender offer period, irrespective of whether a possible restriction period (during which the options cannot be exercised) has lapsed or not.

8. Auditors

PricewaterhouseCoopers SA, Lausanne, has been appointed as statutory auditor since 2008. Mr Felix Roth, Swiss Certified Public Accountant, Partner, has been the lead auditor. As required by law, the lead auditor has to be changed every seven years.

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In 2013, the fees of PricewaterhouseCoopers SA for the audit of the consolidated and statutory financial statements of the Group Leclanché amounted to CHF 158’000 and for other services (incl. tax services) amounted to CHF 174’564.

The Board of Directors each year evaluates the performance of the auditor and decides whether the auditor should be proposed to the annual general meeting of shareholders for re-election. Criteria applied for the performance assessment of the auditor are the quality of the management letter, technical  and  operational  competence,  independent  and  objective  view,  sufficient  resources employed, focus on areas of significant risk to the Company, willingness to probe and challenge, ability to provide effective, practical recommendations and open and effective communication and coordination with management.

9. Information Policy

The Company is committed to a policy of open, transparent and continuous information. The Company publishes annual and semi-annual reports. Detailed information is provided at the annual general meeting of shareholders. Matters affecting the share price are published immediately in accordance with the ad hoc publicity rules of the SIX Swiss Exchange.

Annual and semi-annual reports, ad hoc announcements and other press releases, the current share price, as well as general information about the Company can be found at the Company's website «www.leclanche.ch».

Interested persons can subscribe to the free e-mail service to receive all ad hoc announcements and other press releases as well as financial reports via e-mail at « http://www.leclanche.eu/page/mailing- list5 ». Interested persons may also communicate with the Company directly through the following contact:

Joseph Mangion
Chief Executive Officer
E-mail: Joseph.Mangion@leclanche.com
Tel.: +41 24 424 65 10

23

Leclanché SA
Consolidated financial statements 2013

24

Consolidated income statements for the year ended December 31, 2013

Notes	31.12.2013	31.12.2012
	kCHF	kCHF
Sales of goods and services Other income	4.1	12'306.8 2'591.5	12'907.0 3'222.8
Total income		14'898.3	16'129.8
Raw materials and consumables used		-7'587.0	-10'283.7
Pers onnel cos ts	4.4	-9'443.8	-10'765.0
Other operating expenses	4.2	-7'517.7	-7'859.9
Earnings Before Interest, Tax, Depreciation and Amortization		-9'650.2	-12'778.8
Depreciation and am ortization expense	4.3	-2'444.5	-1'909.0
Operating Loss		-12'094.7	-14'687.8
Finance costs Finance income		-1'460.6 1.2	-235.2 7.5
Loss before tax for the year		-13'554.1	-14'915.4
Incom e tax	5	-	-
Loss for the year		-13'554.1	-14'915.4
Earnings per s hare (CHF)
- basic	6	-1.69	-2.82
- diluted	6	-1.69	-2.82

Consolidated statements of comprehensive loss for the year ended December 31, 2013

	31.12.2013	31.12.2012
	kCHF	kCHF
Loss for the year	-13'554.1	-14'915.4
Other comprehensive income/(loss)
Items that will not be reclassified to profit or loss Actuarial incom e on pos t em ploym ent benefit obligations	1'518.1	350.5
Items that may be subsequently reclassified to profit or loss Currency trans lation differences	634.4	-309.5
Other comprehensive income/(loss) for the year net of tax	2'152.5	41.0
Total comprehensive loss for the year	-11'401.6	-14'874.4

The accompanying notes form an integral part of the consolidated financial statements.

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Notes	31.12.2013	31.12.2012
	kCHF	kCHF
ASSETS Non-current assets
Property, plant and equipm ent	7		34'886.3	33'932.4
Intangible as s ets	8		4'785.1	4'397.1
Other financial as s ets			248.4	249.9
			39'919.8	38'579.4
Current assets
Inventories	11		4'568.1	4'710.6
Trade and other receivables	12		3'651.1	4'917.6
Cas h and cas h equivalents			3'060.4	3'936.2
			11'279.6	13'564.4
TOTAL ASSETS			51'199.4	52'143.8
EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent Share capital	13		28'220.8	28'150.7
Share prem ium	13		56'833.8	47'178.0
Accum ulated value for s hare-bas ed paym ent	10		1'677.3	983.8
Other res erves	13		8'632.2	8'632.2
Trans lation res erve			-1'645.8	-2'280.3
Equity component of convertible loan and warrants			5'216.3	-
Actuarial los s on pos t-em ploym ent benefit obligations	9		-12'658.4	-14'176.5
Accum ulated los s es			-47'053.2	-33'499.1
Total Equity			39'222.9	34'988.8
Non-current liabilities Provis ions	14		100.0	70.0
Defined benefit pens ion liability	9		3'840.2	5'268.3
Convertible Loan	15	A	4'136.3	-
			8'076.5	5'338.3
Current liabilities Provis ions	14		100.0	130.0
Borrowings Trade and other payables	15B 16		- 3'800.0	6'243.4 5'443.3
			3'900.0	11'816.7
Total Liabilities			11'976.5	17'155.0
TOTAL EQUITY AND LIABILITIES			51'199.4	52'143.8

The accompanying notes form an integral part of the consolidated financial statements

26

Consolidated statement of changes in equity for the year ended December 31, 2013

The accompanying notes form an integral part of the consolidated financial statements.

27

Consolidated statement of cash flows for the year ended December 31, 2013

	Notes	31.12.2013	31.12.2012
		kCHF	kCHF
Op e r a ti n g a c ti v i ti e s
Loss before tax		-13'554.1	-14'915.4
Non cash adjustm ents:			-
Depreciation of property, plant and equipm ent	7	1'649.6	1'122.3
Am ortization of intangible assets	8	793.2	786.7
Non-realized foreign exchange differences		479.7	-335.5
Recognized expense for stock option plan	10	693.6	427.0
Interest expense		1'460.6	234.7
Interest incom e		-1.2	-7.5
Movem ent in provisions	14	50.0	90.0
Em ployer's contribution to defined benefit plan	9	-362.9	-374.4
Pension cost	9	452.9	336.3
Working capital adjustm ents:			-
In/Decrease in trade and other receivables		1'266.5	-824.8
In/Decrease in inventories		142.5	-493.0
In/Decrease in trade and other payables		-1'643.3	506.1
N e t c a s h fl o w s u s e d i n o p e r a ti n g a c ti v i ti e s In v e s ti n g a c ti v i ti e s		- 8 '5 7 2 .8	- 1 3 '4 4 7 .5
Purchase of property, plant and equipm ent	7	-2'626.8	-17'494.9
Investm ent in other financial assets		-1.5	0.5
Capitalized developm ent expenses	8	-1'221.6	-565.4
Interest received		1.2	7.5
N e t c a s h u s e d i n i n v e s ti n g a c ti v i ti e s		- 3 '8 4 8 .7	- 1 8 '0 5 2 .3
Fi n a n c i n g a c ti v i ti e s Net proceeds from share capital increase	13	2'808.9	23'171.4
Net proceeds from warrants exercized Net proceeds from convertible loan Net proceeds from borrowings Interest paid	13 15A 15B	- 8'786.9 - -	3'612.8 - 6'038.5 -29.9
N e t c a s h fr o m / ( u s e d i n ) fi n a n c i n g a c ti v i ti e s		1 1 '5 9 5 .8	3 2 '7 9 2 .8
In c r e a s e / D e c r e a s e i n c a s h a n d c a s h e q u i v a l e n t		- 8 2 5 .7	1 '2 9 3 .0
Cash and cash equivalent at 1 January		3'936.2	2'617.2
Cash and cash equivalent at 31 Decem ber		3'060.4	3'936.2
Effect of exchange rate changes		50.1	-25.9
V a r i a ti o n		- 8 2 5 .7	1 '2 9 3 .1

The accompanying notes form an integral part of the consolidated financial statements.

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Notes to the consolidated financial statements 2013

CORPORATE INFORMATION

The consolidated financial statements of Leclanché SA (the “Company”, and together with its subsidiary Leclanché GmbH, the “Group”) for the year ended 31 December 2013 were authorised for issue in accordance with a resolution of the Board of Directors 4 March 2014. They are still subject to formal approval by the annual general meeting.

Leclanché SA is a stock corporation (société anonyme, Aktiengesellschaft) with registered office in verdon-les-Bains, Switzerland, whose shares are publicly traded. The principal activities of the Group are described in Note 3.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Basis of preparation

The consolidated financial statements of Leclanché SA are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and its predecessor organization, the International Accounting Standards Committee (IASC).

The policies set out below are consistently applied to all the years presented. These consolidated financial statements were prepared under the historical cost convention, except for items to be recorded at fair value.

The  preparation  of  the  consolidated  financial  statements  in  conformity  with  IFRS  requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 2 for areas involving a higher degree of judgment and significant estimates.

The annual closing date of the individual financial statements of all Group companies is December 31.

(B) New and amended accounting standards and IFRIC interpretations

(a) Standards and Interpretation effective in the current period

There are no IFRSs or IFRIC interpretations that are effective for the first time for the financial year beginning on or after 1 January 2013 that have a material impact on the group.

(b)  Standard and Interpretations in issue not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2013 and have not been applied in preparing these consolidated financial statements. None of these is expected to have a significant effect on the consolidated financial statements of the Group.

In addition, various other already issued standards will be amended or clarified as part of the annual improvements 2013, none of which is deemed to have a significant impact on the Group’s operations.

There is currently no intention to adopt these accounting before the effective date.

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(C) Group accounting

Subsidiaries are all entities over which the group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the group controls another entity. The group also assesses existence of control where it does not have more than 50% of the voting power but is able to govern the financial and operating policies by virtue of de-facto control. De-facto control may arise in circumstances where the size of the group’s voting rights relative to the size and dispersion of holdings of other shareholders give the group the power to govern the financial and operating policies, etc.

Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the equity interests issued by the group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The group recognises any non-controlling interest in the acquiree on an acquisition- by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognised amounts of acquiree’s identifiable net assets.

Acquisition-related costs are expensed as incurred.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

Any contingent consideration to be transferred by the group is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability is recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within equity.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair  value of the net assets of the subsidiary acquired, the difference is recognised in profit or loss.

Inter-company transactions, balances, income and expenses on transactions between group companies are eliminated. Profits and losses resulting from inter-company transactions that are recognised in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the group.

(D) Foreign currencies

Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Swiss Franc “CHF”, which is the group’s presentation currency.

The local currency is generally used as the reporting currency throughout the world. In the respective entity financial statements, monetary assets and liabilities denominated in foreign currencies are translated at the rate prevailing at the balance sheet date. Transactions are recorded using the approximate exchange rate at the time of the transaction. All resulting foreign exchange transaction gains and losses are recognized in the subsidiary’s income statement.

30

Income, expense and cash flows of the consolidated companies have been translated into Swiss francs using average exchange rates. The balance sheets are translated using the year-end exchange rates. Translation differences arising from movements in the exchange rates used to translate equity, long-term internal financing deemed as net investment in a foreign operation and net income are included in other comprehensive income.

(E) Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the xecutive Committee.

(F) Revenue recognition

Revenue includes the fair value from the sale of goods and services, net of value-added tax, rebates, discounts and sales commissions and after eliminating sales within the Group.

(a) Sale of goods

Sale of goods is recognized when delivery to the customer has occurred, the significant risks and rewards have been transferred to the buyer and collection of the related receivables is reasonably assured. Sale of goods may include delivery of batteries, rechargeable batteries, systems for electrical storage device and some accessories.

(b) Services rendered

Revenue for services rendered includes various types of services such as system integration, specific developments and customization or maintenance. For larger projects revenue is recognised according to the stage of completion (contract milestone agreed in the quotation), for smaller project once the project is completed.

(c) Interest income

Interest income is recognized using the effective interest method unless collectability is in doubt.

(G) Government grants

Government grants  are  recognised where  there  is  reasonable assurance that  the  grant  will  be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognised as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

(H) Taxes

The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, the tax is also recognised in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities. Deferred  income  tax  is  recognised, using  the  liability method,  on  temporary differences  arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects

31

neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and iabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

(I) Property, plant and equipment

All property, plant and equipment are shown at cost, less subsequent depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

All other repair and maintenance expenditures are charged to the income statement during the financial period in which they are incurred.

Depreciation of an asset begins when it is available for use, ie when it is in the location and condition necessary for it to be capable of operating in the manner intended by management and is calculated on a straight-line basis over the useful life, according to the following schedule:

Useful life in years
Production machinery	8 - 10
Machinery, equipment	5 – 8
Tools	3 – 5
Computers and information networks	3 – 5
Office furniture and equipment	5 – 8
Vehicles	5

Assets are depreciated on a straight-line method.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date. An asset’s carrying amount is impaired immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposal or retirement of tangible fixed assets are determined by comparing the proceeds received with the carrying amounts and are included in the consolidated income statements.

(J) Intangible assets

(a)  Research and development costs

Research costs are expensed as incurred. Development expenditure on an individual project is recognised as an intangible asset when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the asset and the ability to measure reliably the expenditure during development.

32

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when development is complete and the asset is available for use. It is amortised over the period of expected future benefit. During the period of development, the asset is tested for impairment annually.

(b)  Patents and licences

The patents have been acquired as part of a business combination. The useful live (12  years) assigned to the patents are based on the maturity of the patents and the value was assessed based on estimated economic benefit that such patents rights can provide.

(K) Financial assets

Financial assets are identified as either one of the following categories: at fair value through profit or loss, loans and receivables or derivative financial instruments. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial  assets  at  initial  recognition  and  re-evaluates  this  designation  at  every  reporting  date. Financial assets are recognised initially at fair value plus investment costs for trade and receivables. Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

(a) Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives are also categorised as held for trading unless they are designated as hedges. Assets in this category are classified as current assets if expected to be settled within 12 months; otherwise, they are classified as non-current.

Financial assets carried at fair value through profit or loss are initially recognised at fair value and transaction costs are expensed in the income statement. Financial assets at fair value through profit or loss are subsequently carried at fair value.

Gains or losses arising from changes in the fair value of financial assets at fair value through profit or loss, including interest and dividend income, are presented in the income statement within «Financial income/costs», in the period in which they arise.

(b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement loans and receivables are carried at amortised cost using the effective interest method, when maturity is over one year. Carrying amount is after consideration of an allowance for impairment. Gains and losses are recognised in profit or loss when the loans and receivables are derecognised or impaired.

(L) Loans and borrowings

Interest bearing loans and borrowings are initially recognised at fair value less directly attributable transaction costs. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method, if maturity exceeds 12 months. A financial liability is recognised when the obligation is discharged or cancelled or expires.

Compound financial instruments issued by the group comprise convertible loans that can be converted to share capital at the option of the holder, and the number of shares to be issued does not vary with changes in their fair value. The liability component of a compound financial instrument is recognised initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognised initially as the difference between the fair value of the compound financial

33

instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component is measured at amortised cost using the effective interest method whereas the equity component is not re-measured.

(M) Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the weighted average cost method. The cost of work in progress and manufactured finished goods comprises direct production costs and an appropriate proportion of production overheads and factory depreciation. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Furthermore, inventories which are no longer part of production and sales plans are directly written off from the gross value of inventories.

(N) Trade and other receivables

Trade accounts receivables are carried at invoiced amounts, less adjustments for doubtful receivables. A provision for impairment is made for doubtful receivables based on a review of all material outstanding amounts at the reporting date.

(O) Cash and cash equivalents

Cash and cash equivalents include cash in hand and highly liquid investments with original maturities of three month or less. This position is readily convertible to known amounts of cash. Bank overdrafts are shown within short-term financial debt in current liabilities on the balance sheet.

(P) Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognized for future operating losses.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognised as interest expense.

(Q) Employee benefits

(a) Pension obligations

The Group operates various pension schemes. The schemes are generally funded through payments to insurance companies or trustee-administered funds, determined by periodic actuarial calculations. The group has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the group pays fixed contributions into a separate entity. The group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. A defined benefit plan is a pension plan that is not a defined contribution plan.

Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement,  usually  dependent  on  one  or  more  factors  such  as  age,  years  of  service  and compensation.

34

The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets, together with adjustments for unrecognised past-service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise.

Past-service costs are recognised immediately in income.

For defined contribution plans, the group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

(b) Termination benefits

Termination benefits are payable when employment is terminated by the group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The group recognises termination benefits at the earlier of the following dates: (a) when the group can no longer withdraw the offer of those benefits; and (b) when the entity recognises costs for a restructuring that is within the scope of IAS 37 and involves the payment of termination benefits. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to their present value.

(c) Employee participation

The Group operates an equity-settled, share-based compensation plan, under which the entity receives services from employees as consideration for equity instruments (options) of the Group. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted:

o  including any market performance conditions;

o excluding the impact of any service and non-market performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period); and

o excluding the impact of any non-vesting conditions (for example, the requirement for employees to save).

Non-market vesting conditions are included in assumptions about the number of options that are expected to vest. The total expense is recognised over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the entity revises its estimates of the number of options that are expected to vest based on the non- marketing vesting conditions. It recognises the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity.

When the options are exercised, the company issues new shares. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

35

2. CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The Group’s principal accounting policies are set out in Note 1 of the Group’s consolidated financial statements and conform to International Financial Reporting Standards (IFRS). Significant judgments and estimates are used in the preparation of the consolidated financial statements which, to the extent that actual outcomes and results may differ from these assumptions and estimates, could affect the accounting in the areas described in this section.

Impairment of non-financial assets

The Group assesses whether there are any indicators of impairment for all non-financial assets at each reporting date. Non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. When value in use calculations are undertaken, management must estimate the expected cash flows from the asset and choose a suitable discount rate.

Government grants

Government grants are subject to certain conditions which the company believes are currently fulfilled but which may be subject to interpretation.

Development costs

Development costs are capitalised in accordance with the accounting policy of Note 1(J). Initial capitalisation is based on management’s judgment that the technological and economical feasibility is confirmed, usually when a product development project is conducted based on concrete specification of a third party. In determining the amount to be capitalised, management makes assumptions regarding the expected future cash flows, discount rate to be applied and expected period of benefits. In 2013 development costs have been capitalized for total kCHF 1’135 (2012: kCHF 563).

Valuation of Convertible Loans and Warrants

It is difficult to benchmark what a market rate of interest for a company in the position of Leclanche would be so management considered three alternate methodologies to value the debt and equity components and opted for the Black Scholes Model as the least subjective of these.  The equity component of the convertible loan has been assessed using the Black Scholes Model to value the underlying market value of the debt component, with the residual amount being then being attributed to equity under the provisions of IAS 32.  Warrants issued in connection with the fund raising of convertible loans have also been valued on the same basis to split the underlying value of debt and equity components as follows:

Convertible Loan & Warrants	Debt Component	Equity Component	Total
	kCHF	kCHF	kCHF
Convertible Loan (1st Drawdown - see Note 13)	-	4'700.0	4'700.0
Convertible Loan (2nd and 3rd Drawdowns - see note 15A)	4'403.0	4'697.0	9'100.0
Warrants	620.8	1'152.6	1'773.4

36

Deferred income tax asset

Deferred income tax assets are recognised for all unused tax losses only to the extent that it is probable that taxable profits will be available against which the losses can be utilised. Judgement is required from management to determine the amount of tax asset that can be recognised, based on forecasts and tax planning strategies. Given the uncertainty in the realization of future taxable profits, no tax asset has been recognized as of 31 December 2013. Had the Group estimated that all available ax losses could be used, the effect would have been an additional income of kCHF kCHF 26’627.4 as of 31 December 2013 (2012: kCHF 17’628.9).

A deferred income tax asset is recorded on the available tax losses carried forward of Leclanché mbH, capped to the limit of existing deferred tax liabilities (refer to Note 5).

Pension benefits

The present value of the pension obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost (income) for pensions include the discount rate. Any changes in these assumptions will impact the carrying amount of pension obligations. The independent actuary of the Group uses statistical based assumptions covering future withdrawals of participants from the plan and estimates on life expectancy. The actuarial assumptions used may differ materially from actual results due to changes in market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences could impact significantly the amount of pension income or expenses recognised in future periods.

The Group determines the appropriate discount rate at the end of each year. This is the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. In determining the appropriate discount rate, the Group considers the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

Other key assumptions for pension obligations are based in part on current market conditions.

3. SEGMENT INFORMATION

From a product perspective, management assesses the performance of the operating segments based  on  a  measure  of  adjusted  earnings  before  interest,  tax,  depreciation  and  amortization (EBITDA). This measure excludes the effects of depreciation, amortization non-operating expenses, such as restructuring costs and non-operating income. The impact on personnel costs related to IAS 9 / IFRIC 14 and finance income and charges are not included in the result for each operating segment. Since 1 January 2012, depreciation of patents & licences has been directly allocated to the segment “Stationary”.

Since 1 January 2012, the operating business is organized in 3 segments:

o	‘Portable’ (previously ‘Industrial’) conceives, develops and carries out turn-key solutions for storage of portable electrical power calling upon innovative technologies for specific applications.

o	‘Distribution’ commercializes batteries as well as accessories such as flashlights and small chargers.

o	‘Stationary’ (previously ‘Lithium ion’) produces large format lithium ion cells and systems for high end applications. This segment includes: automotive, stationary and off-road.

All costs that can not be managed directly by the three business units are grouped as Central Costs, and are kept under regular review by the Executive Committee.

In 2013, the Group realized 31.5% (2012: 30.0%) of its revenue with one customer. The revenue with this customer was realized in the Portable segment.

For geographical information, sales are allocated based on where the client is located.

37

3. SEGMENT INFORMATION (continued)

4. REVENUES AND EXPENSES

4.1 OTHER INCOME

	2013	2012
	kCHF	kCHF
Government grants Other income	2'378.8 212.7	2'959.1 263.7
	2'591.5	3'222.8

Government grants were received from the EU and the German “Bundesministerium für Forschung”.

38

4.2 OTHER OPERATING EXPENSES

	2013	2012
	kCHF	kCHF
Consulting costs	2'368.8	2'002.8
Rental costs	1'661.5	1'489.8
Losses on receivables	88.0	27.3
Travel costs	657.4	779.2
Manufacturing costs	125.6	271.9
Sales & marketing costs	151.7	277.3
Transport and packaging	634.1	866.5
Exchange losses / (gains)	-105.1	-119.8
Building facilities	1'030.3	1'041.7
Administration costs	585.1	949.4
Sundry duties and capital taxes	138.3	34.2
Insurances	136.4	82.7
Miscellaneous	45.6	156.8
	7'517.7	7'859.9

4.3 DEPRECIATION AND AMORTIZATION EXPENSE

	2013	2012
	kCHF	kCHF
Property, plant and equipment Intangible assets	1'649.7 794.8	1'122.3 786.7
	2'444.5	1'909.0

For details refer to Notes 7 and 8.

4.4 PERSONNEL COSTS
	2013	2012
	kCHF	kCHF
Salaries Social charges	7'373.2 924.1	8'835.6 1'166.1
Recognized expense for stock option plan	693.6	427.0
Pension cost (defined benefit plan)	452.9	336.3
	9'443.8	10'765.0

For details on Pension cost refer to Note 9; for recognized expense for stock option plan refer to ote 10.

4.5 RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenditure recognized as an expense during 2013 amount to kCHF 3’559.4 (2012: kCHF 3’628.4).

39

5. INCOME TAX EXPENSE

Reconciliation between tax expense and the product of accounting profit multiplied by domestic tax rate for the period for the years ended 31 December 2013 and 2012 is as follows:

	2013	2012
	kCHF	kCHF
Accounting profit /(loss) before income tax	-13'554.1	-14'915.4
Taxes at the weighted average income tax rate* of 25.45% (2012: 27.36%). Effect of unrecorded tax losses Effect of change in non deductible expenses	-3'450.1 3'450.1 -	-4'081.5 4'081.5 -
Total	-	-
*These percentages are based on rates prevailing in the different juridictions

Deferred tax assets and liabilities tax at 31 December relate to the following:

Consolidated balance sheet
	2013	2012
	kCHF	kCHF
Deferred tax liability	514.9	877.3
Intangible assets	3'794.5	1'561.8
Property, plant and equipment	4'309.4	2'439.1

Deferred tax assets	4'309.4	2'439.1
Unused tax losses carried forward	4'309.4	2'439.1

The Group has tax losses which arose in Switzerland that are available until 2020 and in Germany which are not subject to expiry for offset against future taxable profits of the company in which the losses arose.

Maturity	Tax loss
kCHF
2014	617.9
2015	-
2016	330.9
2017	8'195.0
2018	7'450.7
2019	6'024.7
2020	23'445.2
Losses not subject to expiry	49'309.4
Total	95'373.8

40

6. EARNINGS PER SHARE

(a)        Basic

Basic earnings per share amounts are calculated by dividing net result for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares in issue during the year.

The following reflects the income and share data used in the earnings per share computations:
	2013	2012
	kCHF	kCHF
Net loss attributable to ordinary equity holders of the parent	-13'554.1	-14'915.4
	2013	2012
Weighted average number of ordinary shares in issue	8'027'795	5'287'695
	2013	2012
Earnings per share	CHF	CHF
- basic - diluted	-1.69 -1.69	-2.82 -2.82

(b) Diluted earnings per share

The diluted earnings per share is calculated adjusting the weighted average number of ordinary shares in issue to assume conversion of all dilutive potential ordinary shares. The existing potential ordinary shares relate to the stock option plan, to the warrant and to the convertible loan do not affect the diluted loss per share since they would be anti-dilutive and non-significant. A potential dilutive impact might result from the conversion of the stock options and the Series B of the Talisman Warrants or the Convertible Loan. Refer to Note 10 and Note 15A for further information.

41

7. PROPERTY, PLANT AND EQUIPMENT

* The cancellation of fully depreciated assets relates to items retired and no longer in use prior to 2012 but only identified in 2013. This error was corrected in the 2013 financial statements as an opening adjustment as at 1.1.2012 and had no impact on the consolidated income statement, balance sheet or total equity during 2013 or 2012.

As at 31.12.2013, the fire insurance value of fixed assets amounts to kCHF 13’875.5 (2012: kCHF 13’875.5)

Certain equipment within the mass production line in Germany formed part of a grant funded research programme, which has now ended but for which formal sign-off by the relevant funding authority has not yet taken place. The formal eligibility of the funding received will therefore only be confirmed once this sign–off has taken place.

42

Development costs: the Group has recognised 5 development projects to be capitalised as follows:

Project B: recognised at December 31, 2007: kCHF 250.0
Availability for use: April of 2009, useful life: 5 years

Project C: recognised at December 31, 2007: kCHF 1’927.9
Availability for use: during 2011, useful life: 6 years

Project D: recognised at 31 December 2013: kCHF 1’549.7
Availability for use: during 2014*, useful life: 5 years

*After a long development process, the Home Storage product is scheduled for launch at the end of
Q1 2014 whereupon amortization will commence.

Project E: recognised at 31 December 2013: kCHF 245.2
Availability for use: during 2014, useful life: 5 years

Project F: recognised at 31 December 2013: kCHF 193.5
Availability for use: during 2015, useful life: 5 years

43

9. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS

The Group has one defined benefit pension plan, covering all of its Swiss employees, which require contributions to be made to separately administrated funds. The following tables summarise the components of net benefit expense recognised in the income statement and amounts recognised in the balance sheet:

Net benefit expense (recognised in personnel costs):

	2013	2012
	kCHF	kCHF
Service cost	352.8	572.4
Net interest cost	100.1	-236.2
Net benefit expense/(income)	**453.0**	**336.3**

	2013	2012
	kCHF	kCHF
Actuarial (gain) / loss		
Arising from changes in assumptions	-999.6	-2'273.5
Other actuarial gains / (losses)	573.6	1'149.3
Gains /(losses) on plan assets	1'944.2	1'474.7
Total defined benefit cost recognized in OCI	**1'518.1**	**350.5**
Total defined benefit cost	**1'971.1**	**686.8**

Liability in consolidated balance sheet

	2013	2012
	kCHF	kCHF
Present value of obligations	-39'984.2	-41'259.7
Fair value of plan assets	36'143.9	35'991.4
Liability in the balance sheet	**-3'840.2**	**-5'268.3**

Changes in the present value of the defined benefit obligation are as follows:

	2013	2012
	kCHF	kCHF
Defined benefit obligation at 1 January	41'259.7	41'369.8
Interest cost	783.9	980.9
Current service cost	695.7	572.4
Employees' contributions	342.9	354.4
Benefits paid	-3'181.2	-3'142.1
Actuarial (gains)/losses on obligation	83.2	1'124.2
Defined benefit obligation at 31 December	**39'984.2**	**41'259.7**

	2013	2012
	kCHF	kCHF
Fair value of plan assets at 1 January	35'991.4	35'712.9
Interest Income	683.8	1'217.1
Contributions by employer	362.9	374.4
Contributions by employees	342.9	354.4
Benefits paid	-3'181.2	-3'142.1
Actuarial gains/(losses)	1'944.2	1'474.7
Fair value of plan assets at 31 December	**36'143.9**	**35'991.4**

The Group expects to contribute kCHF 409 to its defined benefit pension plan in 2014.

44

The major categories of plan assets as a percentage of the fair value of total plan assets are as follows:

	2013	2012
	%	%
Cash	4%	4%
CHF bonds	35%	36%
FX Bonds	4%	6%
Equity	40%	39%
Property	9%	9%
Other	8%	7%

The overall expected rate of return on assets is determined based on the market prices prevailing on that date, applicable to the period over which the obligation is to be settled.

The principal assumptions used in determining pension benefit obligations for the Group's plan are shown below:
	2013	2012
	%	%
Discount rate	2.10%	1.90%
Future salary increases	1.50%	1.50%
Future pensions increases	0.50%	0.50%

The mortality assumptions have been changed in 2011 from EVK 2005 to LPP 2010 generational. The life expectancy at retirement age is 18.93 years for the male and 22.29 years for the female.

Amounts for the current and previous periods are as follows:

	2013	2012	2011	2010	2009
	kCHF	kCHF	kCHF	kCHF	kCHF
Defined benefit obligation	-39'984.2	-41'259.7	-41'369.7	-39'619.1	-38'256.4
Plan assets	36'143.9	35'991.4	35'712.8	39'376.8	40'645.6
(Deficit)/Surplus	-3'840.2	-5'268.3	-5'656.9	-242.3	2'389.2
Experience adjustments on plan liabilities	-573.6	-1'149.3	-552.0	-366.4	-70.0
Experience adjustments on plan assets	1'944.2	1'474.7	-2'702.9	-402.1	3'461.8

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions is :

Change in variable	0.5%	-0.5%
Discount rate, impact on defined benefit obligation	-2.6%	1.5%

The above sensitivity analysis is based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the pension liability recognised within the statement of financial position.

The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to the previous period.

45

year	2014	2015	2016	2017	2018	2019-2023

kCHF	2'439.8	2'289.3	2'314.2	2'242.2	2'178.7	10'776.3

10. SHARE BASED PAYMENTS

(a) Stock Option plan

On February 26, 2010, the Board of Directors approved a stock option plan for the members of the Board of Directors and selected employees of Leclanché. Each option granted under the employee stock option plan is granted, as a rule, free of charge and entitles the holder to acquire from the Company one share against payment in cash of the exercise price. For each grant of options, the Company and the plan participant enter into an option contract. The exercise price and the exercise period are set by the Board of Directors in the option contract. The exercise price is the average of the closing prices of the shares during the five trading days preceding the date of grant of the options plus a premium to be determined by the Board of Directors at its absolute discretion. The Board of Directors may determine a restriction period during which the options cannot be exercised. The options vest on the day after the date when the restriction period lapses. The granted options forfeit if, prior to the end of the restriction period, (i) the option holder terminates the employment contract other than for valid reasons, retirement at normal retirement age as may be agreed between the option holder and the Group, death or disability, or (ii) the Group terminates the employment contract for valid reason. Except under certain circumstances (e.g. tender offer or death), the options are not transferable. The shares will be made available through the conditional capital of the Company or open market buybacks of existing shares.

Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

46

Share options outstanding at the end of the year have the following expiry date and exercise prices:

The fair value of the grants under the stock option plan was estimated using the Black Scholes valuation model with the following assumptions and issues:

The total expense recognised in the income statement for share options granted to directors and employees amounts to kCHF 693.6 on 31 December 2013 (kCHF 427.0 on 2012).

(a) Warrants

On 31 October 2013, the Company issued to Talisman Infrastructure International Ltd 832'827 Series A Warrants and 594'876 Series B Warrants as compensation for non-regulated services rendered to

47

the company in connection with capital raising and in particular, the retention of Precept as new investor..

–
The Series A Warrants are exercisable into fully paid up registered shares of the Company at an exercise price of CHF 1.50 per share. The Series A Warrants may be exercised at any time until 15 October 2023. The number of shares to be issued upon exercise of the Series A Warrants is dependent on the development of the share price. The formula for the number of shares (N) to be issued upon exercise of Series A Warrants (W) is: N = W x ((Average Closing Price – Exercise Price) / Average Closing Price) provided that the maximum number of shares to be issued as a result of the exercise of Series A Warrants shall not exceed 3.5% of the fully diluted share capital after taking into account the number of shares that would be issued if the Precept Loan were fully converted into shares of the Company. The Average Closing Price is the closing price averaged over the preceding 10 business days.

–
The Series B Warrants are exercisable into fully paid up registered shares of the Company at an exercise price of CHF 4.50 per share. The Series B Warrants may be exercised at any time until 15 October 2023. The number of shares to be issued upon exercise of the Series B Warrants is dependent on the development of the share price. The formula for the number of shares (N) to be issued upon exercise of Series B Warrants (W) is: N = W x ((Average Closing Price – Exercise Price) / Average Closing Price) provided that the maximum number of shares to be issued as a result of the exercise of Series A Warrants shall not exceed 2.5% of the fully diluted share capital after taking into account the number of shares that would be issued if the Precept Loan were fully converted into shares of the Company. The Average Closing Price is the closing price averaged over the preceding 10 business days.

These Warrants, issued in connection with capital raising (and in particular the retention of Precept as a new investor) have been valued at fair value at grant date using the Black Scholes Model and incorporating the same underlying assumptions as for the valuation of the Precept convertible loan, as they are considered to be directly attributable transaction costs of the convertible loan provided by Precept (and of any shares issued resulting from conversion of the loan)

11. INVENTORIES	2013	2012
	kCHF	kCHF
Raw material Work in progress (at cost)	3'209.6 538.2	3'674.4 447.8
Finished goods	820.3	588.5
Total inventories	4'568.1	4'710.6

The amount of write-down of inventories recognised as an expense is kCHF 404.2 (2012: kCHF 301.5) which is recognised in Raw materials and consumables used.

12. TRADE AND OTHER RECEIVABLES (CURRENT)	2013	2012
	kCHF	kCHF
Trade receivables, net of allowance for doubtful debts Advances to suppliers	2'226.1 726.4	3'170.5 1'493.5
Other receivables	698.5	253.6
Total	3'651.0	4'917.6

Trade receivables are non-interest bearing and are generally on 30-90 days' terms.

48

As at 31 December 2013, trade receivables at nominal value of kCHF 104.4 (2012: kCHF 66.2) were impaired and fully provided for. Movements in the provision for impairment of receivables were as follows:

	2013	2012
	kCHF	kCHF
At 1 January	66.2	75.3
Increase of provision Use of provision	48.1 -9.9	27.3 -36.5 -
At 31 December	104.4	66.2

As at 31 December, the analysis of trade and other receivables that were past due but not impaired is as follows:

		Neither past	Past due but not impaired
	Total	due nor impaired	< 30 days	30-60 days	60-90 days	> 90 days
	k CHF	kCHF	kCHF	kCHF	kCHF	kCHF
2013	3'029.0	2'350.6	355.4	109.7	-54.1	162.9
2012	3'490.3	2'859.5	120.4	46.8	22.7	374.7

There is no significant default in the trade and other receivables past due but not impaired.

13. SHARE CAPITAL AND RESERVES

13.1 Share capital

Changes in share capital

During the last two financial years, the following changes in the share capital of the Company have occurred:

–   At the extraordinary general meeting of 26 August 2013, the shareholders approved a reduction of the nominal share capital of the Company by CHF 16'271'119.05 through the reduction of the nominal value of all outstanding 5,630,145 registered shares of the Company from CHF 5 to CHF 2.11 per share. At the same meeting, the shareholders approved the increase of share capital by CHF 16'341'152.42 through the issuance of 7'744'622 fully paid-in registered shares with a nominal value of CHF 2.11 each. The capital increase was registered in the Commercial Register of the Canton of Vaud on 10 September 2013.

–   At the extraordinary general meeting of 26 August 2013, the shareholders approved the creation of conditional capital in the maximum aggregate amount of CHF 12'457'433.67 through the issuance of a maximum of 5'903'997 fully paid-in registered shares with a nominal value of CHF 2.11 each, reserved for the exercise of conversion rights under the under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement"), between the Company and Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept").

–   At the extraordinary general meeting of 26 August 2013, the shareholders approved the creation of authorized capital until 26 August 2015 in the maximum aggregate amount of CHF 14'075'360.57 through the issuance of a maximum of a maximum of 6'670'787 fully paid-in registered shares with a nominal value of CHF 2.11 each, reserved for the exercise of conversion rights under the Convertible Loan Agreement and as a basis for the issuance of option rights to Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership, for non-regulated services rendered to the Company in connection

49

with  the  capital raising  or  other  advisers  or  agents  of  the  Company in  connection with  the restructuring.

2013
kCHF

Proceeds from issue of 3'142'385 shares to Precept (see Note 15A)	4'700.0
Less related transaction costs, deducted from Share Premium	-1'891.1
Net Proceeds	2'808.9

As compensation for services rendered in connection with the capital raising of the Company and in particular the retention of Precept as a new investor the company also issued Warrants to Talisman Infrastructure International Ltd. Please refer to Note 15A.

Number of Shares	31.12.2013	31.12.2012
Ordinary shares, nominal value CHF 5 Ordinary shares, nominal value CHF 2.11	13'374'767	5'630'145
	13'374'767	5'630'145

Number of Shares	31.12.2013	31.12.2012
At January 1st Shares issued following capital increase of 03.02.2012 Shares issued following exercise of warrants in 2012 Shares issued following loan conversion in 2013	5'630'145 7'744'622	3'235'850 2'148'238 246'057
At December 31st	13'374'767	5'630'145

Significant shareholders

	%	31.12.2013	31.12.2012
Bruellan Corporate Gov Fd	34.4%	Unit 4'602'237	Unit -
Precept Fund Management SPC	23.5%	3'142'385	-
The Energy Holding AG	1.0%	139'437	354'639
Sum of all other shareholders below 1%	41.1%	5'490'708	5'275'506
Total shares issued	100.0%	13'374'767	5'630'145

Conditional share capital
Pursuant to article 3 ter of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 1'617’924.79 through the issuance of a maximum of 766'789 fully paid-in registered shares with a nominal value of CHF 2.11 each, by exercising option rights granted to employees, members of the Executive Committee and members of the Board of Directors in  accordance  with  conditions  determined  by  the  Board  of  Directors.  The  Board  of  Directors determines the issue price. The subscription rights of the shareholders are excluded. The new registered shares are subject to the restrictions set forth in article 4 (transferability of shares) of the Articles of Association. As at 31 December 2013, no shares were issued on the basis of article 3 ter of the Articles of Association.

Pursuant to Article 3 quinquies of the Articles of Association, the Company's share capital can be increased  by  a  maximum  aggregate  amount  of  CHF  12'457'433.67, by  issuing  a  maximum  of 5'903'997 fully paid-in registered shares with a nominal value of CHF 2.11 each by the exercise of conversion rights granted to Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept") under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement. The conversion rights granted

50

to Precept under the Convertible Loan Agreement are needed for the restructuring of the Company. The  pre-emptive  rights  of  the  shareholders  are  therefore  excluded  in  favour  of  Precept.  The conversion shall be made in accordance with the terms of the Convertible Loan Agreement. The conversion rights are exercisable until 30 June 2016, subject to extension (all in accordance with the Convertible Loan Agreement). The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association.

Authorized share capital
Pursuant to Article 3 quarter of the Articles of Association, the Board of Directors is authorized until 25 ugust 2015 to increase the share capital up to a maximum amount of CHF 14'075'360.57 through the issue of a maximum of 6'670'787 fully paid-in registered shares with a nominal value of CHF 2.11 each. Partial capital increases are possible. The issue price, the date for entitlement to dividends and the type of contributions are to be determined by the Board of Directors. Contributions from freely disposable equity capital of the Company (including the Company's capital contribution reserves) pursuant to article 652d of the Swiss Code of Obligations up to the entire issue price per registered share are possible. The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association. The Board of Directors can exclude the pre-emptive rights in favour of (i) Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"), a financial creditor of the Leclanché group under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") for subscription with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement, and (ii) Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

13.2 Other reserves

Other reserves include the following:

	2013	2012 re stated	2012
	kCHF	kCHF	kCHF
Distributable Non-Distributable	8'632.2	8'632.2	13'450.6 3'350.0
31 December	8'632.2	8'632.2	16'800.6

In the comparative balance sheet at 31 December 2012, an amount of CHF 8’168’422 has been reclassified from  other  reserves  into  accumulated losses  as  it  originally relates  to  accumulated retained earnings. Please refer to the consolidated statement of changes in equity.

Before the restatement of 2012, the non-distributable reserves in Leclanché GmbH amount to EUR 4.3 million at 31 December 2012.

51

14. PROVISIONS

Pension Fund Commitment

In 2009 a provision amounting to kCHF 150 was recognised based on the underfunding of the patronage pension fund of Leclanché (Fonds de prévoyance Leclanché SA). An additional amount of kCHF 50 has been recognised in 2013. The total amount is not included in the defined benefit obligation as presented under Note 9.

Litigation

The  amounts  represent  a  provision  for  certain  legal  claims  brought  against  the  company.  The provision charge is recognised in profit or loss within “other operating expenses”. In the directors’ opinion, after taking appropriate legal advice, the outcome of these legal claims will not give rise to any significant loss beyond the amounts provided at 31 December 2013.

15A. CONVERTIBLE LOAN AND WARRANTS

Convertible loan

On 8 July 2013, the Company entered into a senior secured convertible loan agreement for CHF 17 million maturing on 30 June 2016 (the "Precept Loan") from Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"). The Precept Loan carries an interest rate of

2 percent per annum which will be capitalized and added to the total loan amount due at maturity together with a fee of kCHF 500. The Precept Loan is convertible into registered shares of the Company at Precept's option at any time during its term at an effective conversion price of CHF 1.50 per share. If the Precept Loan is not converted at its maturity date (30 June 2016) it may be extended at Precept’s option or otherwise repaid by the Company. Effective 10 September 2013, Precept converted kCHF 4’700 (including accumulated interest) of the Convertible Loan into 3'142'385 registered shares of the Company at a conversion price of CHF 1.50 per share. If Precept were to convert the remaining loan amount under the Precept Loan (together with accumulated interest and fees) it would receive 9'213'859 registered shares of the Company (corresponding to 68.9% of the registered share capital of Company as of 31 December 2013). The values of the liability component and the equity conversion component were determined at issuance of the loan using the Black Scholes valuation method.

52

The fair value of the liability component of the convertible loan at 31 December 2013 amounted to kCHF 4’136. As of 31.12.2013, kCHF 3’200 of the kCHF 17’000 facility remains available for drawdown.

	Date of Drawdown	2013
		kCHF
1st Drawdown (see note 13)	09.07.2013	4'700.0
2nd Drawdown	30.08.2013	4'600.0
3rd Drawdown	07.10.2013	4'500.0
Face value of convertible Loans Draw n Debt issue costs and debt component of warrants		13'800.0 -933.9
Proceeds net of issue costs Interest & finance charges		12'866.1 680.8
Converted into share capital (see note 13)		-4'713.6
Equity component of convertible loan		-4'697.0
Value at 31.12.2013		4'136.3

Net Proceeds from Borrowings	2013
kCHF
Proceeds from borrowing (Precept 2nd and 3rd Drawdowns)	9'100.0
Less Debt issue costs	-313.1
Net Proceeds	8'786.9

Warrants

On 31 October 2013, the Company issued to Talisman Infrastructure International Ltd 832'827 Series A Warrants and 594'876 Series B Warrants as compensation for non-regulated services rendered to the company in connection with capital raising and in particular, the retention of Precept as a new investor.

15B. BORROWINGS

The loan is a bridge facility of kEUR 5’000 (kCHF 6129.5) provided by Bruellan Corporate Governance Action Fund (“Bruellan”). The loan bears a fixed capitalized interest of 2% annually, and was originally to be repaid on 31 March 2013. The loan is secured with assets of Leclanché GmbH and gives the lender the right to convert the loan into shares of Leclanché SA at the next capital increase to raise further funds for Leclanche. Furthermore a kEUR 500 (kCHF 613) commission fee, payable at maturity of the bridge facility, is due and is amortized over the original duration of the loan. On March 1, 2013 the company received an extension for the repayment of the loan until June 30, 2013. On May 21, 2013 Bruellan agreed to increase the EUR 5million bridge loan by an additional kEUR 1’500 (kCHF 1’838.9) to provide for additional time to the Company to pursue its fund raising efforts. The parties agreed that the additional kEUR 1’500 (kCHF 1’838.9) would not be capable of being converted into shares, but would be repayable in full on maturity. On June 28, 2013 a further extension for the repayment of the loan until July 30, 2013 was agreed. Out of the kEUR 6’500 (kCHF 7’968.4) loan facility kEUR 6’000 (kCHF 7’355.4) were drawn down and capitalized as at August 26, 2013. The conversion of the bridge facility and creation of shares to Bruellan was conditional upon a resolution of general meeting of the company’s shareholders.

At the extraordinary general meeting of 26 August 2013, the shareholders approved a reduction of the nominal share capital of the Company followed by an increase of share capital. As a consequence, the Bruellan loan including the interest and fees has been fully converted into equity (see Note 13.1).

53

These Warrants, considered to be directly attributable transaction costs for the capital raising, have been valued on the same basis as the convertible loan, with the underlying value of debt and equity components assessed as follows:

kCHF
Debt Component	620.8
Equity Component	1'152.6
Total	1'773.4
16. TRADE AND OTHER PAYABLES (CURRENT)
	2013	2012
	kCHF	kCHF
Trade payables Other payables	1'201.4 2'598.6	3'638.1 1'805.2
	3'800.0	5'443.3
Terms and conditions of the above financial liabilities:

- Trade payables are non-interest bearing and are normally settled on 60-day terms
- Other payables are non-interest bearing and have an average term of six months

17. COMMITMENT AND CONTINGENCIES

Operating lease commitments - Group as a lessee

The Group has entered into commercial leases for the rent of offices and manufacturing areas in Switzerland and in Germany. All leases include a clause to enable upward revision of the rental charge on an annual basis according to prevailing market conditions.

Leclanché SA in Switzerland has mainly rent contract (until 2018).

Leclanché GmbH in Germany has mainly IT leasing contract (until 2017) and rent contract (until 2022).

	2013	2012
	kCHF	kCHF
Within one year After one year but not more than five years More than five years	2'530.5 9'472.3 5'604.0	2'530.2 11'841.5 5'499.4
	17'606.7	19'871.2
Purchase commitments

As part of a settlement reached with a key supplier in January 2014 the company has a purchase commitment of CHF 470’000 for raw materials which are used in its production of lithium-ion titanate cells. (2012 : nil)

54

18. RELATED PARTY DISCLOSURES

The financial statements include the financial statements of Leclanché SA and the subsidiary listed in the following table:

Leclanché GmbH
% equity interest

Acitvity	Country of incorporation	2013	2012
Manufacturing of lithium ion batteries	Germany	100	100
Acitvity	Country of incorporation	2013	2012
Manufacturing of lithium ion batteries	Germany	100	100

For the consolidated financial statements, only those relations and transactions which have not been consolidated are to be reported according to IAS 24.

Therefore, transactions between the Group and its subsidiary, which is a related party of the Group, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Group and other related parties are disclosed below.

In order to facilitate an understanding of the potential effects of the related parties on the profit or loss and financial position of the Group, the trading transactions with related parties that are not Group members, the loans to related parties, the key management personnel and its compensation as well as other related party transactions and outstanding balances and relationships are listed hereafter:

In 2012, the Company paid to GermanCapital GmbH CHF 52’143 (for financial consulting services),. Mr. Armin Weiland is a founding partner of GermanCapital GmbH. GermanCapital GmbH is affiliated with entities controlling The Energy Holding AG. (2013 : nil)

In 2013, the Company rented out office space to a company affiliated with Mr. Müller, a member of the Company's Board of Directors, from January 1, 2013 until September 30, 2013 and total rent paid during this period amounted to CHF 69’705. In 2012 the total annual rental for this office space amounted to CHF 88’270

Mr. Spillmann is a principal partner of Bruellan SA, Geneva. In connection with the capital increase of the Company in 2012, Bruellan SA was entitled to receive from the Company a commission fee of kCHF 343, which Bruellan has agreed to defer until the Company reaches positive EBITDA or such earlier date as the Board of Directors may decide upon. In addition in 2012, Bruellan Corporate Governance Action Fund, a fund managed by Bruellan SA, has received a fixed fee of kEUR 500 (kCHF 613) in connection with a kEUR 5’000 (kCHF 6129.5) secured bridge loan made available to Leclanché GmbH on November 23, 2012. Bruellan has converted the balance of the secured bridge loan, including the accured interest and fees, approximately CHF 6.9 million, into equity at a conversion price of CHF1.50 per share. (See Note 13.1)

Mr. Eckrodt was a member of the supervisory board of CNC-Communications & Network Consulting AG, Munich (Germany) until 30 June, 2012 which in 2012 received fees from the Company in a total amount of CHF 75’970 for certain communication services provided by it to the Company.

During the year 2013, the following persons were members of the Board of Directors: Jim Atack, British, born 1950. Chairman

Bryan Urban, American, born 1964, Member Stefan Müller, Swiss, born 1954, Member Armin Weiland, German, born 1965, Member Antoine Spillmann, Swiss, born 1963, Member
Rolf Eckrodt, German, born 1942, Former Chairman

55

Total compensation to Members of the Board of Directors

2013

Name	Position	Base cash compensation (CHF)	Consulting fee (CHF)	Options (CHF)[1]	Social charges (CHF)	Total (CHF)
Jim Atack	Chairman	34.8	-	-	-	34.8
Bryan Urban	Member	17.5	-	-	-	17.5
Rolf Eckrodt[4]	Former Chairman	55.9	-		4.6	60.5
Stefan Müller	Member	50.0	-		4.1	54.1
Armin Weiland	Member	50.0	-			50.0
Antoine Spillmann	Member	50.0	-	-	4.1	54.1
Amount due at year-end						108.2

2012

Name	Position	Base cash compensation (kCHF)	Consulting fee (kCHF)	Options (kCHF)[1]	Social charges (kCHF)	Total (kCHF)
Rolf Eckrodt	Chairman	100.0	-	40.7	6.4	147.2
Stefan Müller	Member	50.0	-	19.0	4.2	73.1
Armin Weiland	Member	50.0	-	19.0	-	69.0
Jürgen Diegruber[2]	Member	12.5	-	19.0	-	31.5
Antoine Spillmann	Member	50.0	-	-	4.2	54.2
Christoph Cleve[3]	Member	25.0	-	-	-	25.0
Amount due at year-end						50.0

[1] For information on the valuation of the options, please refer to Note 10.

[2] Mr. Diegruber resigned from the Board of Directors effective 16 April 2012.

[3] Mr. Cleve was elected to the Board of Directors at the annual general meeting of shareholders of 16 April 2012 and resigned from the Board of Directors on 22 November 2012.

Total compensation to Members of the Executive Committee

2013

Name	Position	Base cash compensation (CHF)	Cash bonus (CHF)	Options (CHF)[1]	Social charges (CHF)	Total (CHF)
CHF						
Global payment		1'146.5	133.4	0.0	215.5	1'495.3
Amount due at year-end						0.0
of which the highest payment:						
Dr. Ulrich Ehmes		300.0	0.0	0.0	53.8	353.8
Former Chief Executive Officer of Leclanché SA, Former Geschäftsführer Leclanché GmbH						

[1] For information on the valuation of the options, please refer to Note 10.

2012

Name	Position	Base cash compensation (CHF)	Cash bonus (CHF)	Options (CHF)[1]	Social charges (CHF)	Total (CHF)
CHF						
Global payment		823.2	165.0	260.8	103.9	1'352.9
of which the highest payment:						
Dr. Ulrich Ehmes		300.0	80.0	126.5	57.9	564.4
Chief Executive Officer of Leclanché SA, Geschäftsführer Leclanché GmbH

56

Participations in the Company

The members of the Board of Directors and Executive Committee (including related parties) held the following participations through shares and option rights in the Company:

1 The options w ere granted f ree of charge. Each option entitles the holder to acquire f rom the Company one share against payment in cash of the exercise price. The granted options f orf eit if , prior to the end of the restriction period, (i) the holder terminates the employment contract other than f or valid reasons, retirement at normal retirement age as may be agreed betw een the option holder and the Group, death or disability, or (ii) the Group terminates the employment contract f or valid reason. Except under certain circumstances (e.g. tender of f er or death), the options are not transf erable. For inf ormation on the valuation of the options, please ref er to Note
11
2 Grant date: 22.04.2010; exercise price: 43.56; restriction period: 2 years; exercise period: 22.04.2012 - 21.04 2014
3 Grant date: 22.04.2010; exercise price: 43.56; restriction period: 4 years; exercise period: 22.04.2014 - 21.04 2016
4 Grant date: 19.02.2010; exercise price: 38.40; restriction period: 2 years; exercise period: 19.02.2012 - 18.02.2014
5 Grant date: 19.02.2010; exercise price: 38.40; restriction period: 4 years; exercise period: 19.02.2014 - 18.02.2016
6 Messrs. Weiland and Diegruber are both f ounding partners of German Capital GmbH. German Capital GmbH is af f iliated w ith entities controlling The Energy Holding
A G, the principal shareholder of the Company. Mr. Diegruber resigned f rom the Board of Directors ef f ective 16 April 2012, and is entitled to keep the granted options.
7 Grant date: 01.03.2010; exercise price: 40.13; restriction period: 2 years; exercise period: 01.03.2012 - 28.02.2014
8 Grant date: 01.03.2010; exercise price: 40.13; restriction period: 4 years; exercise period: 01.03.2014 - 29.02.2016
9 Grant date: 25.10.2011; exercise price: 28.00; restriction period: 2 years; exercise period: 25.10.2013 - 24.10.2015
10 Grant date: 25.10.2011; exercise price: 28.00; restriction period: 4 years; exercise period: 25.10.2015 - 24.10.2017
11 Grant date: 01.07.12; exercise price: 16.00; restriction period: 2 years; exercise period: 01.07.2014 - 30.06.2016

57

Loans to member of the Board of Directors or Executive Committee

No loans have been granted to present or past members of the Board of Directors or to present or past members of the Executive Committee (including persons closely related to them), and no such loans were outstanding as of 31 December 2013 and 2012.

19. FINANCIAL INSTRUMENTS / RISK MANAGEMENT

Categories of financial instruments

FVTPL	Loans and receivables	Amortised cost
Trade and other receivables Cash and cash equivalents Other financial assets Derivative financial instrumentsX Borrowings / Convertible Loan Trade and other payables	X X X	X X

Fair values

Set out below is a comparison by category of carrying amounts and fair values of all of the Group's financial instruments.

The different levels have been defined as follows:

(a)  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
(b)  Level 2: inputs other than quoted prices that are observable for the asset or liability, either directly
(for example, as prices) or indirectly (for example, derived from prices).
(c)  Level 3: inputs for the asset or liability that are not based on observable market data.

Carrying amount
	2013	2012
Financial assets	kCHF	kCHF
Trade and other receivables	3'651.1	4'917.6
Cas h and cas h equivalents	3'060.4	3'936.2
Other financial as s ets	248.4	249.9

Financial liabilities
Borrowings	-	6'243.4
Convertible loan (Level 3)	4'136.3	-
Trade and other payables	3'800.0	5'443.3

Due to their current nature, the carrying amount of trade receivables and financial liabilities is deemed to be representative of their fair value

Risk assessment

The implementation of the risk management has been delegated from the Board of Directors to the Executive Committee. The Executive Committee had the task to design and implement the risk management within Leclanché SA. The ultimate responsibility of the risk management is of the Board of Directors and a yearly review takes place during one of the Board of Directors meetings.

58

Foreign currency risks

As a result of its operation with foreign partners, the group is exposed to foreign currency risk mainly on the Euro (EUR) and to a lesser extent on USD and JPY. The convertible loan is denominated in CHF and consequently does not expose the group to any exchange rate risk.

The following table demonstrate the sensitivity of reasonably possible changes in EUR exchange rate on the Group net profit (operating activities), or on equity.

Change in rate			Impact on loss Impact on equity

		kCHF	kCHF
2013	+/- 5%	+/- 345.7	+/- 1544.0
2012	+/- 5%	+/- 82.1	+/- 1076.1

Hedging activities

No hedging activities during 2013 or 2012.

Interest rate risk

There is no exposure of the group’s convertible loan to interest rate change as a result of its fixed rate character. The interest rate on cash and cash equivalents as of 31 December 2013 was below 0.5%.

Credit risk

The Group performs credit verification procedures on customers which trade on credit. In addition, receivables are monitored on an ongoing basis with the result that the Groups' exposure to bad debt is regarded as being not significant. The maximum exposure is the carrying amount of trade receivables as per Note 12. There is a concentration of credit risk with one customer in the Portable segment, nevertheless no recoverability risk is identified.

With respect to credit risk arising from the other financial assets, the Group's exposure to credit risk arises from the default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments.

Credit risk is managed on group basis, except for credit risk relating to accounts receivable balances. Each local entity is responsible for managing and analysing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables and committed transactions. For banks and financial institutions, only independently rated parties with a minimum rating of ’A’ are accepted. If wholesale customers are independently rated, these ratings are used. If there is no independent rating, risk control assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the board. The utilisation of credit limits is regularly monitored. Sales to retail customers are settled in cash or using major credit cards.

No credit limits were exceeded during the reporting period, and management does not expect any losses from non-performance by these counterparties.

59

Liquidity risk

The following table sets out the carrying amount, by maturity, of the Group's financial liabilities based on undiscounted payments.

Capital management

Please refer to notes 13, 15A and 15B regarding fund raisings executed during the year.

The Company’s current cash flow does not support a commercial credit line and given the difficulties the company experienced in trying to raise capital in the public equity market last year, we are fortunate in benefiting from the continued support of our leading institutional investor.

Our medium term aim remains to finance the Group’s operations partly by financial debt with an equity ratio of approximately 50%. No changes were made in the objectives, policies or processes during the years ending 31 December 2013 and 2012.

20. SUBSEQUENT EVENT

The Company is introducing a performance related Capped Stock Option Plan (“CSO Plan”) for senior executives that is linked to both company and individual performance. This will be effective from 1

January 2014 and is designed to direct the focus of the executives concerned on the long-term share price appreciation, promote the long-term financial success of the Group and generally align the interests of executives with those of shareholders. A summary of the CSO Plan is set out in the corporate governance section of this report.

The Board is firmly of the view that it is necessary, based on its current business plan, to secure additional financing to meet its working capital requirement and for this reason, since the balance sheet date, the Company has obtained a Letter of Support from Precept confirming its willingness to continue to fully support the Company and that it will take such steps as are within its powers at least until 31 March 2015 to facilitate the provision of additional funding as reasonably requested by the Board of the Company showing need of such funding. Any additional funding shall be on terms and conditions similar to the Loan Agreement (particularly at the same conversion rate and the same maturity date) and acceptable to the parties.

60

Report of the statutory auditor consolidated financial statements

Report of the statutory auditor
to the General Meeting of
LECLANCHE SA
Yverdon-les-Bains

As statutory auditor, we have audited the consolidated financial statements of LECLANCHE SA, which comprise the balance sheet, statement of comprehensive income, cash flow statement, statement of changes in equity and notes (pages 25 to 60), for the year ended 31 December 2013.

Board of Directors' responsibility

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with the International Financial Reporting Standards (IFRS) and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor's responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law and Swiss Auditing Standards as well as the International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements for the year ended 31 December 2013 give a true and fair view of the financial position, the results of operations and the cash flows in accordance with the International Financial Reporting Standards (IFRS) and comply with Swiss law.

PricewaterhouseCoopers SA, avenue C.-F. Ramuz 45, case postale, CH-1001 Lausanne, Switzerland
Téléphone: +41 58 792 81 00, Téléfax: +41 58 792 81 10, www.pwc.ch

PricewaterhouseCoopers SA is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.

61

Report of the statutory auditor on the consolidated financial statements (Page 2)

62

Leclanché SA
Statutory financial statements 2013

63

64

Income statement for the year ended December 31, 2013

	2013	2012
	kCHF	kCHF
Sales of goods and services	12'440.7	13'031.7
Discounts	-133.9	-124.7
Other income	109.9	56.8
Revenue	12'416.7	12'963.8
Raw materials and consumables used	-7'054.8	-8'511.6
Personnel costs	-6'332.9	-6'437.0
Other operating expenses	-4'692.3	-4'769.5
EBITDA	-5'663.3	-6'754.2
Depreciation and amortization expense	-929.5	-938.4
Impairment on investment in and receivable from -19'629.5 - subsidiary
EBIT	-26'222.3	-7'692.7
Finance income, incl. exchange gains/(losses)	2'847.1	1'690.0
Finance costs	-70.0	-22.0
Profit/(Loss) for the year	-23'445.2	-6'024.7

65

1. Basis of preparation

Applying the transitional provisions of the new accounting law, these financial statements have been prepared in accordance with the provisions on accounting and financial reporting of the Swiss Code of Obligations effective until 31 December 2012.

2. Contingent liabilities

Warranties in favour of third parties 3. Commitments	248 3’368	250 4’195

Commitments are based on rental contracts in Yverdon (ending 2018) and Haerkingen (ending 2015) and car leasing contracts.

4. Fire insurance

Building	400	400
Machinery, furniture and equipment	530	530

5. Investment

Leclanché GmbH, Willstätt (GER), subscribed capital: EUR 270'600 100% 100% Activity: Manufacturing of lithium-ion batteries

6. Significant shareholders

Bruellan Corporate Gov Fd	34.4%	0.0%
Precept Fund Management SPC	23.5%	0.0%
The Energy Holding AG, St. Gallen	1.0%	6.3%

7. Risk assessment

The implementation of the risk management has been delegated from the Board of Directors to the Executive Committee. The Executive Committee had the task to design and implement the risk management within Leclanché SA. The ultimate responsibility of the risk management belongs to the Board of Directors.

66

8. Share capital

8.1 Ordinary share capital

The issued share capital of the Company amounts to CHF 28'220’758, divided into 13’374’767 fully paid-in registered shares with a nominal value of CHF 2.11 each.

Conditional share capital
Pursuant to article 3 ter of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 1'617’924.79 through the issuance of a maximum of 766'789 fully paid-in registered shares with a nominal value of CHF 2.11 each, by exercising option rights granted to employees, members of the Executive Committee and members of the Board of Directors in  accordance  with  conditions  determined  by  the  Board  of  Directors.  The  Board  of  Directors determines the issue price. The subscription rights of the shareholders are excluded. The new registered shares are subject to the restrictions set forth in article 4 (transferability of shares) of the Articles of Association. As at 31 December 2013, no shares were issued on the basis of article 3 ter of the Articles of Association.

Pursuant to Article 3 quinquies of the Articles of Association, the Company's share capital can be increased  by  a  maximum  aggregate  amount  of  CHF  12'457'433.67, by  issuing  a  maximum  of 5'903'997 fully paid-in registered shares with a nominal value of CHF 2.11 each by the exercise of conversion rights granted to Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept") under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement. The conversion rights granted to Precept under the Convertible Loan Agreement are needed for the restructuring of the Company. The  pre-emptive  rights  of  the  shareholders  are  therefore  excluded  in  favour  of  Precept.  The conversion shall be made in accordance with the terms of the Convertible Loan Agreement. The conversion rights are exercisable until 30 June 2016, subject to extension (all in accordance with the Convertible Loan Agreement). The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association.

Authorized share capital
Pursuant to Article 3 quarter of the Articles of Association, the Board of Directors is authorized until 25 August 2015 to increase the share capital up to a maximum amount of CHF 14'075'360.57 through the issue of a maximum of 6'670'787 fully paid-in registered shares with a nominal value of CHF 2.11 each. Partial capital increases are possible. The issue price, the date for entitlement to dividends and the type of contributions are to be determined by the Board of Directors. Contributions from freely disposable equity capital of the Company (including the Company's capital contribution reserves) pursuant to article 652d of the Swiss Code of Obligations up to the entire issue price per registered share are possible. The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association. The Board of Directors can exclude the pre-emptive rights in favour of (i) Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"), a financial creditor of the Leclanché group under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") for subscription with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement, and (ii) Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

9. Compensation, participation and loans to members of the Board of Directors and Executive
Committee (Disclosure in accordance with the Swiss Code of Obligations)

Please refer to Note 18 of the consolidated financial statements.

67

Report of the statutory auditor
to the General Meeting of
LECLANCHE SA
Yverdon-les-Bains

Report of the statutory auditor on the financial statements

As statutory auditor, we have audited the accompanying financial statements of LECLANCHE SA, which comprise the balance sheet, income statement and notes (pages 64 to 67) for the year ended 31 December 2013.

Board of Directors' Responsibility
The Board of Directors is responsible for the preparation of the financial statements in accordance with the requirements of Swiss law and the company's articles of incorporation. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor's Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Swiss law and Swiss Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity's preparation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements for the year ended 31 December 2013 comply with Swiss law and the company's articles of incorporation.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

PricewaterhouseCoopers SA, avenue C.-F. Ramuz 45, case postale, CH-1001 Lausanne, Switzerland
Téléphone: +41 58 792 81 00, Téléfax: +41 58 792 81 10, www.pwc.ch

PricewaterhouseCoopers SA is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.

68

pwc

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists which has been designed for the preparation of financial statements according to the instructions of the Board of Directors.

We recommend that the financial statements submitted to you be approved.

PricewaterhouseCoopers SA

Felix Roth Audit expert Auditor in charge	Aude Joly Audit expert

Lausanne, 5 March 2014

69

2014 Annual Report
Leclanché SA

INDEX

Letter to our shareholders	[3] - [8]

Corporate governance	[9] - [22]

Compensation Report	[23] - [29]

Report of the statutory auditor on the Compensation Report	[30]

Consolidated financial statements 2014	[31] - [68]

Report of the statutory auditor on the consolidated financial statements	[69] - [70]

Statutory financial statements 2014	[71] - [77]

Report of the statutory auditor	[78] - [79]

LETTER TO OUR SHAREHOLDERS

We are pleased to set out our Annual Report for the year to December 31, 2014.

As already recorded in the Interim Report published on September 4, 2014, this has been both an exciting and  a challenging period for your Company, during which we were heavily focused on four main objectives:
1.	Continued implementation of the Turnaround Plan, leading to a long term Growth Plan;
2.	Commercial ramp up on our mass production line at our factory in Germany;
3.	Launch of our home storage product in Europe. Launch of a range of industrial storage products in the second half of the year; and
4.	Continued development of channels to market and growing a sales pipeline for these products

At that time we also recorded that the Board was firmly of the view that it was necessary, based on its current business plan, to secure additional medium-term financing and to diversify its financing base to meet its working capital requirements and the capital required to scale the business operations as envisaged by the new growth strategy.

We are now pleased to report that on January 5, 2015, shareholder approval was obtained to introduce two facilities under a new convertible loan from Recharge ApS:
1.	Facility A – CHF 13 million of working capital funding,
2.	Facility B – CHF 8 million of growth funding, to be drawn for the first phases of the approved growth strategy

The existing CHF 5 million convertible loan from Oakridge was also acquired by Recharge APS and on January 21, 2015, this was partially converted to equity under the terms of that loan, thereby increasing the equity of the company by CHF 3.7 million whilst simultaneously reducing the debt.

At this time, CHF 5.6 million has been drawn under Facility A and the first CHF 0.8 million has also been drawn under Facility B to fund the implementation of initiatives under the new growth plan.

We welcome Recharge ApS as a new shareholder, and their representatives Mr Scott Macaw and Mr Robert Robertsson, who have joined the Board of the Company. Their active participation is already helping the Company accelerate some of its Growth plans.

This has been a very eventful period for the Company and one in which it has made significant progress despite many challenges, most notably the tight liquidity situation for a large part of the year affecting financial performance and commercial operations.

Key Events

In February 2014, after many months of test running and validation, the Company commenced volume production of A4 cells at its state-of-art factory in Willstaett, Germany.

The process of water-based coating of electrodes in volume production was successfully implemented during this period; we believe that this is a unique achievement in our industry.

By June 30, with sufficient cells in stock to fulfil expected orders for delivery in H2 2014, we entered a period of holiday shutdown at the factory for July and August.  We took this opportunity to re-configure and maintain  the production line. Production has now been restarted and will be maintained at a level to produce the cells needed for delivery in 2015.

Your Company has developed a world-leading ceramic safety separator, which is a key element of the cell construction as it forms a strong barrier between the anode and cathode materials that are the two main  active components of a cell. In June 2014 we entered into an agreement with Saint-Gobain to co-develop an enhanced separator material leveraging Leclanché’s current technology and patents.

As a part of the agreement, Leclanché will outsource the manufacture of the existing separator to Saint-Gobain and work on this has commenced.

With the initial phase of the Turnaround Plan successfully implemented, in June the Board of Directors appointed Mr Anil Srivastava as the new Chief Executive. In addition to discharging the normal duties of chief executive, the Board has asked Anil to deliver a new Growth Plan providing an improved market offering and a path to sustainable profitability.

The Growth Plan now positions the company as a complete Battery Systems Provider, significantly increasing our addressable market; this will give us the ability to address the full spectrum of power-intensive and energy- intensive applications.
This will require:

a)	Acquisition or licensing of Battery Module designs and best-in-class Battery Management Systems software, widely known as BMS.
b)	Addition of high energy-density lithium-ion chemistries such as LFP or graphite/NMC, coupled with our world-leading Titanate chemistry to address power-intensive applications
c)	Provision of packaged Energy Storage Solutions for electricity markets, focused on Diesel-coupled systems, PV-coupled systems and Grid-coupled ancillary services
d)
Provision of packaged solutions for Electrified Transport and Industrial Machinery sectors, such as buses, marine systems and materials handling equipment. Focus on building sales channels and seek  to establish strategic alliances

Sales Channels:
The Company is in active discussions to expand this network into the USA, Canada, Chile, India and the Middle East.

Strategic Alliances:
Building from the success of our joint development agreement with Saint-Gobain, we will seek to enter into large volume markets such as automotive and aviation where the safety separator is of paramount importance.

Additionally, with increasingly strict environmental regulation, the Company has a significant opportunity to license its unique capability for water-based coating of anodes and cathodes in volume production.

Whilst management will aim to always operate as efficiently as possible, current operating cost levels are unlikely to be substantially reduced further, as this is incompatible with business expansion. The new Growth Plan envisages significant scaling of operations in sales and solutions delivery and incorporates an efficient organisational structure to deliver increased productivity per person.

Achievements in 2014

Apart from the progress made on the Turnaround Plan, we have had some notable achievements during 2014 across the organization:

1.	Commercial

Good progress has been made in building sales channels and whilst there is significantly more to do in this area under the new Growth Plan, we are pleased to report the following:

•
More than 1MWh of industrial storage solutions – this includes 500kWh of secured order, worth around CHF 2 million, from l’Ecole Polytechnique Fédérale de Lausanne (EPFL) for a full grid-coupled ESS and more than 400kWh shortlisted for an island storage solution incorporating PV and diesel coupling.  The  latter  project  is  awaiting  financial  close.  The  EPFL  contract  is  a  joint  project  with Romande Energie to build a Utility-scale grid-coupled Storage solution that addresses the grid stabilization needs for better integration of increasing levels of Renewables energy generation.

•	A pilot order has been received recently by the Portable business for an off-grid Street Lighting solution using our Titanate A4 cells.

2.	Production Ramp up

Our new Head of Production started in January 2014 and in the period to June 30 a sufficient number of cells were produced on our state-of-art volume production line to fulfil expected orders for delivery in H2 2014. We entered a period of holiday shutdown at the factory for July/August and production has now been restarted and will be maintained at a level to produce the cells needed for delivery in 2015.
3.	Continued Research & Development

During H2 2014, ENEL (Italian utility) performed intensive tests on our Titanate-cells based battery energy storage system. The tests confirm that the Leclanché solution meets the needs of the grid ancillary service application. This is a valuable achievement as ENEL has one of the most demanding requirements for these services.

Having completed the De-Lion project, a grant-funded project through which we pioneered the use of water- based technology in our coating process for both anode and cathode, we have now successfully implemented that in volume production.

Apart from making a positive environmental contribution, this provides us with enhanced cell stability and performance. We are also participating in Batteries 2020, which is an EU-funded project aimed at enhancing the lifetime and energy density of lithium-ion batteries used in electric vehicles.

We are a consortium member of the Ambassador project, which is an EU-funded project to study, develop and experiment with systems and tools that aim to optimise district energy usage and manage the energy flows by predicting and matching energy consumption and energy production.

Our cells have been independently tested by the Hochschule Landshut, a University of Applied Sciences and found to have “enormous cycling stability and capacity retention” at 100% depth of discharge. Copies of the report are available on our website.

Available market reports indicate continuous reduction in Average Selling Price (“ASP”) in the coming years.  We have therefore launched an aggressive cost reduction program for raw materials procurement together with related cell development. Initial results indicate significant cost savings can be realised in H1 2015 and beyond.

As previously reported, we are also working on a high voltage cell, which might allow us to increase the  capacity of our standard cell, significantly reducing cost per kilowatt hour. We have encouraging results in testing and the development program continues to progress well, but it is still too early to make any commitment if and when we would be in a position to launch such a cell on the market.

4.	New Organization in place

Notwithstanding the difficulties during H2 2014, we have been preparing the Organization to execute the 2015 Operating and Growth Plans of the Company. Effective from Jan 2015, the Company is organized around three commercial Business Units, one Engineering Business Unit (BU) and one Technology and Industrial team:

Stationary Storage Systems BU sells and supports Customers requiring Storage solutions coupled with Distributed Power Generation like PV Solar/ Wind/ Diesel Gensets and Grid Ancillary Services.

Speciality Battery Systems BU will combine current Portable and Distribution businesses to bring even greater focus to deliver Customized Battery Systems to its Customers.

Mobile Storage Systems BU sells and supports Customers requiring Storage solutions for mass transport networks like hybrid/ full electric fleet of Bus/ Trams/ Trains/ Ferries; and Industrial Machineries like Automated Guided Vehicles (AGVs) etc.

System Engineering and Delivery BU is responsible for Design, Project implementation and Services for all commercial Business Units.

Technology and Industrial Team is responsible for group-wide R & D and Production functions.

Your Company now has a top-class International leadership team with a good blend of existing personnel and new recruitments.
Financial Results Key Figures
(in mCHF) (IFRS)	31.12.2014	31.12.2013
Revenue	10.78	14.90
EBITDA	-16.92	-9.65
EBIT	-22.44	-12.09
Loss for the year	-25.73	-13.55
Equity	22.92	39.22
Equity % of Assets	54.6%	76.6%
Earning per share [CHF]	-1.33	-1.69
Number of Employees [FTE]	114	105

Overall financial performance of the Company was seriously affected by the tight liquidity situation causing a loss of business in H2 2014 and preventing fulfilment of Orders with short-term deliveries. Consolidated revenues for the year to December, 2014 were CHF10.79million, down by 27.6% compared with the previous year, as a result of these factors and also as a result of reduced grant revenues in the Stationary Business.

Revenues from the Portable Business were CHF6.75million (2013: CHF8.88million), down by 24% compared with the previous year mainly as a result of one large long-term contract drawing to a close during 2014. This Business unit was particularly affected by the liquidity situation. The Portable business has recruited new sales personnel during the period and is successfully diversifying into new sectors such as medical systems and transport with a view to replacing this lost revenue over the course of the next 12 months.

Revenues from the Distribution Business were CHF3.27million (2013: CHF3.33million), marginally reduced from last year but with the prospect of some increase during 2015 as a result of the recent addition of certain significant new customers.

Revenues in the Stationary Business were just CHF0.63million (2013: CHF2.60million). Most of the revenues in 2013 came from grant-funded projects. During H2 2014, the new CEO restructured the Sales organization  with nearly half the team replaced. Significant progress for Stationary orders and revenues is envisaged during the next 12 months.

The Portable Business generated an EBITDA loss of CHF(0.80)million (2013: EBITDA CHF1.11million), as a result of reduced revenues and the increased cost from new sales personnel.

The Distribution Business showed a small EBITDA of CHF0.03million (2013: EBITDA loss CHF(0.10)million).

The Stationary Business recorded an EBITDA loss of CHF(9.35) million (2013: EBITDA loss CHF(4.74)million), mainly as a result of the reduction in grant revenues and the reorganisation and ramp up of sales  and marketing activity and personnel during 2014.

Group central costs at the EBITDA level were CHF(6.80)million (2013: CHF(5.92)million), an increase of 15%, mainly attributable to the organisational and operational restructuring needed to deliver business expansion.

The net loss for the year was CHF(25.73)million (2013: Loss CHF(13.55)million), an increase CHF10.81million, as a result of an increased EBITDA loss described above, the commencement of depreciation charges associated with the main production facility in Germany and a one-off, non-cash, deferred tax charge of CHF 1.38million, arising under the requirements of IFRS, in connection with the elimination of carry-forward tax losses in Germany and resulting from the recent financial restructuring of the group.

The earnings per share is a loss of CHF(1.33), compared to a loss of CHF(1.69) in 2013, due to the higher weighted number of shares in issue when compared to the previous year.

Outlook

While the road ahead still presents many challenges, your Company is well positioned to register commercial success, thanks to the actions already commenced under the Growth Plan.

Your Company is well underway to complete its compelling Product offer in the industry and emerge as the unique provider of optimized BESS for Power, Energy, and blended Hybrid applications.

In particular we would like to comment on our Product Offer:

•
Your Company has already commenced industrial production of its new Energy Cell based on Graphite NMC chemistries. For this we are procuring proven automotive-grade Electrodes from a current partner and producing the Cells using our well established industrial process in our factory in  Germany, as well as leveraging our industry leading Safety Separator.

•	Your Company has identified, validated and secured Term Sheets for insourcing critical Module and Battery Management System Hardware and Software.

The market for large-scale energy storage solutions for both Electricity and Mass Transport Segments is evolving at a rapid pace not just in Europe, but in North America, South America and Asia as well. This market has clearly entered into early stage Commercial Procurements.

In particular we would like to comment on key market drivers:

•
We have validated our offer, and its Return on Investment proposition (“ROI”) for PV Solar and diesel- coupled ESS is clear and compelling. In addition to the Island solution for which we are short-listed in 2014, we are actively engaged in another Island solution where our BESS  would couple with both  Wind and Solar parks to significantly reduce Diesel consummation. We intend that these projects will provide the company with an important reference for expanding such packaged solutions in selected markets worldwide

•
The addressable market for grid-coupled ESS providing ancillary services such as frequency and  voltage regulation, where our technology is particularly well suited, is a multi-$bn market. However it must be noted that the contracting structure and remuneration policy for such services is still evolving in key markets such as Germany, the UK and California in the USA. Market reports indicate this market will be in a commercial procurement phase within two years

Following the success with EPFL project, your Company is now engaged in the promotion of a large BESS project for Frequency regulation services in Europe. We are at Front-end Engineering and Design (FEED) stage of this project and have commenced initial marketing of this project to potential investors.

•
We have validated our offer and its Return on Investment (“ROI”) for the Electrified Transport and Industrial Machinery sectors, and now have two Letters of Intent for a fleet of Electric Buses and for a specialized heavy transport vehicle; we hope to convert these into the first projects for your company in this exciting market.

•
International expansion remains a top priority for the Company. We will continue to pursue strategic alliances to establish a strong go-to-market and delivery partnership in selected markets around the world. Our priority remains the US, Chile, China, India and South Africa.

The company anticipates that, subject to the successful completion of the Turnaround Plan and the successful implementation of the Growth Plan, funding under Facility A will satisfy the company’s working capital requirements for at least the next twelve months and until the achievement of Adjusted EBITDA breakeven (defined as EBITDA breakeven adjusted to exclude any non-cash items and as further adjusted to exclude any negative effect of growth initiatives and activities which are separately funded under Facility B or otherwise).

Notwithstanding this, as operations are scaled, particularly in Sales and Delivery, the Company is aware of the significant execution risk this carries, and we will continue to explore options to raise further growth capital alongside the existing Facility A and Facility B, as envisaged by the agenda approved by shareholders at the Extraordinary General Meeting of 5 January 2015.

Available cash and undrawn facilities at 31 December 2014 were CHF537K (2013: CHF3,060K). In addition,  CHF 6.4 million has been drawn subsequently under the Convertible Loans from Recharge ApS.

Finally, we would like to express our thanks to all our employees, and to our shareholders for their support during this period. We are excited by the challenges and opportunities ahead of us and look forward to continuing to build Leclanché’s future with them.

Jim Atack	Anil Srivastava
Chairman of the Board	Chief Executive Officer

CORPORATE GOVERNANCE

The following section has been prepared in accordance with the Swiss Code of Obligations and the Directive on Information Relating to Corporate Governance issued by the SIX Swiss Exchange Ltd.

Except when otherwise provided by law, the Articles of Association or Leclanché's Organizational Regulations, all areas of management are fully delegated by the Board of Directors to the Executive Committee.

1.	Group Structure and Shareholders

Group structure
LECLANCHE S.A., Avenue des Sports 42, 1400 Yverdon-les-Bains (the "Company"), is listed under the Main Standard on the SIX Swiss Exchange under Swiss security number 11030311 (ISIN: CH0110303119). As at 31 December 2014, the market capitalisation of the Company was CHF 106’169’210.5 (31 December 2013 CHF: 50'824'114.6).

The Company owns 100% of the share capital of the non-listed Leclanché GmbH, Willstätt, Germany and the non-listed Leclanche Uk Ltd, London, England (the Company together with Leclanché GmbH and Leclanché Uk Ltd, the "Group"). Leclanché GmbH has a nominal share capital of EUR 270'600; Leclanche Uk Ltd's share capital amounts to £ 100. There are no other companies belonging to the Group.

The operational structure of the Group corresponds to the segment reporting presented on Note 3 of the consolidated financial statements.

Significant shareholdersPursuant to the information provided to the Company by its shareholders in accordance with article 20 of the Swiss Stock Exchange Act (SESTA), the following shareholders held more than 3% of the voting rights of LECLANCHE S.A. as of 31 December 2014:

	Voting Rights (Equity Securities) (%)	Voting Rights conferred by Financial Instruments (%)

Group of shareholders consisting of, among others, Precept Fund Management SPC acting on behalf of Precept Fund Segregated Portfolio and Oakridge Global Energy Solutions, Inc.; Bruellan Corporate Governance Action Fund; Recharge ApS.1	87.7	65.12
Talisman Infrastructure International Ltd (direct holder of voting rights conferred by financial instruments)3	−	7.04

1 Group of shareholders consisting of the following members: (a) Bruellan group: Bruellan Corporate Governance Action Fund, Walker House, 87 Mary Street, George Town, Grand Cayman, KYI 9005 Cayman Islands is an exempted limited company under the provisions of the Company Law (as amended) of the Cayman, the investment manager of Bruellan Corporate Governance Action Fund is Bruellan SA, Bruellan SA, Rue Sigismond-Thalberg 2, 1204 Genève acting as investment manager of Bruellan Corporate Governance Action Fund is controlled by Bruellan Holding SA, Bruellan Holding SA , Rue Centrale 50, 3963 Crans- Montana (b) Precept group: Leclanché SA; Oakridge Global Energy Solutions, Inc. (formerly known as Oak Ridge Energy Technologies Inc.) is a company under the laws of Colorado / USA having its registered office at 751 North Drive, Suites 9-12 Melbourne, Florida, USA; Approx. 53.5% of the shares and voting rights in Leclanché SA are held by Precept Fund Management SPC acting on behalf of Precept Fund Segregated Portfolio and approx. 91% of the shares and voting rights in Oakridge Global Energy Solutions, Inc. are held by Precept Fund Management SPC acting on behalf of Prescient Fund Segregated Portfolio and Precept Fund Segregated Portfolio. Precept Fund Management SPC is an Exempted Segregated Portfolio Company under the laws of the Cayman Islands having its registered office at Ground Floor, Harbour Centre, 42 North Church Street, PO Box 1569, George Town, Grand Cayman KY1-1110, Cayman Islands. Prescient Fund Segregated Portfolio and Precept Fund Segregated Portfolio are a segregated portfolios of Precept Fund Management SPC. Both segregated portfolios are segregated portfolios of Precept Fund Management SPC under the laws of the Cayman Islands; there are a number of investors in Prescient Fund Segregated Portfolio and Precept Fund Segregated Portfolio, none of which has a controlling influence; all investors hold participating redeemable non-voting shares; 100% of the management shares (voting, non-participating shares) in Precept Fund Management SPC are held by Venice Investments Group Corp., a corporation under the laws of the British Virgin Islands, having its registered office at Road Town, Tortola, British Virgin Islands; 100% of the shares in Venice Investments Group Corp. are held by RIDAS AKTIENGESELLSCHAFT, a corporation under the laws of the Fürstentum Liechtenstein, having its registered office at c/o INDUSTRIE- UND FINANZKONTOR ETABLISSEMENT, Herrengasse 21, 9490 Vaduz, Fürstentum Liechtenstein; 100% of the shares in RIDAS AKTIENGESELLSCHAFT are held by PMServices Aktiengesellschaft, a corporation under the laws of the Fürstentum Liechtenstein, having its registered office at c/o INDUSTRIE- UND FINANZKONTOR ETABLISSEMENT, Herrengasse 21, 9490 Vaduz, Fürstentum Liechtenstein; 100% of the shares in PMServices Aktiengesellschaft are held by the Foundation Prinz Michael, a foundation under the laws of the Fürstentum Liechtenstein, with registered office at c/o INDUSTRIE- UND FINANZKONTOR

ETABLISSEMENT, Herrengasse 21, 9490 Vaduz, Fürstentum Liechtenstein. The members of the foundation board are Erich Strub, Vaduz, Gerhard Habsburg- Lothringen, Schaan, und Hans Rudolf Küpfer, Reinach (c) Recharge group: Recharge ApS is an investment company limited by shares, incorporated under the laws of Denmark and having its seat at Frederiksgade 21, 1st Floor, 1265 Copenhagen, Denmark; 50% of the shares and voting rights in Recharge ApS are held by Wacam Investments ApS, an investment company limited by shares, incorporated under the laws of Denmark and having its registered office at c/o Macaw, Strandagervej 18, 2900 Hellerup, Denmark; 40% of the shares and voting rights in Wacam Investments ApS are held by Scott Camp bell Macaw, residing in Hellerup, Denmark, and 60 % of the shares and voting rights in Wacam Investments ApS are held by Stephen Macaw, Scott Campbell Macaw's brother, residing in Brighton, Australia; 50% of the shares and voting rights in Recharge ApS are held by Nora Trading Limited, a company limited by shares, incorporated under the laws of New Zealand and having its registered office at 6 Viaduct Harbour Avenue, 1010 Auckland, New Zealand; 100% of the shares and voting rights in Nora Trading Limited are held by Robert Aron Robertsson, residing in Lutry, Switzerland.

2 Conversion rights.

3 Talisman Infrastructure International Ltd, Malta, is owned by Joseph Mangion, Esher (UK) (50%) and Eric Wilkinson, London (UK) (50%). No separate shareholders' agreement exists between Joseph Mangion and Eric Wilkinson with respect to their shares in Talisman Infrastructure International Ltd.

4 Series A Warrants and Series B Warrants (see also below "2. Capital Structure ").

17 disclosure notifications according to article 20 SESTA were published by the Company in 2014. These notifications (including further details on the above mentioned notifications) can be accessed at: http://www.six-exchange-regulation.com/obligations/disclosure/major_shareholders_en.html

Cross-shareholdings
The Company has no cross-shareholdings in excess of 5% of the capital or the voting rights with any other company.

2.	Capital Structure

Share capital
The issued share capital of the Company amounts to CHF 32’971’804.50, divided into 21’981’203 fully paid-in registered shares with a nominal value of CHF 1.50 each.

Conditional share capital
Pursuant to article 3 ter of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 1'617’924 through the issuance of a maximum of 1'078'616 fully paid-in registered shares with a nominal value of CHF 1.50 each, by exercising option rights granted to employees, members of the Executive Committee and members of the Board of Directors in accordance with conditions determined by the Board of Directors. The Board of Directors determines the issue price. The subscription rights of the shareholders are excluded. The new registered shares are subject to the restrictions set forth in article 4 (transferability of shares) of the Articles of Association. As at 31 December 2014, no shares were  issued on the basis of article 3 ter of the Articles of Association.

Pursuant to Article 3 quinquies of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 10'251'561, by issuing a maximum of 6'834'374 fully paid-in registered shares with a nominal value of CHF 1.50 each by the exercise of conversion rights granted to Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept") under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") and such other loan agreements with Precept entered into from time to time with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement. The conversion rights granted to Precept under the Convertible Loan Agreement or such other loan agreements are needed for the restructuring of the Company. The pre-emptive rights of the shareholders are therefore excluded in favour of Precept. The conversion shall be made in accordance with the terms of the Convertible Loan Agreement or  such other loan agreements. The conversion rights are exercisable until 30 June 2016, subject to extension (all in accordance with the Convertible Loan Agreement or such other loan agreements). The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association.

Authorized share capital

Pursuant to Article 3 quarter of the Articles of Association, the Board of Directors is authorized until 25 August 2015 to increase the share capital up to a maximum amount of CHF 14'075'359.50 through the issue of a maximum of 9'383'573 fully paid-in registered shares with a nominal value of CHF 1.50 each. Partial capital increases are possible. The issue price, the date for entitlement to dividends and the type of contributions are to be determined by the Board of Directors. Contributions from freely disposable equity capital of the Company (including the Company's capital contribution reserves) pursuant to article 652d of the Swiss Code of Obligations up to the entire issue price per registered share are possible. The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association. The Board of Directors can exclude the pre-emptive rights in favour of (i) Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"), a financial creditor of the Leclanché group under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") and such other loan agreements entered into with Precept from time to time for subscription with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement or such other loan agreements, and (ii) Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

Changes in share capital
During the last three financial years, the following changes in the share capital of the Company have occurred:

–
On 30 June 2014, Precept converted the last tranche of the Precept Loan into 1'470'581 registered shares issued under Article 3 quinquies of the Articles of Association. The increased share capital of 32'971'804.50 divided into 21’981’20 registered shares was updated in the Articles of Association effective 8 October 2014.

–
At the ordinary general meeting of shareholders of 3 April 2014, the shareholders approved a reduction of the nominal share capital of the Company by CHF 8'158'607.87 through the reduction of the nominal value of all outstanding 13,374,767 registered shares of the Company from CHF 2.11 to CHF 1.50 per share. At the same meeting, the shareholders approved the increase of share capital by CHF 10'703'782.50 through the issuance of 7'135'855 fully paid-in registered shares with a nominal value of CHF 1.50 each. The capital increase was registered in the Commercial Register of the Canton of Vaud on 10 April 2014.

–
At the extraordinary general meeting of shareholders of 26 August 2013, the shareholders approved a reduction of the nominal share capital of the Company by CHF 16'271'119.05 through the reduction of the nominal value of all outstanding 5,630,145 registered shares of the Company from CHF 5 to CHF 2.11 per share. At the same meeting, the shareholders approved the increase of share capital by CHF 16'341'152.42 through the issuance of 7'744'622 fully paid-in registered shares with a nominal value of CHF 2.11 each. The capital increase was registered in the Commercial Register of the Canton of Vaud on 10 September 2013.

–
At the extraordinary general meeting of shareholders of 26 August 2013, the shareholders approved the creation of conditional capital in the maximum aggregate amount of CHF 12'457'433.67 through the issuance of a maximum of 5'903'997 fully paid-in registered shares with a nominal value of CHF 2.11 each, reserved for the exercise of conversion rights under the under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement"), between the Company and Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept").

–
At the extraordinary general meeting of shareholders of 26 August 2013, the shareholders approved the creation of authorized capital until 26 August 2015 in the maximum aggregate amount of CHF  14'075'360.57 through the issuance of a maximum of a maximum of 6'670'787 fully  paid-in registered shares with a nominal value of CHF 2.11 each, reserved for the exercise of conversion rights under the Convertible Loan Agreement and as a basis for the issuance of option rights to Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership, for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

–
In connection with the capital increase of 3 February 2012 (see below), the Company issued 2'148'238 shareholder options (warrants) which were exercisable at any time between February 6, 2012 and 12:00 noon (CEST) on August 6, 2012, subject to their terms of the warrants and selling restrictions. At the end of the warrant exercise period, 492,114 warrants were exercised resulting in 246'057 new registered shares issued from conditional capital.

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On 2 February 2012, the Board of Directors executed a capital increase by CHF 10'741'190 from CHF 16'179'250 to CHF 26'920'440 by issuing 2'148'238 fully paid-in registered shares with a nominal value of CHF 5 each. Of the 2'148,238 new shares, 750'000 new shares were created from an ordinary capital increase on the basis of the resolution of the extraordinary shareholders' meeting of 8 November 2011 and 1'398'238 new shares were created from existing authorized capital of the Company. The capital increase was registered in the Commercial Register of the Canton of Vaud on 3 February 2012.

Shares
All shares are registered shares with a nominal value of CHF 1.50 each. The Company has one share class only. Each share registered with the right to vote entitles the holder to one vote at the general meeting of shareholders. The shares rank pari passu in all respects with each other, including voting rights, entitlement to dividends, liquidation proceeds in case of liquidation of the Company and preferential subscription rights.

Participation and profit sharing certificates
The Company has not issued any non-voting equity securities such as participation certificates (bons de participations, Partizipationsscheine) or profit sharing certificates (bons de jouissance, Genussscheine).

Limitations on transferability and nominee registrations
Pursuant to article 4 of the Articles of Association, acquirers of registered shares (with ownership or usufruct rights) are recorded upon demand in the share register as shareholders with voting rights if they expressly declare to have acquired their shares in their own name and for their own account or if they indicate the name, surname, domicile, address and citizenship (registered office for legal entities) of the person in which name or for which account they hold the shares. The Board of Directors may, after hearing the person concerned, cancel the entry in the share register with retroactive effect, if such entry was based on untrue or misleading information given by the acquirer.

The Articles of Association do not provide for nominee registrations.

Stock Options, Convertible Loans and Warrants

The Company issued stock options allocated under the employee stock option plan for the employees and the members of the Board of Directors adopted by the Board of Directors on 26 February 2010. Each option granted under the employee stock option plan is granted, as a rule, free of charge and entitles the holder to acquire from the Company one share against payment in cash of the exercise price. For each grant of options, the Company and the plan participant enter into an option contract. The exercise price and the exercise period are set by the Board of Directors in the option contract. The exercise price is the average of the closing prices of the shares during the five trading days preceding the date of grant of the options plus a premium to be determined by the Board of Directors at its absolute discretion. The Board of Directors may determine a restriction period during which the options cannot be exercised. The options vest on the day after the date when the restriction period lapses. The granted options forfeit if, prior to the end of the restriction period, (i) the option holder terminates the employment contract other than for valid reasons, retirement at normal retirement age as may be agreed between the option holder and the Group, death or disability, or (ii) the Group terminates the employment contract for valid reason. Except under certain circumstances (e.g. tender offer or death), the options are not transferable. The shares will be made available through the conditional capital of the Company or open market buybacks of existing shares.

As at 31 December 2014, no options were granted under the employee stock option plan mentioned here above.

Outstanding options granted under the 2010 employee stock option plan as of 31 December 2014:

Date of grant	No. of options	Exercise price	Ratio	Restriction period	Exercise period
19.02.2010	8’780	CHF 38.40	1:1	4 years	19.02.2014 - 18.02.2016
01.07.2012	150’000	CHF 16.00	1:1	2 years	01.07.2014 – 30.06.2016

On 8 July 2013, the Company entered into a senior secured convertible loan agreement for CHF 17 million maturing on 30 June 2016 (the "Precept Loan") from Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"). On 30 June 2014, Precept converted the last tranche the last tranche of the Precept Loan into 1'470'581 registered shares of the Company.

On 31 October 2013, the Company issued to Talisman Infrastructure International Ltd 832'827 Series A Warrants and 594'876 Series B Warrants as compensation for services rendered in connection with capital raising and in particular the retention of Precept as a new investor.
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The Series A Warrants are exercisable into fully paid up registered shares of the Company at an exercise price of CHF 1.50 per share. The Series A Warrants may be exercised at any time until 15 October 2023. The number of shares to be issued upon exercise of the Series A Warrants is dependent on the development of the share price. The formula for the number of shares (N) to be issued upon exercise of Series A Warrants (W) is: N = W x ((Average Closing Price – Exercise Price) / Average Closing Price) provided that the maximum number of shares to be issued as a result of the exercise of Series A Warrants shall not exceed 3.5% of the fully diluted share capital after taking into account the number of shares that would be issued if the Precept Loan were fully converted into shares of the Company. The Average Closing Price is the closing price averaged over the preceding 10 business days.

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The Series B Warrants are exercisable into fully paid up registered shares of the Company at an exercise price of CHF 4.50 per share. The Series B Warrants may be exercised at any time until 15 October 2023. The number of shares to be issued upon exercise of the Series B Warrants is dependent on the development of the share price. The formula for the number of shares (N) to be issued upon exercise of Series B Warrants (W) is: N = W x ((Average Closing Price – Exercise Price) / Average Closing Price) provided that the maximum number of shares to be issued as a result of the exercise of Series A Warrants shall not exceed 2.5% of the fully diluted share capital after taking into account the number of shares that would be issued if the Precept Loan were fully converted into shares of the Company. The Average Closing Price is the closing price averaged over the preceding 10 business days.

Effective from 1 January 2014, the Company introduced a performance related Capped Stock Option Plan ("CSO Plan") for senior executives that is linked to both company and individual performance. The CSO Plan is designed to direct the focus of the executives concerned on long-term share price appreciation, to promote the long-term financial success of the Group and generally to align the interests of executives with those of shareholders. A summary of the CSO Plan is set out below. The plan will be administered by an administrative committee appointed by the Board. Under the CSO Plan an award for a certain number of options is made at the start of the financial year at an exercise price equal to 110% of the average Share Price for the sixty (60) business days preceding the award date, subject to it being (a) not less than the share price at the award date, and (b) not more than 115% of the Share Price at the award date. The actual number of options that are granted to the executive will be determined at or shortly after the end of the year depending on the corporate and individual performance, according to a pre-defined matrix and can range from 0% to 150% of the original award. Options granted are exercisable within 7 years from the date of award and vest evenly over a 3 year period. 50% of each tranche that is vested is blocked for a further 12 months. The option holder may exercise unblocked options within the exercise period by either paying the exercise price to the company to acquire the shares, or authorizing the company to sell sufficient shares to pay the exercise price of the CSOs. In event of termination of employment for any reason other than death or disability, (a) any unvested CSOs shall lapse, (b) any blocked CSOs shall become unblocked CSOs and can be exercised during a period of 30 business days  after the termination date, after which they lapse, and (c) any unblocked CSOs can be exercised prior to the termination date, after which they lapse. The administrative committee has discretion to vary conditions as it deems appropriate.

In 2014, 119’000 options were granted under the CSO Plan, corresponding to 0.54 % of the issued share capital as of 31 December 2014.

Outstanding options granted under the CSO Plan as of 31 December 2014:

Date of grant	No. of options	Exercise price	Ratio	Restriction period	Exercise period
04.04.2014	50’000	4.38	1:1	No restriction period	04.04.2014 31.12.2020
04.04.2014	69’000	3	1.1	23’000 : 31.12.2014 23’000 : 31.12.2015 23’000 : 31.12.2016	1.01.2015 31.12.2020

On 3 June 2014, Precept through its majority owned subsidiary Oakridge Global Energy Solutions, Inc. (formerly Oak Ridge Energy Technologies, Inc; "Oak Ridge") had granted a credit facility of CHF 3'000'000 (the "Oak Ridge Loan"). The Oak Ridge Loan was increased to CHF 5,000,000 on 2 August 2014 and is convertible into registered shares of the Company at a conversion price of CHF 1.50. The Oak Ridge Loan carries an interest rate of 2 percent per annum which shall be capitalized and added to the total loan amount due at maturity together with a fee of CHF 0.5 million. The maturity date is 30 June 2016.

On 8 December 2014, the Company entered into a CHF 21 million credit facility convertible into registered shares with Recharge ApS (Denmark) ("Recharge") (the "Recharge Loan"). The Recharge loan was subject to shareholders approval, which was received at the Extraordinary Shareholder Meeting of the January 5, 2015.

The Recharge Loan provides for a Facility A in the amount of CHF 13'000'000. The conversion price for converting Facility A into shares is the lower of the following: (i) CHF 2.20 (if conversion occurs before 1  October 2015: CHF 1.90), (ii) 85 percent of the 15-day volume-weighted average price of the shares, or (iii) the subscription price at which existing shareholders of the Company may subscribe for new shares in any future rights offering.

In addition, the Recharge Loan provides for a Facility B in the amount of CHF 8'000'000. The conversion price for converting Facility B into shares is the lower of the following: (i) CHF 3.00 (if conversion occurs before 1 October 2015: CHF 2.50), (ii) 85 percent of the 15-day volume-weighted average price of the shares, or (iii) the subscription price at which existing shareholders of the Company may subscribe for new shares in any future rights offering.

Facility A and Facility B bear an interest rate of 12 percent and 10 percent, respectively, per annum payable at the maturity date or on full conversion of the Recharge Loan into shares. On any amount drawn under Facility A or Facility B there is an establishment fee of 5 percent payable at maturity or full conversion. There was an arrangement fee payable to Recharge in the amount of CHF 325'000, in addition to which the Company agreed to reimburse Recharge for part of its due diligence costs.

3.	Board of Directors

The Board of Directors is ultimately responsible for the supervision and control of the management of the Company, including the establishment of the general strategies, as well as other matters which, by law, are under its responsibility. All other areas of management are delegated to the Executive Committee.

The Board of Directors consists of a minimum of three and a maximum of seven members. As a result of the Ordinance against Excessive Compensation which entered into force on 1 January 2014 ("OaEC"), the general meeting of shareholders elects the members of the Board of Directors for a term of office until the end of the next annual general meeting of shareholders. The general meeting of shareholders elects the members of the Board of Directors individually and elects the Chairman from amongst the members of the Board. Members of the Board of Directors can be re-elected without restrictions.

The Articles of Association have not yet been amended in line with the OaEC and accordingly they do not yet contain rules on the number of permitted activities (mandates) of the members of the Board of Directors.

Members of the Board of Directors

Name	Nationality	Position	Initially appointed
Jim Atack	British	Chairman, non-executive member	2013
Stefan A. Müller	Swiss	Non-executive member(1)	1998
Antoine Spillmann	Swiss	Non-executive member	2011
Bryan Urban	American	Non-executive member	2013

(1) Mr. Müller was ad interim Chief Financial Officer from November 1, 2010 to February 28, 2011. Mr. Müller also  performed certain other operational tasks from September 2009 to October 2010. Mr. Müller served as Interim Chairman from August 1, 2013 until August 26, 2013.

Armin Weiland, initially appointed to the Board of Directors in 2006, did not stand for re-election in 2014.

Jim Atack, British, born 1950. Until 2007, Mr. Atack served as director of strategic development for UK international oil services company, Petrofac Plc. Prior to that, he was the managing director of a subsidiary, Petrofac Facilities Management (PGS Production Services prior to 2002), between 2001 and August 2006. Mr. Atack joined the Petrofac organisation as Operations and Change Manager where he oversaw several substantial oilfield takeovers. Currently, Mr. Atack serves as a non-executive director of Positive Homes Ltd., in the UK. Mr. Atack's experience spans over thirty years of oil and gas field production  and  development projects, some seventeen with BP in the North Sea, Onshore UK, and Alaska. He holds degrees in Civil Engineering from Loughborough University of Technology (B.Sc Hons.) and in Offshore Structures from Massachusetts Institute of Technology (M.Sc). Mr. Atack was elected to the Board in 2013, as a representative of Precept.

Stefan A. Müller, Swiss, born 1954. Since 1987, Mr. Müller has held several management roles as chief executive officer and as board member in industrial and financial corporations. He was CEO of Reuge SA, Dreieck Industrie Leasing Ltd / Fortis Lease Switzerland Ltd, Lausanne from September 2003 until July 2010, and Vice Chairman of the Board of Directors of Fortis Lease Switzerland Ltd and Fortis Lease Real Estate Switzerland Ltd, Lausanne. Since 2011 he is Board Member and CEO of g2e glass2energy sa, Yverdon-les-Bains. Mr. Müller  is a member of the board of directors of LBG SA, Les Blanchisseries Générales, Chailly/Yverdon, Unigamma AG, Zürich, Asset Management, Chairman of Unigamma Immobilien AG and other smaller entities. From 2005 to March 2010 he was chairman of LECLANCHE SA. From August 1, 2013 until August 26, 2013 he served as Interim Chairman of LECLANCHE SA. Mr. Müller also performed certain other operational tasks from September 2009 to October 2010 and from November 2010 to February 2011 in LECLANCHE SA. He graduated with a Master of Arts/lic.oec. HSG from the University of St. Gallen (HSG).

Antoine Spillmann, Swiss, born 1963. Mr. Spillmann began his career in London in 1985 where he worked ten years for several investment banks including Paine Webber, UBS Philips & Drew, S.G. Warburg Securities, Lehman Brothers International and ABN AMRO Hoare Govett in the field of equity research and sales. In 1996, Mr. Spillmann became a founding partner of Bryan Garnier & Co in London and in Geneva. In 2001, Mr. Spillmann joined as principal partner Bruellan SA, Geneva. Antoinne Spillmann is a member of the board of directors of ArcelorMittal SA, and Bondpartners SA. From 2003 until 2007, Mr. Spillmann was a member of the board of the Swiss Association of Asset Managers. Mr. Spillmann holds a diploma in Corporate Finance and in Investment Management from the London Business School.

Bryan Urban, American, born 1964. Mr. Urban has over 20 years of energy development, finance and operational experience covering a broad array power generation and energy infrastructure assets in the Americas and Asia/Pacific. Mr. Urban is the Managing Partner at Silveron Capital Partners where he heads a boutique investment banking and advisory team specializing in financing and M&A transactions for power and alternative energy companies. He founded Silveron in 2006 and is responsible for the firm’s strategic initiatives, client development and deal execution. Mr. Urban is engaged in the alternative energy sector as a member of the Board of Directors of Blue Pillar, Inc. and Oakridge Energy Technologies both based in the US. He also actively serves on the Advisory Board for Taylor Biomass Energy in the US. Between 1992 and 2006, Mr. Urban worked for Panda Energy International and between 1999 and 2006 he was the Senior Vice President- Finance/CFO. Early in his career he spent five years with Arthur Andersen where he was involved with both audit engagements and M&A transactions. Mr. Urban is a CPA and earned a Bachelor of Science from Indiana University. Mr. Urban was elected to the Board in 2013, as a representative of Precept.

In 2014, the Company rented out office space to a company affiliated with Mr. Müller, a member of the Company's Board of Directors, from May 1, 2014 until December 31, 2014. Total rent paid during this period amounted to CHF 10’897. In 2013, the Company rented out office space to a company affiliated with Mr. Müller, a member of the Company's Board of Directors, from January 1, 2013 until September 30, 2013. Total rent paid during this period amounted to CHF 69’705. In 2012 the total annual rental for this office space amounted to CHF 88’270

Mr. Spillmann is a principal partner of Bruellan SA, Geneva. In 2014, Bruellan Corporate Governance Action Fund, a fund managed by Bruellan SA, has granted the Company a bridge loan in the amount of CHF 1 mio. which carries an interest rate of 5 percent. The bridge loan will mature 30 June 2015.

The extraordinary general meeting of shareholders of 5 January 2015 elected Messrs. Scott C. Macaw and Robert A. Robertsson to the Board of Directors for a term of office until the end of the annual general meeting of 2015.

Scott Macaw, Australian born 1975. Mr Macaw has a background in finance and law. He began his career in  Asia before moving to Denmark in 1998. He worked in financial services until 2006 when he setup a boutique corporate finance business based in Copenhagen. He leads investment opportunities on a proprietary basis with a focus on technology. Scott is an experienced board member including sitting on a number of significant industrial operating companies. Mr Macaw is representing Recharge.

Robert Robertsson, Icelandic born 1978. Mr Robertsson has a background in finance. He began his career managing pension fund assets in Iceland before moving to London to work for a family office focusing on strategic assets. After moving to Switzerland in 2010 Mr Robertsson works with a small number of active investors sourcing investment opportunities and managing strategic stakes in number of companies across various sectors through active board memberships. Mr Robertsson is representing Recharge.

Internal organisational structure
The Chairman chairs the meetings of the Board of Directors and the general meeting of shareholders and supervises the execution of measures, which the Board of Directors has enacted.

The Board of Directors meets whenever required by business, at least however four times a year. The Board of Directors meets at the invitation of its Chairman. Each member of the Board of Directors may request the Chairman to convene a Board meeting by stating the reasons for such a request. A meeting of the Board of Directors requires the presence or participation of at least half of the members of the Board of Directors, or, if the Board of Directors consists of an uneven number, a majority of the members of the Board of Directors. The Board of Directors passes its resolutions with a majority of the votes cast, with the Chairman holding a casting vote in case of a tie. Resolutions may be passed in writing by circular resolution, unless a member of the Board of Directors requests oral deliberation. Board resolutions by means of written resolutions require the affirmative vote of a majority of all of the members of the Board of Directors. No quorum is required to record the implementation of a capital increase, to pass resolutions regarding the amendments of the Articles of Association entailed thereby and to adopt the report on the capital increase.

Regular meetings of the Board of Directors usually last between half a day to an entire day. In 2014, the Board of Directors held five physical meetings and some fifteen telephone conferences.

At its meeting of August 18, 2011, the Board of Directors established a Chairman's Committee and an Audit Committee to strengthen the corporate governance structure of the Company and the Group. At its meeting on August 26, 2013, the Board of Directors decided to rename these committees to better reflect their responsibilities to the Appointments and Remuneration Committee and the Audit and Risk Management Committee respectively.

The Appointments and Remuneration Committee currently consists of Messrs. Atack (chairman), Müller and Urban; Scott Macaw joined this committee on January 5th 2015. The member of the Appointments and Remuneration Committee are elected by the general meeting of shareholders for a term of office until the end of the next annual general meeting of shareholders. The task of the Appointments and Remuneration Committee is to assist the Board of Directors in (i) identifying individuals qualified to become members of the Board of Directors; (ii) proposing to the Board of Directors the appointment and removal of members of the Executive Committee; (iii) proposing to the Board of Directors compensation principles for the Group, the compensation for the Board of Directors and the Executive Committee and amendments to or introduction of new incentive plans, including share based plans; and (iv) addressing governance issues. In 2013, the Appointments and Remuneration Committee held 1 meeting.

The Audit and Risk Management Committee currently consists of Messrs. Urban (chairman), Müller; Robert Robertsson joined this committee on January 5th 2015. . The task of the Audit and Risk Management Committee is to assist the Board of Directors in its oversight of the integrity of the Company's financial statements and financial reporting process, the Company's compliance with legal and regulatory requirements, the system of internal controls, the audit process and the performance, qualification and independence of the Company's independent auditors. The Audit and Risk Management Committee serves as an independent and objective monitor of the Group's financial reporting process and system of internal control, and facilitates ongoing communication between the external auditor, management and the Board of Directors with regard to the Group's financial situation. The Audit and Risk Management Committee shall propose to the full Board of Directors proposals for the general meeting of shareholders regarding the appointment and removal of the Company’s auditors. In 2014, the Audit Committee held 1 meeting.

In addition, pursuant to the terms of the Recharge Loan, the Company agreed to provide Recharge with certain super majority rights, including board representation that consists of two representatives or constitutes at least one third of the board at all times, higher thresholds for board approval of certain corporate actions and right of first refusal to underwrite any equity issue (subject to statutory pre-emptive rights of the shareholders).

Definition of areas of responsibility
The Board of Directors has delegated the operational management of the business of the Company and of the Group to the Executive Committee, unless the law, the Articles of Associations or the Organizational Regulations provide otherwise. The scope of tasks for which the Board of Directors has retained responsibility includes in particular the following duties and competencies:

-	Ultimate management and direction of the Company and issuance of the necessary directives;
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Determination of the organisation of the Company including resolutions relating to the opening of new branch offices, incorporation and sale of subsidiaries and the sale and acquisition of participations in other companies and decision on and approval of the basic financial, legal and organisational structure of the Group;

-	Organization of the accounting, the internal control system (ICS), the financial control, the financial planning and assessment and supervision of risk assessment and risk management;
-	Determination of the strategy and business policy of the Group;
-	Approval of the business plan of the Group, prepared by the Executive Committee based on the strategic goals;
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Approval of the budget and financial planning documentation prepared by the Executive Committee prior to the year end; in particular cost budgets which include all material cost and forecasted revenues (e.g. salary, investments, sales etc.);

-	Monitor financial stability of the Group (liquidity, safety and appropriate return);
-	Approval of budget increases during the financial year;
-	Decision on and approval of all corporate transactions (corporate actions), in particular material acquisitions, dispositions, investments and strategic and financing transactions;

-	Appointment and removal the members of the Executive Committee and of other important managers, and grant of signatory powers;
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Ultimate supervision of the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives;

-	Preparation of the business report (including the financial statements) as well as of the shareholders meeting, and implementation of its resolutions;
-	Determination of the compensation principles and the compensation framework of the Group;
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Proposal of reorganization measures to the general meeting of shareholders if half the share capital is no longer covered by the Company's net assets; notification of the judge (filing for bankruptcy) in the case of over-indebtedness.

Further, the approval of the Board of Directors is required for specific transactions that do not fall under the ordinary business activities and/or which financially exceed defined thresholds.

The Executive Committee is responsible for all areas of management of the Company that are not specifically reserved to the Board of Directors. The Executive Committee has in particular the following duties and competencies:

-	Management of the operations of the Company and the Group and implementation of the strategy and business policy of the Group decided by the Board of Directors;
-	Execution of decisions and instructions of the Board of Directors;
-	Management and supervision of all on-going business and transactions of the Company and the Group save for decisions which require prior approval by the Board of Directors;
-	Preparation and supervision of compliance with the basic business policy, the operational goals, and the budget and the general compensation principles;
-	Performance of risk supervision over the Group;
-
Preparation and submission of the annual and semi-annual financial statements and of the annual report  for approval by the Board of Directors of as well as the periodical reporting to the Board of Directors on the ongoing state of business of the Group;

-	Preparation of the yearly budget for approval by the Board of Directors and proposals to the Board of Directors regarding budget increases during the financial year;
-	Preparation and implementation of the general human resources policy, employee matters of general concern and the hiring and head count planning;
-	Immediate information to the Board of Directors with respect to increased risks in the ongoing business and extraordinary events.

Information and control instruments vis-à-vis the Executive Committee
The Board of Directors supervises the Executive Committee and monitors its performance through appropriate reporting and control systems.

At each meeting of the Board of Directors, the Chief Executive Officer reports on the course of business and important business events. Other instruments that enable the Board of Directors to monitor and control the Executive Committee are:

-
monthly written reports from the Executive Committee featuring key figures with comparison against the previous year and the budget, and information on order intake, order backlog and inventory and liquidity of the Group together with a brief report by the Chief Executive Officer and the Chief Financial Officer;

-	annual strategic analysis of the operating segments together with a plan, amended each year by the Executive Committee, for the next few years;
-	annual revision of the business risk matrix for the Group by the Executive Committee;
-	special reports by the Executive Committee on important investments, acquisitions and cooperative agreements.

The Chairman is regularly (in between meetings of the Board of Directors) briefed by the Chief Executive Officer on the current course of business and is promptly informed about any extraordinary events.

The Company's internal control system (ICS) consists of seven groups of analysis which are checked and reviewed on a monthly, quarterly and yearly basis. The statutory auditor assesses and reports on the effectiveness of the internal control system (ICS) to the Board of Directors once a year.

These groups of analysis are:
-	Finance with a focus on cash and cash equivalents, payment rights, equity and value added tax (VAT);
-	Fixed assets with a focus on the registrations of the fixed assets, their correct depreciation and impairments if necessary;
-	Inventory with a control of the goods entries and deliveries as well as the correctness of the inventory;
-	IT and its recovery plan;
-	Payroll and related payment or accounting issues;
-	Purchases with a focus on the material resources planning (MRP) and on the adequacy of merchandising entries and accuracy of invoices received;
-	Sales with a focus on billing system and account receivables survey.

The Company defines and evaluates the most important risks based on a risk map comprising the following categories:

-	Strategy with a focus on the market, the competitors and the technology;
-	Operations with a focus on the staff, IT and the supply chain;
-	Finance and cash control;
-	Production and the setup of the new production line, including suppliers, approvals, deliveries, ramp-up and product quality.

Under the oversight of the Chief Executive Officer, a risk matrix is prepared at least annually and evaluated in detail by the responsible heads. Based on the evaluation, a detailed catalogue of measures for the most important risks is prepared. The most important risks, along with possible measures to prevent and mitigate potential damage are presented to the Board of Directors for decision twice a year. In addition, the Board of Directors addresses most of the above mentioned risk categories at each meeting. On this basis, the Board of Directors is monitoring the risks of the Group.

The Company has no internal audit.

4.	Executive Committee

The Executive Committee is responsible for all areas of management of the Company and the Group that are not specifically reserved to the Board of Directors. Members of the Executive Committee are appointed by the Board of the Directors. The Executive Committee is chaired by the Chief Executive Officer.

The Articles of Association have not yet been amended in line with the OaEC and accordingly they do not yet contain rules on the number of permitted activities (mandates) of the members of the Executive Committee.

Members of the Executive Committee

Name	Nationality	Position	Initially appointed
Anil Srivastava	French	Chief Executive Officer	2014
Andrew Firmston-Williams	British	Chief Financial Officer	2013
Pierre Blanc	Swiss	Chief Technology Officer	2006
Fabrizio Marzolini	Swiss and Italian	Head of Portable and Systems Development	2013
Thierry Perronnet	French	General Manager of Distribution	2013

Mr. Joseph Mangion (former CEO) and Mr. Eric Wilkinson (former interim CFO) left the Company effective 3 June 2014. Mr. Joachim Simonis (former Head of Stationary Sales and Marketing) left the Company effective 10 October 2014.

Anil Srivastava, French, born 1960, joined the Company in June 2014 Mr Srivastava was the Chief Executive of Areva Renewables and a member of the Areva Group’s executive committee from January 2009 to December 2011. Until recently he was the Chief Executive of a large offshore wind business in Germany. He is an experienced executive with a strong track record in building global businesses. Prior to his activity at Areva, he has held senior executive positions in companies such as TomTom group and Alcatel-Lucent. He obtained a master's degree from the National Institute of Technology in India and graduated with an Executive MBA from the Wharton School of Business in the USA.

Andrew Firmston-Williams, British, born 1957, joined the Company in 2013.  Mr. Firmston-Williams qualified  as a Chartered Accountant in London with one of the major international firms and for over a 33-year period has pursued a career in finance and general management with various small and mid-sized firms. He was one of the three founding directors of a technology-based infrastructure company in the health services market that was successfully floated on the Alternative Investment Market in London, and he also worked with private equity investors on various portfolio companies.

Pierre Blanc, Swiss, born 1970, joined the Company in 2000. He is Chief Technology Officer of Leclanché. Former positions include Development Manager of primary cells and Head of the R&D department at Leclanché (2004-2006). From 2000 to 2004, Mr. Blanc was Chemical Engineer at Leclanché where he was responsible for the development and manufacturing of battery cells of major brands such as Varta, Energizer, Panasonic and Enersys. He holds a B.A. Moderatorship Chemistry from Trinity College Dublin.

Fabrizio Marzolini, Swiss/Italian, born 1969, joined Leclanché in 1994. He is Head of Systems Development and is responsible for the Business Unit portable batteries and the development of stationary battery systems. Fabrizio Marzolini holds a degree in electricity engineering and an executive Master of Business Administration (MBA).

Thierry Perronnet, French, born 1964, joined the Company in 2013. Mr Perronnet has a strong background in consumer goods and technological Business to Business (“B2B”) markets and has held various senior positions in sales and marketing in Europe and North America. Until recently, he was a B2B Marketing Director with Eastman Kodak for the EMEA region. Prior to that he successfully developed a Business to Customer (“B2C”) business in data storage and photographic products that was spun off from 3M, for whom he had previously worked in Europe and North America.

Management contracts
As of 31 December 2014, there are no management contracts between the Company and third parties.

5.	Compensation, Shareholdings and Loans

For the relevant information please refer to the Remuneration Report on page 23 ss.

6.	Shareholders’ Participation

The Articles of Association have not yet been amended in line with the OaEC and accordingly they do not yet contain rules on issuing of instructions to the independent proxy and on the electronic participation in the general meeting of shareholders.

Right to vote ("one share, one vote")
Any shareholder who is registered as a shareholder with voting rights has the right to attend and to vote at the general meeting of shareholders. Each share of the Company entitles its holder to one vote.

Shareholder registration
Voting rights may only be exercised by a shareholder who is recorded in the share register. Shareholders are recorded upon demand in the share register as shareholders with voting rights if they expressly declare to have acquired their shares in their own name and for their own account or if they indicate the name, surname, domicile, address and citizenship (registered office for legal entities) of the person in which name or for which account they hold the shares.

No restrictions on voting rights
Subject to the registration of the shares in the share register, the Articles of Associations do not impose any restrictions on the voting rights of shareholders. Specifically, there is no limitation on the number of voting rights per shareholder.

Representation
Shareholders having the right to vote may be represented at the general meeting of shareholders by another person authorized by a written proxy, or by corporate bodies, an independent proxy or depositary representatives. Such representative need not be shareholders of the Company.

Quorum
The general meeting of shareholders constitutes a quorum regardless of the number of shares represented and the number shareholders present to the extent that the law does not provide otherwise.

Resolutions and elections
The general meeting of shareholders passes resolutions and carries out elections by absolute majority of the votes represented at the meeting, to the extent that the law or the Articles of Association do not provide otherwise. In a second round, the relative majority is applicable. The Articles of Association state that  a qualified majority of two-thirds of the shares represented is required to pass a resolution to modify or abrogate article 4 (transferability of shares), article 14 (decisions and elections) and to revoke more than one third of the members of the Board of Directors.

Convening
The general meeting of shareholders is convened by the Board of Directors or, if necessary, by the statutory auditor. The Board of Directors is further required to convene an extraordinary general meeting of  shareholders if so requested in writing, indicating the items and the motions, by one or more shareholders holding in aggregate at least 10% of the Company's nominal share capital.

The general meeting of shareholders is called at least 20 days prior to the day of the general meeting by only one publication in the Swiss Official Gazette of Commerce and, although not required by the Articles of Association, by ordinary mail to the address of registered shareholders recorded in the share register.

Agenda
One or more shareholders holding shares with a nominal value of at least CHF 1 million in the aggregate have the right to request in writing that a specific proposal be put on the agenda and voted upon at the next general meeting of shareholders.

Closing date for registration in the share register
Only those shareholders with voting rights whose names were recorded in the Company's share register on the respective closing date may attend the general meeting and exercise voting rights. For organizational reasons, the Board of Directors has determined that no new registration will be made in the share register during a period of up to two weeks before a general meeting. There are no exceptions to this rule regarding the closing date.

7.	Change of Control and Defence Measures

Duty to submit an offer

The Swiss Stock Exchange Act provides that anyone who, directly, indirectly or acting in concert with third parties, acquires equity securities exceeding 33 1/3% of the voting rights of a company - whether or not such rights are exercisable - is required to make an offer to acquire all listed equity securities of that company. A company may raise this threshold to 49% of the voting rights ("opting up") or may, under certain  circumstances, waive the threshold ("opting out").

On April 10, 2013, the annual general meeting of shareholders of the Company resolved to include an "opting up" article in the Articles of Association of the Company that increases the threshold for a mandatory takeover offer under the Swiss Stock Exchange Act (SESTA) from the statutory threshold of 33⅓% to 49%. As a result, under this "opting up" article, an acquirer of the Shares is obliged to make a public tender offer pursuant to Article 32 SESTA only if, as a result of the acquisition of Shares, the threshold of 49% of the Company’s voting rights (whether exercisable or not) is exceeded.

Change of control clauses
There are no change of control clauses (e.g., golden parachutes) included in agreements or schemes benefitting members of the Board of Directors and/or of the Executive Committee except for in the employee stock option plan approved by the Board of Directors on 26 February 2010 which provides that in the event of a successful tender offer where the offeror acquires more than 50% of the shares, the option holders have the right to exercise their options during the additional tender offer period, irrespective of whether a possible restriction period (during which the options cannot be exercised) has lapsed or not. [Similar provision under the

8.	Auditors

PricewaterhouseCoopers SA, Lausanne, has been appointed as statutory auditor since 2008. Mr Felix Roth, Swiss Certified Public Accountant, Partner, has been the lead auditor. As required by law, the lead auditor has to be changed every seven years.

In 2014, the fees of PricewaterhouseCoopers SA for the audit of the consolidated and statutory financial statements of the Group Leclanché amounted to CHF 253’420 and for other services (incl. tax services) amounted to CHF 67’000.

The Board of Directors each year evaluates the performance of the auditor and decides whether the auditor should be proposed to the annual general meeting of shareholders for re-election. Criteria applied for the performance assessment of the auditor are the quality of the management letter, technical and operational competence, independent and objective view, sufficient resources employed, focus on areas of significant risk to the Company, willingness to probe and challenge, ability to provide effective, practical recommendations  and open and effective communication and coordination with management.

9.	Information Policy

The Company is committed to a policy of open, transparent and continuous information. The Company publishes annual and semi-annual reports. Detailed information is provided at the annual general meeting of shareholders. Matters affecting the share price are published immediately in accordance with the ad hoc publicity rules of the SIX Swiss Exchange.

Annual and semi-annual reports, ad hoc announcements and other press releases, the current share price, as well as general information about the Company can be found at the Company's website «www.leclanche.ch».

Interested persons can subscribe to the free e-mail service to receive all ad hoc announcements and other  press releases as well as financial reports via e-mail at « http://www.leclanche.eu/page/mailing-list5 ».

Interested persons may also communicate with the Company directly through the following contact: Anil Srivastava
Chief Executive Officer
E-mail: anil.srivastava@leclanche.com / Tel.: +41 24 424 65 56

2014 Compensation Report Leclanché SA

1.	Compensation report

This compensation report provides information on the remuneration of the members of the Board of Directors and Executive Committee which in the past was presented in the corporate governance report and consolidated financial statements of the Company.

1.1.	Legislation

The legislation and regulations governing the compensation practices of the Group are set out in the following documents:

-	Swiss Code of Obligations

-	Ordinance Against Excessive Compensation at Listed Companies (VegüV), and section 95 para. 3 of the Swiss constitution

-	Listing Rules of the SIX Swiss Exchange

-	Directive on Information Relating to Corporate Governance

-	Swiss Code of Best Practice for Corporate Governance

-	Articles of Association of the Company

1.2.	Guiding principles

The Company operates a remuneration system designed to align the interests of the members of the Board of Directors and Executive Committee with those of the Group, shareholders and other stakeholders. The individual remuneration components take account of the Group's sustainable short- and long-term business development. As the objective is also to attract and retain highly qualified executives and professionals, the remuneration system is focused on providing competitive remuneration with a fixed and a variable component. The remuneration system is periodically reviewed by the Board of Directors.

1.3.	Compensation system

1.3.1.	Members of the Board of Directors

The members of the Board of Directors receive a non-performance related compensation in the form of a Board of Directors fee, which is proposed on an annual basis by the Appointments and Remuneration Committee and decided upon by the entire Board of Directors. The fee amount  depends on the exposures and responsibilities and the specific tasks performed by each individual member during the financial year and is paid in cash.

1.3.2.	Members of the Executive Committee

The compensation for the members of the Executive Committee is verified and proposed on an annual basis by the Appointment and Remuneration Committee. The total compensation, which comprises fixed and variable components, is decided upon by the entire Board of Directors. The members of the Executive Committee receive a base salary commensurate with the job profile and the employee's experience and skills and a performance related cash bonus. The base salary is assessed annually against responsibility and experience and is adjusted when needed. A target cash bonus is defined for each member of the Executive Committee at the beginning of the financial year and this forms the basis for the calculation of the cash bonus actually paid at or shortly after the end of the financial year.

The amount of bonus actually paid is determined taking into account corporate and individual targets and may vary according to a matrix from 0% to 150% of the target amount.

1.3.3.	Equity incentive plans

Two plans exist: the Stock option plan (prior to 2014) and the Capped Stock Option Plan (attribution in 2014).

Capped Stock Option Plan

Members of the Executive Committee are eligible to participate in the Capped Stock Option Plan which came into effect in 2014. The Board of Directors can issue options to its members, members of the Executive Committee as well as to other key employees.

Effective from 1 January 2014, the Company introduced a performance related Capped Stock Option Plan ("CSO Plan") for senior executives that is linked to both company and individual performance. The CSO Plan is designed to direct the focus of the executives concerned on long-term share price appreciation, to promote the long-term financial success of the Group and generally to align the interests of executives with those of shareholders. The plan will be administered by an administrative committee appointed by the Board. Under the CSO Plan an award for a certain number of options is made at the start of the financial year at an exercise price equal to 110% of the average Share Price for the sixty (60) business days preceding the award date, subject to it being (a) not less than the share price at the award date, and (b) not more than 115% of the Share Price at the award date. The actual number of options that are granted to the executive will be determined at or shortly after the end of the year depending on the corporate and individual performance, according to a pre-defined matrix and can range from 0% to 150% of the original award. Options granted are exercisable within 7 years from the date of award and vest evenly over a 3 year period. 50% of each tranche that is vested is blocked for a further 12 months. The option holder may exercise unblocked options within  the exercise period by either paying the exercise price to the company to acquire the shares, or  authorizing the company to sell sufficient shares to pay the exercise price of the CSOs. In event of termination of employment for any reason other than death or disability, (a) any unvested CSOs shall lapse, (b) any blocked CSOs shall become unblocked CSOs and can be exercised during a period of 30 business days after the termination date, after which they lapse, and (c) any unblocked CSOs can be exercised prior to the termination date, after which they lapse. The administrative committee has discretion to vary conditions as it deems appropriate.

Stock option plan

The employee stock option plan has been adopted which has been adopted by the Board of Directors on 26 February 2010. Each option granted under the employee stock option plan is granted, as a rule, free of charge and entitles the holder to acquire from the Company one share against payments in cash of the exercise price. For each grant of options, the Company and the plan participant enter into an option contract. The exercise price and the exercise period are set by the Board of Directors in the option contract. The exercise price is the average of the closing prices of the shares during the five trading days preceding the date of grant of the options plus a premium to be determined by the Board of Directors at its absolute discretion. The Board of Directors may determine a restriction period  during which the options cannot be exercised. The options vest on the day after the date when the restriction period lapses. The granted options forfeit if, prior to the end of the restriction period, (i) the option holder terminates the employment contract other than for valid reasons, retirement at normal retirement age as may be agreed between the option holder and the Group, death or disability, or  (ii)

the Group terminates the employment contract for valid reasons. Except under certain circumstances (e.g. tender offer or death), the options are not transferable. No further options were granted under this plan during the financial year 2014 and it is not intended to issue new options under this plan in future.

1.4.	Ordinance Against Excessive Compensation at Listed Companies (Vegüv), and section 95 para. 3 of the Swiss constitution

A revised version of the Articles of Association with regard to the Board of Directors and Executive Committee compensation, taking into account the Ordinance Against Excessive Compensation  at Listed Companies (OAEC, VegüV) will be submitted to the 2015 Shareholders' General Meeting for approval.

1.5.	Compensation in fiscal year 2014

This section of the compensation report provides information on the compensation paid by the Company in the fiscal year 2014 to the Board of Directors, Chief Executive Officer and Executive Committee as required by the OAEC.

1.5.1.	Board of Directors

In the fiscal year 2014 the members of the Board of Directors received an aggregate total compensation of CHF 260’255 (prior year: CHF 336’648).

Detailed information on the compensation of the members of the Board of Directors:

Total compensation 2014

Name	Position	Base cash compensati on (CHF)	Consulti ng fee (CHF)	Options (CHF)	Social charges (CHF)	Total
Jim Atack	Chairman	100	-	-	-	100
Armin Weiland	Member (office terminated at the 2014 AGM)	-	-	-	-	-
Bryan Urban	Member	50	-	-	-	50
Stefan Müller	Member	50	-	2.1	4.1	56.2
Antoine Spillmann	Member	50	-	-	4.1	54.1
Amount due at year-end						126.82

(All amounts in CHF 1'000)

Total compensation 2013

Name	Position	Base cash compensati on (CHF)	Consulti ng fee (CHF)	Options (CHF)	Social charges (CHF)	Total
Jim Atack	Chairman	34.8	-	-	-	34.8
Bryan Urban	Member	17.5	-	-	-	17.5
Rolf Eckrodt	Former Chairman	55.9	-	33.6	4.6	94.1
Stefan Müller	Member	50.0	-	15.0	4.1	69.1
Armin Weiland	Member	50.0	-	17.1	-	67.1
Antoine Spillmann	Member	50.0	-	-	4.1	54.1
Amount due at year-end						108.2

(All amounts in CHF 1'000)

1.5.2.	Executive Committee

In the fiscal year 2014 the aggregate overall compensation of the Executive Committee amounted to CHF 2’708’165 (prior year CHF 2’028’700).
The highest total compensation in the Group in fiscal year 2014 was earned by Mr. Anil Srivastava. His total compensation in fiscal year 2014, consisting of the fixed annual base salary, the variable performance-related compensation, and pension, insurance and perquisites, amounted to CHF 600’800. In 2013 the highest payment was earned by Dr. Ulrich Ehmes, former Chief Executive Officer and former Geschäftsführer Leclanché GmbH. The payment amounted to CHF 353'800.

The employment contracts with members of the Executive Committee do not contain any severance payments. There are no employment contracts with members of the Executive Committee with notice periods of more than six months.

Total compensation 2014

	Base cash compensation (CHF)	Cash bonus (CHF)	Options (CHF)	Socials charges (CHF)	Total (CHF)
Global payment	1’781.3	391.8	208.8	327.8	2’708.2
of which Highest payment to Anil Srivastava (CEO)	291.6	250.0	-	59.1	600.8

(All amounts in CHF 1'000)

Total compensation 2013
	Base cash compensation (CHF)	Cash bonus (CHF)	Options (CHF)	Socials charges (CHF)	Total (CHF)
Global payment	1’146.5	133.4	533.3	215.5	2’028.7
of which highest payment to Dr. Ulrich Ehmes (Former Chief Executive Officer of Leclanché SA, Former Geschäftsführer Leclanché GmbH)	300.0	-	249.9	53.8	603.7

(All amounts in CHF 1'000)

1.5.3.	Service benefits and benefits in kind

The rent of a flat of one person of the executive committee has been paid in 2014 by Leclanché. The yearly rent amounts to CHF 40’560. This arrangement is scheduled to continue until 31.12.2015.

No other service benefits and benefits in kind have been granted to members of the Board of Directors or to members of the Executive Committee in the year under review.

1.5.4.	Sign-on bonuses

No sign-on payments have been granted to members of the Board of Directors or to members of the Executive Committee in the year under review.

1.5.5.	Loans, guarantees, guarantee obligations, pledges in favour of third parties and other securities

No loans, guarantees, guarantee obligations, pledges in favour of third parties and other securities have been granted to present or past members of the Board of Directors or to present or past members of the Executive Committee (including persons related to them) in the year under review, and no such loans, guarantees, guarantee obligations, pledges in favour of third parties and other securities are outstanding.

1.5.6.	Loan Waivers

No Group company waived repayment of any loan obligations due a member of the Board of Directors or Executive Committee in the year under review.

1.5.7.	No fees or compensation for any additional services

In the year under review the members of the Board of Directors and Executive Committee did not receive any fees or compensation for any additional services rendered to any Group company.

1.5.8.	Former members of management

No compensation was paid to persons who ceased to be a member of the Board of Directors or Executive Committee in the year under review or in prior years, nor to parties related to them.

1.5.9.	Related parties

In the year under review, no compensation was paid to related parties of the Board of Directors or Executive Committee.

1.5.10.	Shareholdings in the Company

Detailed information about the participations of the members of the Board of Directors and the Executive Committee (including related parties) through shares and option rights in the Company can be found in note 10 of the 2014 statutory financial statement.

Report of the statutory auditor on the compensation report

We have audited the remuneration report (pages 24 – 29) dated 9 April 2015 of LECLANCHE SA for the year ended 31 December 2014.

Board of Directors' responsibility

The Board of Directors is responsible for the preparation and overall fair presentation of the remuneration report in accordance with Swiss law and the Ordinance against Excessive Compensation in Stock Exchange Listed Companies (Ordinance). The Board of Directors is also responsible for designing the remuneration system and defining individual remuneration packages.

Auditor's responsibility

Our responsibility is to express an opinion on the accompanying remuneration report. We conducted our audit in accordance with Swiss Auditing Standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the remuneration report complies with Swiss law and articles 14–16 of the Ordinance.

An audit involves performing procedures to obtain audit evidence on the disclosures made in the remuneration report with regard to compensation, loans and credits in accordance with articles 14–16 of the Ordinance. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatements in the remuneration report, whether due to fraud or error. This audit also includes evaluating the reasonableness of the methods applied to value components of remuneration, as well as assessing the overall presentation of the remuneration report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the remuneration report of LECLANCHE SA for the year ended 31 December 2014 complies with Swiss law and articles 14–16 of the Ordinance.

PricewaterhouseCoopers SA

Leclanché
Consolidated financial statements 2014

Consolidated financial statements

Consolidated income statements for the year ended December 31, 2014

	Notes	31.12.2014 kCHF	31.12.2013 kCHF
Sales of goods and services		10'356.8	12'306.8
Other income	4.1	427.8	2'591.5
Total income		10'784.6	14'898.3
Raw materials and consumables used		-7'977.22	-7'587.0
Personnel costs	4.3	-12'374.6	-9'443.8
Other operating expenses		-7'354.9	-7'517.7
Earnings Before Interest, Tax, Depreciation and Amortization	4.2	-16'922.1	-9'650.2
Depreciation and amortization expenses	7, 8	-5'516.5	-2'444.5
Operating Loss		-22'438.6	-12'094.7
Finance costs Finance income		-1'920.3 3.3	-1'460.6 1.2
Loss before tax for the year		-24'355.6	-13'554.1
Income tax	5	-1'375.0	-
Loss for the year		-25'730.5	-13'554.1
Earnings per share (CHF)
- basic	6	-1.33	-1.69
- diluted	6	-1.33	-1.69

Consolidated statements of comprehensive loss for the year ended December 31, 2014

	31.12.2014 kCHF	31.12.2013 kCHF
Loss for the year	-25'730.5	-13'554.1
Other comprehensive income/(loss) Items that will not be reclassified to profit or loss Actuarial income /(loss) on post employment benefit obligations	-952.0	1'518.1
Items that may be subsequently reclassified to profit or loss Currency translation differences	-474.6	634.4
Other comprehensive income/(loss) for the year	-1'426.6	2'152.5
Total comprehensive loss for the year	-27'157.1	-11'401.6

The accompanying notes form an integral part of the consolidated financial statements.

Consolidated financial statements

Consolidated balance sheet at December 31, 2014			31.12.2014	31.12.2013
	Notes		kCHF	kCHF
ASSETS
Non-current assets
Property, plant and equipment	7		30'225.7	34'886.3
Intangible assets	8		4'174.0	4'785.1
Other financial assets			250.6	248.4
			34'650.4	39'919.8
Current assets
Inventories	11		4'588.4	4'568.1
Trade and other receivables	12		2'215.5	3'651.1
Cash and cash equivalents			537.1	3'060.4
			7'341.0	11'279.6
TOTAL ASSETS			41'991.4	51'199.4
EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Share capital	13		32'971.8	28'220.8
Share premium	13		63'497.8	56'833.8
Accumulated value for share-based payment	10		1'885.3	1'677.3
Other reserves	13		8'632.2	8'632.2
Translation reserve			-2'120.4	-1'645.8
Equity component of convertible loan and warrants			4'162.0	5'216.3
Actuarial loss on post-employment benefit obligations	9		-13'610.4	-12'658.4
Accumulated losses			-72'494.8	-47'053.2
Total Equity			22'923.5	39'223.0
Non-current liabilities
Provisions	14		-	100.0
Defined benefit pension l iability	9		4'998.4	3'840.2
Convertible Loan	15	A	3'219.3	4'136.3
Deferred Tax Liability	5		1'375.0	-
			9'592.6	8'076.5
Current liabilities
Provisions	14		150.0	100.0
Borrowings	15	B	3'027.4	-
Trade and other payables	16		6'297.9	3'799.9
			9'475.2	3'899.9
Total Liabilities			19'067.8	11'976.4
TOTAL EQUITY AND LIABILITIES			41'991.4	51'199.4

The accompanying notes form an integral part of the consolidated financial statements

Consolidated financial statements

Consolidated statement of changes in equity for the year ended December 31, 2014

The accompanying notes form an integral part of the consolidated financial statements.

Consolidated financial statements

Consolidated statement of cash flows for the year ended December 31, 2014

	Notes		31.12.2014	31.12.2013
Operating activities Loss for the year			kCHF -25'730.5	kCHF -13'554.1
Depreciation of property, plant and equipment	7		4'479.8	1'649.6
Amortization of intangible assets	8		1'036.7	793.2
Non-realized foreign exchange differences			221.5	479.8
Deffered Liability taxes	7		1'375.0	-
Recognized expense for stock option plan Interest expense	10		208.0 1'920.3	693.6 1'460.6
Interest income			-3.3	-1.2
Movement in provisions	14		-50.0	50.0
Employer's contribution to defined benefit plan	9		-424.7	-362.9
Pension cost	9		206.1	452.9
Working capital adjustments:
In/Decrease in trade and other receivables In/Decrease in inventories			1'435.6 -20.3	1'266.5 142.5
In/Decrease in trade and other payables			2'498.0	-1'643.3
Net cash flows used in operating activities			-12'847.9	-8'572.8
Investing activities
Purchase of property, plant and equipment	7		-389.8	-2'626.8
Investment in other financial assets			2.2	-1.5
Capitalized development expenses	8		-485.9	-1'221.6
Interest received			3.3	1.2
Net cash used in investing activities			-870.2	-3'848.7
Financing activities
Net proceeds from share capital increase Net proceeds from convertible loan	13 15	A	- 8'200.0	2'808.9 8'786.9
Net proceeds from borrowings	15	B	3'000.0	-
Net cash from / (used in) financing activities			11'200.0	11'595.8
Increase / Decrease in cash and cash equivalent			-2'518.0	-825.7
Cash and cash equivalent at 1 January			3'060.4	3'936.2

Notes to the consolidated financial statements 2014

CORPORATE INFORMATION

The consolidated financial statements of Leclanché SA (the “Company”, and together with its subsidiaries Leclanché GmbH and Leclanché Uk Ltd, the “Group”) for the year ended 31 December 2014 were authorised  for issue in accordance with a resolution of the Board of Directors of April 9, 2015. They are still subject to formal approval by the annual general meeting.

Leclanché SA is a stock corporation (société anonyme, Aktiengesellschaft) with registered office in Yverdon-les- Bains, Switzerland, whose shares are publicly traded.

The principal activities of the Group are described in Note 3.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)	Basis of preparation

The consolidated financial statements of Leclanché SA are prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and its  predecessor organization, the International Accounting Standards Committee (IASC).

The policies set out below are consistently applied to all the years presented. These consolidated financial statements were prepared under the historical cost convention, except for items to be recorded at fair value.

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 2 for  areas involving a higher degree of judgment and significant estimates.

The annual closing date of the individual financial statements of all Group companies is December 31.

(B)	New and amended accounting standards and IFRIC interpretations

(a)	Standards and Interpretation effective in the current period

There are no IFRSs or IFRIC interpretations that are effective for the first time for the financial year beginning on or after 1 January 2014 that have a material impact on the group.

(b)	Standard and Interpretations in issue not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2014 and have not been applied in preparing these consolidated financial statements. None of these is expected to have a significant effect on the consolidated financial statements of the Group.

In addition, various other already issued standards will be amended or clarified as part of the annual improvements 2012, 2013 and 2014, none of which is deemed to have a significant impact on the Group’s operations.

There is currently no intention to adopt these new and amended accounting standards before the effective date. The Group will apply the IFRS 15 Revenue from contract with customers from 1 January 2017 and the Group  is currently assessing the impact of this standard.

(C)	Group accounting

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

The group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the  former owners of the acquiree and the equity interests issued by the group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The group recognises any non-controlling  interest in the acquiree on an acquisition- by-acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognised amounts of acquiree’s identifiable net assets.

Acquisition-related costs are expensed as incurred.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

Any contingent consideration to be transferred by the group is recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed to be an asset or liability  is recognised in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Contingent consideration that is classified as equity is not remeasured, and its subsequent settlement is accounted for within equity.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised in profit or loss.

Inter-company transactions, balances, income and expenses on transactions between group companies are eliminated. Profits and losses resulting from inter-company transactions that are recognised in assets are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the group.

(D)	Foreign currencies

Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Swiss Franc “CHF”, which is the group’s presentation currency.

The local currency is generally used as the reporting currency throughout the world. In the respective entity financial statements, monetary assets and liabilities denominated in foreign currencies are translated at the rate prevailing at the balance sheet date. Transactions are recorded using the prevailing exchange rate at the time of the transaction. All resulting foreign exchange transaction gains and losses are recognized in the subsidiary’s income statement.

Income, expense and cash flows of the consolidated companies have been translated into Swiss francs using average exchange rates. The balance sheets are translated using the year-end exchange rates. Translation differences arising from movements in the exchange rates used to translate equity, long-term internal financing deemed as net investment in a foreign operation and net income are included in other comprehensive income.
(E)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Executive Committee.

(F)	Revenue recognition

Revenue includes the fair value from the sale of goods and services, net of value-added tax, rebates, discounts and sales commissions and after eliminating sales within the Group.

(a)	Sale of goods

Sale of goods is recognized when delivery to the customer has occurred, the significant risks and rewards have been transferred to the buyer and collection of the related receivables is reasonably assured. Sale of goods  may include delivery of batteries, rechargeable batteries, systems for electrical storage device and some accessories.

(b)	Services rendered

Revenue for services rendered includes various types of services such as system integration, specific developments and customization or maintenance. For larger projects revenue is recognised according to the stage of completion (contract milestone agreed in the quotation), for smaller project once the project is completed.

(c)	Interest income

Interest income is recognized using the effective interest method unless collectability is in doubt.

(G)	Government grants

Government grants are recognised where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognised as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

(H)	Taxes

The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, the tax is also recognised in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognised, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised only to the extent that it is probable that future taxable profit will  be available against which the temporary differences can be utilised.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the group and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

(I)	Property, plant and equipment

All property, plant and equipment are shown at cost, less subsequent depreciation and impairment. Cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.

All other repair and maintenance expenditures are charged to the income statement during the financial period in which they are incurred.

Depreciation of an asset begins when it is available for use, ie when it is in the location and condition necessary for it to be capable of operating in the manner intended by management and is calculated on a straight-line basis over the useful life, according to the following schedule:

Useful life in years
Production machinery	8 - 10
Machinery, equipment	5 – 8
Tools	3 – 5
Computers and information networks	3 – 5
Office furniture and equipment	5 – 8
Vehicles	5

Assets are depreciated on a straight-line method.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date. An asset’s carrying amount is impaired immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposal or retirement of tangible fixed assets are determined by comparing the proceeds received with the carrying amounts and are included in the consolidated income statements.

(J)	Intangible assets

(a)	Research and development costs

Research costs are expensed as incurred. Development expenditure on an individual project is recognised as an intangible asset when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the asset and the ability to measure reliably the expenditure during development.

Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when development is complete and the asset is available for use. It is amortised over the period of expected future benefit. During the period of development, the asset is tested for impairment annually.

(b)	Patents and licences

The patents have been acquired as part of a business combination. The useful live (12 years) assigned to the patents are based on the maturity of the patents and the value was assessed based on estimated economic benefit that such patents rights can provide.

(K)	Financial assets

Financial assets are identified as either one of the following categories: at fair value through profit or loss, loans and receivables or derivative financial instruments. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition and re-evaluates this designation at every reporting date. Financial assets are recognised initially at fair value plus transaction costs for trade and receivables. Financial assets are derecognised when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

(a)	Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss are financial assets held for trading. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term. Derivatives are also categorised as held for trading unless they are designated as hedges. Assets in this category are classified as current assets if expected to be settled within 12 months; otherwise, they are classified as non-current.

Financial assets carried at fair value through profit or loss are initially recognised at fair value and transaction costs are expensed in the income statement. Financial assets at fair value through profit or loss are subsequently carried at fair value.

Gains or losses arising from changes in the fair value of financial assets at fair value through profit or loss, including interest and dividend income, are presented in the income statement within «Financial income/costs», in the period in which they arise.

(b)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement loans and receivables are carried at amortised cost using the effective interest method, when maturity is over one year. Carrying amount is after consideration of an allowance for impairment. Gains and losses are recognised in profit or loss when the loans and receivables are derecognised or impaired.

(L)	Loans and borrowings

Interest bearing loans and borrowings are initially recognised at fair value less directly attributable transaction costs. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method, if maturity exceeds 12 months. A financial liability is recognised when the obligation is discharged or cancelled or expires.

Compound financial instruments issued by the group comprise convertible loans that can be converted to share capital at the option of the holder, and the number of shares to be issued does not vary with changes in their fair value. The liability component of a compound financial instrument is recognised initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognised initially as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component is measured at amortised cost using the effective interest method whereas the equity component is not re-measured.

(M)	Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the weighted average cost method. The cost of work in progress and manufactured finished goods comprises directproduction costs and an appropriate proportion of production overheads and factory depreciation. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Furthermore, inventories which are no longer part of production and sales plans are directly written off from the gross value of inventories.

realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Furthermore, inventories which are no longer part of production and sales plans are directly written off from the gross value of inventories.

(N)	Trade and other receivables

Trade accounts receivables are carried at invoiced amounts, less adjustments for doubtful receivables. A provision for impairment is made for doubtful receivables based on a review of all material outstanding amounts at the reporting date.

(O)	Cash and cash equivalents

Cash and cash equivalents include cash in hand and highly liquid investments with original maturities of three month or less. This position is readily convertible to known amounts of cash. Bank overdrafts are shown within short-term financial debt in current liabilities on the balance sheet.

(P)	Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions are not recognized for future operating losses.

(Q)	Employee benefits

(a)	Pension obligations

The Group operates various pension schemes. The schemes are generally funded through payments to insurance companies or trustee-administered funds, determined by periodic actuarial calculations. The group has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the group pays fixed contributions into a separate entity. The group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. A defined benefit plan is a pension plan that is not a defined contribution plan.

Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period less the fair value of plan assets, together with adjustments for unrecognised past-service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms  to maturity approximating to the terms of the related pension obligation. In countries where there is no deep market in such bonds, the market rates on government bonds are used.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise.

Past-service costs are recognised immediately in income.

For defined contribution plans, the group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The group has no further payment obligations once the contributions have been paid. The contributions are recognised as employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

(b)	Termination benefits

Termination benefits are payable when employment is terminated by the group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The group recognises termination benefits at the earlier of the following dates: (a) when the group can no longer withdraw the offer of those benefits; and (b) when the entity recognises costs for a restructuring that is within the scope of IAS 37 and involves the payment of termination benefits. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period  are discounted to their present value.

(c)	Employee participation

The Group operates two equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options) of the Group. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted:

o	including any market performance conditions;

o
excluding the impact of any service and non-market performance vesting conditions (for example, profitability, sales growth targets and remaining an employee of the entity over a specified time period); and

o	including the impact of any non-vesting conditions (for example, the requirement for employees to save).

At the end of each reporting period, the group revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions and service conditions. It recognises the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity.

When the options are exercised, the company issues new shares. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.
2.	CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The Group’s principal accounting policies are set out in Note 1 of the Group’s consolidated financial statements and conform to International Financial Reporting Standards (IFRS). Significant judgments and estimates are used in the preparation of the consolidated financial statements which, to the extent that actual outcomes and results may differ from these assumptions and estimates, could affect the accounting in the areas described in this section.

Impairment of non-financial assets

The Group assesses whether there are any indicators of impairment for all non-financial assets at each reporting date. Non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. When value in use calculations are undertaken, management must estimate the expected cash flows from the asset and choose a suitable discount rate. The realisation of the projects is a key assumption of the Impairment testing performed.

Uncertainties and ability to continue as a going concern

As announced on 4 September 2014 in the Interim Report 2014, the Board was firmly of the view that it was necessary, based on its current business plan, to secure additional medium-term financing and to diversify its financing base to meet its working capital requirements and the capital required to scale the business operations as envisaged by the new growth strategy.

Following this, on 5 January 2015, shareholder approval was obtained to introduce two facilities under a new convertible loan from Recharge APS:

1. Facility A – CHF 13 million of working capital funding,
2. Facility B – CHF 8 million of growth funding, to be drawn for the first phases approved under the new growth strategy

At the time of the issue of these consolidated financial statements, the first CHF 5.6 million has been drawn under Facility A and CHF 0.5 million has been drawn under Facility B.

In addition to this the existing CHF 5 million convertible loan of Oakridge (see note 15) was acquired by Recharge APS as part of the capital transactions approved by the extraordinary general meeting of 5 January 2015, and on 21 January 2015, this was partially converted to equity under the terms of that loan, thereby increasing the equity of the company by CHF 3.7 million.

The company anticipates that, subject to a successful completion of the Turnaround Plan and the successful implementation of the new Growth Plan, funding under Facility A will satisfy the company’s working capital requirements for at least the next twelve months and until the achievement of Adjusted EBITDA breakeven (defined as EBITDA breakeven adjusted to exclude any non-cash items and as further adjusted to exclude any negative effect of growth initiatives and activities which are separately funded under Facility B or otherwise).

Accordingly, the Board of Directors believes that the Company will be able to meet all of its obligations for at least the next twelve months as they fall due and hence, the consolidated financial statements have been prepared on a going concern basis.

Notwithstanding this, as operations are scaled, particularly in Sales and Delivery, the Company is aware of the significant execution risk this carries, and continues to explore options to raise further growth capital alongside the existing Facility A and Facility B, as envisaged by the agenda approved by shareholders at the Extraordinary General Meeting of 5 January 2015.

Development costs

Development costs are capitalised in accordance with the accounting policy of Note 1(J). Initial capitalisation is based on management’s judgment that the technological and economical feasibility is confirmed, usually when a product development project is conducted based on concrete specification of a third party. In determining the amount to be capitalised, management makes assumptions regarding the expected future cash flows, discount rate to be applied and expected period of benefits. In 2014, development costs have been capitalized for total kCHF 485.9. (2013: kCHF 1’135.2).

Valuation of Convertible Loans

The determination of the fair value of the liability component of the convertible loan under the provisions of  IAS 32 requires judgement, and it was determined by assessing the net present value of the underlying market value of the debt component, with the residual amount being then being attributed to equity component. See note 15A for further information.

Deferred income tax asset

Deferred income tax assets are recognised for all unused tax losses only to the extent that it is probable that taxable profits will be available against which the losses can be utilised. Judgement is required from management to determine the amount of tax asset that can be recognised, based on forecasts and tax planning strategies. Given the uncertainty in the realization of future taxable profits, no tax asset has been recognized as of 31 December 2014. Had the Group estimated that all available tax losses could be used, the effect would have been an additional income of kCHF 13’435.7 as of 31 December 2014 (2013: kCHF 26’627.4).

Pension benefits

The present value of the pension obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost (income) for pensions include the discount rate. Any changes in these assumptions will impact the carrying amount of pension obligations. The independent actuary of the Group uses statistical based assumptions covering future withdrawals of participants from the plan and estimates on life expectancy. The actuarial assumptions used  may differ materially from actual results due to changes in market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences could impact significantly the amount of pension income or expenses recognised in future periods.

The Group determines the appropriate discount rate at the end of each year. This is the interest rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. In determining the appropriate discount rate, the Group considers the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related pension liability.

Other key assumptions for pension obligations are based in part on current market conditions.

3.	SEGMENT INFORMATION

From a product perspective, management assesses the performance of the operating segments based on a measure of adjusted earnings before interest, tax, depreciation and amortization (EBITDA). This measure excludes the effects of depreciation, amortization, taxes, financial income and financial costs. The impact on personnel costs related to IAS 19 / IFRIC 14 and finance income and charges are not included in the result for each operating segment.

Since 1 January 2012, the operating business is organized in 3 segments:

o	‘Portable’ conceives, develops and carries out turn-key solutions for storage of portable electrical power calling upon innovative technologies for specific applications.

o	‘Distribution’ commercializes batteries as well as accessories such as flashlights and small chargers.

o	‘Stationary’ produces large format lithium ion cells and systems for high end applications. This segment includes: automotive, stationary and off-road.

All costs that cannot be managed directly by the three business units (Portable, Stationary and Distribution) are grouped as Central Costs, and are kept under regular review by the Executive Committee. As consequence, 4 reportable segments are presented.

In 2014, the Group realized 30.5% (2013: 31.5%) of its revenue with one customer. The revenue with this customer was realized in the Portable segment.

For geographical information, sales are allocated based on where the client is located.

	Portable		Stationary		Distribution		Group Central Costs		Total
Revenue	31.12.2014	31.12.2013	31.12.2014	31.12.2013	31.12.2014	31.12.2013	31.12.2014	31.12.2013	31.12.2014	31.12.2013
Total income	6'753.5	8'883.6	634.2	2'600.9	3'274.5	3'331.8	122.4	81.9	10'784.6	14'898.3
EBITDA	-798.9	1'105.3	-9'352.9	-4'740.7	34.4	-98.6	-6'804.6	-5'916.2	-16'922.1	-9'650.2
EBIT	-932.7	963.4	-14'639.7	-6'914.7	37.5	-105.5	-6'903.6	-6'037.9	-22'438.6	-12'094.7

Assets and Liabilities
Segment assets	2'281.0	4'981.0	36'595.9	40'150.1	1'260.1	1'321.5	1'854.3	4'746.8	41'991.4	51'199.4
Segment liabilities	-867.0	-867.0	-995.4	-995.4	-1'881.5	1'881.5	-15'324.0	-8'232.6	-19'067.8	-11'976.5

Other segment information
Depreciation and amortization	-115.9	-142.0	-5'278.2	-2'174.0	-0.8	-6.9	-121.6	-121.6	-5'516.5	-2'444.5
Acquisitions of tangible and
intangible	128.7	165.0	747.0	3'448.9	-	-	-	-	875.7	3'614.2

Geographical  information:

	Switzerland		France		Germany		Other		Total
Revenue Total income Non-current assets	31.12.2014 31.12.2013		31.12.2014 31.12.2013		31.12.2014 31.12.2013		31.12.2014 31.12.2013		31.12.2014	31.12.2013
	5'081.8 1'248.2	6'153.3 4'662.3	5'025.0 -	6'255.8 -	570.9 33'402.2	2'467.3 35'257.4	106.9 -	21.9 -	10'784.6 34'650.4	14'898.3 39'919.8

Reconciling items	31.12.2014	31.12.2013
kCHF		kCHF

EBITDA	-16'922.1	-9'650.2
Depreciation and amortization	-5'516.5	-2'444.5
EBIT	-22'438.6	-12'094.7
Finance revenue	3.3	1.2
Finance costs	-1'920.3	-1'460.6
Income tax	-1'375.0	-
Loss for the year	-25'730.5	-13'554.1

4.	REVENUES AND EXPENSES

4.1	OTHER INCOME

	2014	2013
	kCHF	kCHF

Government grants	54.9	2'378.8
Other income	373.4	212.7
	428.3	2'591.5

Government grants were received from the EU and the German “Bundesministerium für Forschung”. This grants are related to certain equipment within the mass production line in Germany (see note 7).

4.2 OTHER OPERATING EXPENSES

	2014 kCHF	2013 kCHF
Consulting costs	1'489.1	2'368.8
Rental costs	1'787.8	1'661.5
Losses on receivables	407.3	88.0
Travel costs	939.6	657.4
Manufacturing costs	261.8	125.6
Sales & marketing costs	292.3	151.7
Transport and packaging	708.0	634.1
Exchange losses / (gains)	2.4	-105.1
Building facilities	994.2	1'030.3
Administration costs	351.8	585.1
Sundry duties and capital taxes	-99.0	138.3
Insurances	129.5	136.4
Miscellaneous	89.9	45.6
	7'354.9	7'517.7

4.3 PERSONNEL COSTS

Salaries	10'693.5	7'373.2
Social charges	1'266.9	924.1
Recognized expense for stock option plans	208.0	693.6
Pension cost (defined benefit plan)	206.1	452.9
	12'374.6	9'443.8

For details on Pension cost refer to Note 9; for recognized expense for stock option plan refer to Note 10.

4.4 RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenditure recognized as an expense during 2014 amount to kCHF 3’165.2 (2013: kCHF 3’559.4).

5. INCOME TAX EXPENSE

	2014	2013
	kCHF	kCHF
Consolidated income statement
Current income tax	-	-
Deferred income tax	1'375.0	-
Income tax income/(expense) reported in the income statement	1'375.0	-

Reconciliation between tax expense and the product of accounting profit multiplied by domestic tax rate for the period for the years ended 31 December 2014 and 2013 is as follows:

	2014	2013
	kCHF	kCHF
Accounting profit /(loss) before income tax Taxes at the weighted average income tax rate* 26.88% (2013: 25.45%).	-24'355.6 -7'172.0	-13'554.1 -3'450.1
Effect of unrecorded tax losses	8'546.9	3'450.1
Total	1'375.0	-

The income tax rate of 26.88% is the weighted average of the tax rates prevailing in Switzerland and Germany, respectively.

Deferred tax assets and liabilities tax at 31 December relate to the following:

	2014 kCHF	2013 kCHF
Deferred tax liability Intangible assets	386.3	514.9
Property, plant and equipment	3'396.6	3'794.4
	3'782.9	4'309.3
Deferred tax assets Unused tax losses carried forward	2'407.9	4'309.3
	2'407.9	4'309.3
Net deferred tax liability	1'375.0	-

The Group has tax losses which arose in Switzerland that are available until 2021 for offset against future taxable profits of the company in which the losses arose.

Maturity	Tax loss

kCHF
2015	-
2016	330.9
2017	8'195.0
2018	7'450.7
2019	6'024.7
2020	23'445.2
2021	12'118.5
Total	57'565.0

6. EARNINGS PER SHARE

(a)           Basic

Basic earnings per share amounts are calculated by dividing net result for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares in issue during the year.

The following reflects the income and share data used in the earnings per share computations:

	2014 kCHF	2013 kCHF
Net loss attributable to ordinary equity holders of the parent	-25'730.5 2014	-13'554.1 2013
Weighted average number of ordinary shares in issue	19'340'057	8'027'795
Earnings per share	2014 CHF	2013 CHF
- basic	-1.33	-1.69
- diluted	-1.33	-1.69
(b) Diluted earnings per share

The diluted earnings per share is calculated adjusting the weighted average number of ordinary shares in issue to assume conversion of all dilutive potential ordinary shares. The existing potential ordinary shares relate to the stock option plan (note 10), to the warrants (note 15A) and to the convertible loan (note 15A) do not affect the diluted loss per share since they would be anti-dilutive (same as 2013).

7. PROPERTY, PLANT AND EQUIPMENT

	Machinery, installations and tools	Furniture and computers	Vehicles	Construction in progress	Total
Gross values :
As at 01.01.2013 Additions	14'898.4 2'274.7	1'463.0 1.2	370.0 -	29'764.0 203.1	46'495.4 2'479.0
Disposals	-	-	-15.0	-	-15.0
Transfer 29'764.0 - - -29'764.0 -
Exchange differences	158.4	4.0	-	-	162.4
As at 31.12.2013	47'095.5	1'468.2	355.0	203.1	49'121.8

Depreciations and impairments
As at 01.01.2013	10'958.0	1'242.4	362.0	-	12'562.4
Depreciation charge for the year	1'509.0	135.9	5.0	-	1'649.9
Disposals	-	-	-12.0	-	-12.0
Exchange differences 32.5		3.4	-	-	35.9
As at 31.12.2013 12'499.5		1'381.7	355.0	-	14'236.2
Net values as at 31.12.201334'596.0		86.5	-	203.1	34'885.6

Gross values :
As at 01.01.2014	47'095.5	1'468.2	355.0	203.1	49'121.8
Additions	310.5	40.8	-	38.5	389.8
Disposals	-	-	-	-	-
Transfer	19.0	-	-	-19.0	-
Exchange differences	-762.1	-5.1	-	-1.7	-768.9
As at 31.12.2014	46'662.9	1'503.9	355.0	220.9	48'742.7

Depreciations and impairments
As at 01.01.2014	12'499.5	1'381.7	355.0	-	14'236.2
Depreciation charge for the year	4'300.4	71.8	-	107.6	4'479.8
Disposals	-	-	-	-	-
Exchange differences	-191.3	-7.7	-	-	-199.1
As at 31.12.2014	16'608.6	1'445.8	355.0	107.6	18'517.0

Net values as at 31.12.2014	30'054.3	58.2		113.3	30'225.7

As at 31.12.2014, the fire insurance value of fixed assets amounts to kCHF 13’875.5 (2013: kCHF 13’875.5)

Certain equipment within the mass production line in Germany formed part of a grant funded research programme, which has ended in 2013 but for which formal sign-off by the relevant funding authority has not yet taken place. The formal eligibility of the funding received will therefore only be confirmed once this sign– off has taken place. The project is officially closed. The financial reporting is currently being audited by the Ministry.

8. INTANGIBLE ASSETS

	Development costs kCHF	Patents and licences kCHF	Total kCHF
Gross values : As at 01.01.2013	3'168.6	4'870.0	8'038.6
Additions	1'135.2	-	1'135.2
Exchange differences	12.7	74.0	86.7
As at 31.12.2013	4'316.5	4'944.0	9'260.5

Amortization and Impairment
As at 01.01.2013	871.7	2'769.0	3'640.7
Amortization	387.4	406.0	793.4
Exchange differences	-	41.0	41.0
As at 31.12.2013	1'259.1	3'216.0	4'475.1
Net values as at 31.12.2013	3'057.4	1'728.0	4'785.4

Gross values :
As at 01.01.2014	4'316.5	4'944.0	9'260.5
Additions	485.9	-	485.9
Exchange differences	-33.6	-91.4	-125.0
As at 31.12.2014	4'768.8	4'852.6	9'621.4

Amortization and Impairment
As at 01.01.2014	1'259.1	3'216.0	4'475.1
Amortization	630.6	406.1	1'036.7
Exchange differences	-	-66.7	-66.7
As at 31.12.2014	1'889.7	3'555.4	5'445.1
Net values as at 31.12.2014	2'879.1	1'297.2	4'176.3

Development costs: the Group has recognised 5 development projects to be capitalised as follows:

Project B: recognised at December 31, 2007: kCHF 250.0 Availability for use: April of 2009, useful life: 5 years (fully depreciated as of 31.12.2014)

Project C: recognised at December 31, 2007: kCHF 1’927.9 Availability for use: during 2011, useful life: 6 years

Project D: (Home Storage System) recognised at 31 December 2014: kCHF 1’894.0 Availability for use: during 2014, useful life: 5 years

Project E: recognised at 31 December 2014: kCHF 288.7 Availability for use: during 2014, useful life: 5 years

Project F: recognised at 31 December 2014: kCHF 192.4 Availability for use: during 2015, useful life: 5 years

Project G: recognised at 31 December 2014: kCHF 65.7 Availability for use: mid 2015, useful life: 10 years.

9.	PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS

The Group has one defined benefit pension plan, covering all of its Swiss employees, which require contributions to be made to separately administrated funds. Both the employer and the employees contribute to the plan, the employer paying half of the total contributions. The pension plan provides lifetime pensions determined based on cumulative savings of the individual plan member and converted into an annual pension at fixed conversion rate. Lump sum payments are possible if conditions are respected.

The amounts recognised in the balance sheet are as follows:

	2014	2013
	kCHF	kCHF
Present value of funded obligations	42'303.9	39'984.2
Fair value of plan assets	37'305.5	36'143.9
Deficit of funded plans	4'998.4	3'840.2

The movement in the net defined benefit liability over the year is as follow:

	Present value of obligation	Fair value of plan assets	Total
At 1 January 2013	kCHF 41'259.7	kCHF -35'991.4	kCHF 5'268.3

Current service cost	695.7	-	695.7
Interest expense/(income)	783.9	-683.8	100.1
Employee Contributions	-	-342.9	-342.9
	42'739.3	-37'018.1	5'721.2
Remeasurements Change in financial assuptions	-865.0	-	-865.0
Change in demographic Assumptions	1'864.6	-	1'864.6
Other Actuarial (gain) / losses	-573.6	-	-573.6
(Gain) / losses on plan assets	-	-1'944.2	-1'944.2
	426.1	-1'944.2	-1'518.1
Contribution Company Contribution	-	-362.9	-362.9
Benefits payments	-3'181.2	3'181.2	-
At 31 December 2013	39'984.2	-36'143.9	3'840.2

	Present value of obligation	Fair value of plan assets	Total
	kCHF	kCHF	kCHF
At 1 January 2014	39'984.2	-36'143.9	3'840.2
Current service cost	954.9	-	954.9
Interest expense/(income)	839.7	-759.0	80.6
Employee Contributions	-	-404.7	-404.7
	41'778.7	-37'307.6	4'471.1
Remeasurements Change in Financial Assumptions	4'668.9	-	4'668.9
Other Actuarial (gain) / losses	-2'131.8	-	-2'131.8
(Gain) / losses on plan assets	-	-1'585.1	-1'585.1
	2'537.0	-1'585.1	952.0
Contribution Company Contribution	-	-424.7	-424.7
Benefits payments	-2'011.8	2'011.8	-
At 31 December 2014	42'303.9	-37'305.5	4'998.4

The Group expects to contribute kCHF 451 to its defined benefit pension plan in 2015.

The major categories of plan assets as a percentage of the fair value of total plan assets are as follows:

	2014	2013
Cash	kCHF 1'509.5	kCHF 1'576.8
CHF bonds	12'301.9	12'538.2
FX Bonds	1'202.9	1'417.2
Equity	15'470.0	14'467.0
Property	4'423.1	3'192.7
Other	2'398.2	2'951.9
Fair value of plan assets	37'305.5	36'143.9

The overall expected rate of return on assets is determined based on the market prices prevailing on that date, applicable to the period over which the obligation is to be settled.

The Legal coverage (art. 44 OPP2) of the pension fund is 110.3 % as of 31.12.2014 (2013 : 109.5%)

The principal assumptions used in determining pension benefit obligations for the Group's plan are shown below:

	2014	2013
	%	%
Discount rate	1.0%	2.1%
Salary growth rate	1.5%	1.5%
Pension growth rate	0.5%	0.5%

The demographic basis for 2013 and 2014 is the LPP 2010 generational table. The weighted average duration of the defined benefit obligation is 12.7 years.

The sensitivity of the defined benefit obligation to changes in the weighted principal assumptions is as follow:

	Impact of defined benefit obligation
	Change in assumption	Increase in assumption	Decrease in assumption
Discount rate	0.5%	-6.0%	6.7%
Salary growth rate	0.5%	0.2%	-0.1%
Pension growth rate	0.5%	5.4%	-5.0%

The above sensitivity analysis is based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated.  When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the pension liability recognised within the statement of financial position.

The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to the previous period.

Weighted average duration of the defined benefit obligation is 12.7 years.

Estimated benefit payments for the next ten years

	Less than a	Between 1-2	Between 2-5	Between 5-
Figures in kCHF	year	years	years	10 years
At 31.12.2013	2'439.8	2'289.3	6'735.1	10'776.3
At 31.12.2014	2'495.6	2'413.2	6'844.7	10'502.9

10.	SHARE BASED PAYMENTS

(a)	Stock Option plan

On February 26, 2010, the Board of Directors approved a stock option plan for the members of the Board of Directors and selected employees of Leclanché. Each option granted under the employee stock option plan is granted, as a rule, free of charge and entitles the holder to acquire from the Company one share against payment in cash of the exercise price. For each grant of options, the Company and the plan participant enter into an option contract. The exercise price and the exercise period are set by the Board of Directors in the option contract. The exercise price is the average of the closing prices of the shares during the five trading days preceding the date of grant of the options plus a premium to be determined by the Board of Directors at its absolute discretion. The Board of Directors may determine a restriction period during which the options cannot be exercised. The options vest on the day after the date when the restriction period lapses. The granted  options forfeit if, prior to the end of the restriction period, (i) the option holder terminates the employment contract other than for valid reasons, retirement at normal retirement age as may be agreed between the option holder and the Group, death or disability, or (ii) the Group terminates the employment contract for valid reason. Except under certain circumstances (e.g. tender offer or death), the options are not transferable. The shares will be made available through the conditional capital of the Company or open market buybacks of existing shares.

Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	31.12.2014		31.12.2013
	Weighted Average excercise price in CHF per share	Options	Weighted Average excercise price in CHF per share	Options
At 1 January	19.10	174'060	20.84	260'250
Granted	-	-	-	-
Forfeited	38.40	-3'250	-	-86'190
Exercised	-	-	-	-
Expired	38.40	-12'030	-	-
At 31 December	17.24	158'780	19.10	174'060

Share options outstanding at the end of the year have the following expiry date and exercise prices:

Expiry Date	Excercise price in CHF per share	Options 31.12.2014	Options 31.12.2013
18.02.2014	38.40	-	12'030
18.02.2016	38.40	8'780	12'030
30.06.2016	16.00	150'000	150'000
		158'780	174'060

The fair value of the grants under the stock option plan was estimated using the Black Scholes valuation model with the following assumptions and issues:

	2012 attribution	2011 attribution	2010 attribution
Number of options granted	203'000	8'930	48'320
Grant date Vesting period	01.07.12 2 years after grant date	25.10.11 2 years resp. 4 years after grant date	25.06.10 2 years resp. 4 years after grant date
Expiration date	2 years after vesting date	2 years after vesting date	2 years after vesting date
Weighted average share price at grant date	13.60	37.65	39.50
Exercise price	16.00	28	38.40 / 40.13 / 43.56
Expected life	3.00	2.99 / 4.99	2.65 / 4.65
Volatility	68.87%	64.72%	89.94%
Expected dividend yield	0%	0%	0%
Risk free interest rate	0.07%	0.66%	0.49% / 0.81%
Fair value of option at grant date	13.60	18.75	24.04
Expected turnover of personnel	0.00%	0.00%	0.00%

For the Stock Option plan, the expense recognised in the income statement for share options granted to directors and employees amounts to kCHF 165.0 on 31 December 2014 (kCHF 693.6 on 2013).

There have not been any grants under the Stock Option plan after 2012. Grants since 2014 are awarded under the Capped Stock Option plan as per Note 10 (b) below.

(b)	Capped Stock Option plan

Effective from 1 January 2014, the Company introduced a performance related Capped Stock Option Plan ("CSO Plan") for senior executives that is linked to both company and individual performance. The CSO Plan is designed to direct the focus of the executives concerned on long-term share price appreciation, to promote the long-term financial success of the Group and generally to align the interests of executives with those of shareholders. The plan will be administered by an administrative committee appointed by the Board. Under the CSO Plan an award for a certain number of options is made at the start of the financial year at an exercise price equal to 110% of the average Share Price for the sixty (60) business days preceding the award date, subject to it being (a) not less than the share price at the award date, and (b) not more than 115% of the Share Price at the award date. The actual number of options that are granted to the executive will be determined at or shortly after the end of the year depending on the corporate and individual performance, according to a pre- defined matrix and can range from 0% to 150% of the original award. Options granted are exercisable within 7 years from the date of award and vest evenly over a 3 year period. 50% of each tranche that is vested is blocked for a further 12 months. The option holder may exercise unblocked options within the exercise period by either paying the exercise price to the company to acquire the shares, or authorizing the company to sell sufficient shares to pay the exercise price of the CSOs. In event of termination of employment for any reason other than death or disability, (a) any unvested CSOs shall lapse, (b) any blocked CSOs shall become unblocked CSOs and can be exercised during a period of 30 business days after the termination date, after which they lapse, and (c) any unblocked CSOs can be exercised prior to the termination date, after which they lapse. The administrative committee has discretion to vary conditions as it deems appropriate.

The fair value of the grants under the CSO plan was estimated using the Monte Carlo valuation model with the following assumptions and issues:

	2014 attribution	2014 attribution
Number of options granted	50'000	69'000
Grant date	04.04.14	19.03.15
Vesting period	04.04.14	31.12.2014 : 33% 31.12.2015 : 33%
		31.12.2016 : 33%
Expiration date	31.12.20	31.12.20
Share price at grant date	3.81	4.19
Exercise price	4.38	3.00
Cap	17.52	12.00
Volatility (annualized)	80.66%	81.92%
Risk free interest rate (annualized)	0.81%	0.07%
Fair Value of the option at the grant date	0.86	1.09

For the Stock Option plan, the expense recognised in the income statement for share options granted to directors and employees amounts to kCHF 43.0 on 31 December 2014.
(c)	Warrants

On 31 October 2013, the Company issued to Talisman Infrastructure International Ltd 832'827 Series A Warrants and 594'876 Series B Warrants as compensation for non-regulated services rendered to the company in connection with capital raising and in particular, the retention of Precept as new investor..
–
The Series A Warrants are exercisable into fully paid up registered shares of the Company at an exercise price of CHF 1.50 per share. The Series A Warrants may be exercised at any time until 15 October 2023. The number of shares to be issued upon exercise of the Series A Warrants is dependent on the development of the share price. The formula for the number of shares (N) to be issued upon exercise of Series A Warrants (W) is: N = W x ((Average Closing Price – Exercise Price) / Average Closing Price) provided that the maximum number of shares to be issued as a result of the exercise of Series A Warrants shall not exceed 3.5% of the fully diluted share capital after taking into account the number of shares that would be issued if the Precept Loan were fully converted into shares of the Company. The Average Closing Price is the closing price averaged over the preceding 10 business days.

–
The Series B Warrants are exercisable into fully paid up registered shares of the Company at an exercise price of CHF 4.50 per share. The Series B Warrants may be exercised at any time until 15 October 2023. The number of shares to be issued upon exercise of the Series B Warrants is dependent on the development of the share price. The formula for the number of shares (N) to be issued upon exercise of Series B Warrants (W) is: N = W x ((Average Closing Price – Exercise Price) / Average Closing Price) provided that the maximum number of shares to be issued as a result of the exercise of Series A Warrants shall not exceed 2.5% of the fully diluted share capital after taking into account the number of shares that would be issued if the Precept Loan were fully converted into shares of the Company. The Average Closing Price is the closing price averaged over the preceding 10 business days.

These Warrants, issued in connection with capital raising (and in particular the retention of Precept as a new investor) have been valued at fair value at grant date using the Black Scholes Model and incorporating the  same underlying assumptions as for the valuation of the Precept convertible loan, as they are considered to be directly attributable transaction costs of the convertible loan provided by Precept (and of any shares issued resulting from conversion of the loan)

11.	INVENTORIES

	2014 kCHF	2013 kCHF
Raw material	2'994.9	3'209.6
Work in progress (at cost)	66.7	538.2
Finished goods	1'527	820.3
Total inventories	4'588.4	4'568.1

The amount of write-down of inventories recognised as an expense is kCHF 61.1 (2013: kCHF 404.2) which is recognised in Raw materials and consumables used.

12.	TRADE AND OTHER RECEIVABLES (CURRENT)

	2014	2013
	kCHF	kCHF

Trade receivables, net of allowance for doubtful debts	1'534.2	2'226.2
Advances to suppliers	347.6	726.4
Other receivables	333.7	698.5
Total	2'215.5	3'651.1

Trade receivables are non-interest bearing and are generally on 30-90 days' terms.

As at 31 December 2014, trade receivables at nominal value of kCHF 52.3 (2013: KCHF 104.4) were impaired and fully provided for. Movements in the provision for impairment of receivables were as follows:

	2014	2013
At 1 January	kCHF 104.4	kCHF 66.2
Increase of provision	-	48.1
Use of provision	-52.1	-9.9
At 31 December	52.3	104.4

As at 31 December, the analysis of trade and other receivables that were past due but not impaired is as follows:

			Past due but not impaired
	Total	Neither past due nor impaired	< 30 days	30-60 days	60-90 days	> 90 days
	kCHF	kCHF	kCHF	kCHF	kCHF	kCHF
2014	1'867.9	1'294.1	389.5	37.6	33.1	61.3
2013	3'028.9	2'350.6	355.4	109.7	54.1	162.9

There is no significant default in the trade and other receivables past due but not impaired.

13.	SHARE CAPITAL AND RESERVES

13.1 Ordinary Share capital

At 31 December 2014, the issued share capital of the Company amounts to CHF 32'971’804.5, divided into 21’981’203 fully paid-in registered shares with a nominal value of CHF 1.50 each.

Number of Shares		31.12.2014	31.12.2013
Ordinary shares, nominal value CHF 2.11		21'981'203	13'374'767
Ordinary shares, nominal value CHF 1.50		21'981'203	13'374'767
Number of Shares		31.12.2014	31.12.2013
At January 1st Shares issued following loan conversion in 2013 Shares issued following loan conversion in 2014		13'374'767 8'606'436	5'630'145 7'744'622
At December 31st		21'981'203	13'374'767
Significant shareholders (As per share register)
	%	31.12.2014	31.12.2013
		Unit	Unit
Precept Fund Management SPC	53.4%	11'748'821	3'142'385
Bruellan Corporate Gov Fd	20.6%	4'517'716	4'602'237
The Energy Holding AG	0.1%	23'466	139'437
Sum of all other shareholders below 1%	25.9%	5'691'200	5'490'708
Total shares issued	100.0%	21'981'203	13'374'767
Changes in share capital

During the last two financial years, the following changes in the share capital of the Company have occurred:

–
On 30 June 2014, Precept converted the last tranche of the Precept Loan into 1'470'581 registered shares of CHF 1.5 each issued under Article 3 quinquies of the Articles of Association resulting in an increase of share capital of CHF 2’205’872.2. The related transaction costs amounting to kCHF 32.1 have been deducted from share premium. The increased share capital of 32'971'804.50 divided into 21’981’20 registered shares was updated in the Articles of Association effective 8 October 2014.

–
At the ordinary general meeting of shareholders of 3 April 2014, the shareholders approved a reduction of the nominal share capital of the Company by CHF 8'158'607.87 through the reduction of the nominal value of all outstanding 13,374,767 registered shares of the Company from CHF 2.11 to CHF 1.50 per share. At the same meeting, the shareholders approved the increase of share capital by CHF 10'703'782.50 through the issuance of 7'135'855 fully paid-in registered shares with a nominal value of CHF 1.50 each. The capital increase was registered in the Commercial Register of the Canton of Vaud on 10 April 2014.

–
At the extraordinary general meeting of shareholders of 26 August 2013, the shareholders approved a reduction of the nominal share capital of the Company by CHF 16'271'119.05 through the reduction of the nominal value of all outstanding 5,630,145 registered shares of the Company from CHF 5 to CHF 2.11 per share. At the same meeting, the shareholders approved the increase of share capital by CHF 16'341'152.42 through the issuance of 7'744'622 fully paid-in registered shares with a nominal value of CHF 2.11 each. The related transaction costs amounting to kCHF 309.9 have been deducted from share premium. The capital increase was registered in the Commercial Register of the Canton of Vaud on 10 September 2013.

–
At the extraordinary general meeting of shareholders of 26 August 2013, the shareholders approved the creation of conditional capital in the maximum aggregate amount of CHF 12'457'433.67 through the issuance of a maximum of 5'903'997 fully paid-in registered shares with a nominal value of CHF 2.11 each, reserved for the exercise of conversion rights under the under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement"), between the Company and Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept").

–
At the extraordinary general meeting of shareholders of 26 August 2013, the shareholders approved the creation of authorized capital until 26 August 2015 in the maximum aggregate amount of CHF  14'075'360.57 through the issuance of a maximum of a maximum of 6'670'787 fully paid-in registered  shares with a nominal value of CHF 2.11 each, reserved for the exercise of conversion rights under the Convertible Loan Agreement and as a basis for the issuance of option rights to Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership, for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

Conditional share capital
Pursuant to article 3 ter of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 1'617’924 through the issuance of a maximum of 1'078'616 fully paid-in registered shares with a nominal value of CHF 1.50 each, by exercising option rights granted to employees, members of the Executive Committee and members of the Board of Directors in accordance with conditions determined by the Board of Directors. The Board of Directors determines the issue price. The subscription rights of the shareholders are excluded. The new registered shares are subject to the restrictions set forth in article 4 (transferability of shares) of the Articles of Association. As at 31 December 2014, no shares were  issued on the basis of article 3 ter of the Articles of Association.

Pursuant to Article 3 quinquies of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 10'251'561, by issuing a maximum of 6'834'374 fully paid-in registered shares with a nominal value of CHF 1.50 each by the exercise of conversion rights granted to Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept") under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") and such other loan agreements with Precept entered into from time to time with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement. The conversion rights granted to Precept under the Convertible Loan Agreement or such other loan agreements are needed for the restructuring of the Company. The pre-emptive rights of the shareholders are therefore excluded in favour of Precept. The conversion shall be made in accordance with the terms of the Convertible Loan Agreement or  such other loan agreements. The conversion rights are exercisable until 30 June 2016, subject to extension (all in accordance with the Convertible Loan Agreement or such other loan agreements). The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association.

Authorized share capital
Pursuant to Article 3 quarter of the Articles of Association, the Board of Directors is authorized until 25 August 2015 to increase the share capital up to a maximum amount of CHF 14'075'359.50 through the issue of a maximum of 9'383'573 fully paid-in registered shares with a nominal value of CHF 1.50 each. Partial capital increases are possible. The issue price, the date for entitlement to dividends and the type of contributions are to be determined by the Board of Directors. Contributions from freely disposable equity capital of the Company (including the Company's capital contribution reserves) pursuant to article 652d of the Swiss Code of Obligations up to the entire issue price per registered share are possible. The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association. The Board of Directors can exclude the pre-emptive rights in favour of (i) Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"), a financial creditor of the Leclanché group under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") and such other loan agreements entered into with Precept from time to time for subscription with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement or such other loan agreements, and (ii) Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure  Ventures

LLP through common ownership for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

13.2 Other reserves
Other reserves include the following:	2014	2013
	kCHF	kCHF
Non-Distributable (as of 31 December)	8'632.2	8'632.2

The non-distributable reserves in Leclanché GmbH amount to EUR 4.3 million (2013: EUR 4.3 million).

14.  PROVISIONS

	Litigation	Pension Fund Commitment	Total
	kCHF	kCHF	kCHF
At 1 January 2014	80.0	120.0	200.0
Arising during the year	70.0	-	70.0
Released	-	-100.0	-100.0
Utilised	-	-20.0	-20.0
At 31 December 2014	150.0	-	150.0

Current 2013	80.0	20.0	100.0
Non-current 2013	-	100.0	100.0
	80.0	120.0	200.0
Current 2014	150.0	-	150.0
Non-current 2014	- 150.0	- -	- 150.0

Pension Fund Commitment

In 2009 a provision amounting to kCHF 150 was recognised based on the underfunding of the patronage pension fund of Leclanché (Fonds de prévoyance Leclanché SA). An additional amount of kCHF 50 has been recognised in 2013. The total amount is not included in the defined benefit obligation as presented under Note

9. The provision was released in 2014 considering the planned merger of the patronage pension fund with the pension fund of Leclanché which will not result in any additional contribution by Leclanché.

Litigation

The amounts represent a provision for a legal claim brought against the company. The provision charge is recognised in profit or loss within “other operating expenses”. In 2015, a settlement has been reached, the amount provided for has been paid during March 2015.

15A. CONVERTIBLE LOAN AND WARRANTS

Convertible loan

On 3 June 2014, Precept through its majority owned subsidiary Oakridge Global Energy Solutions, Inc. (formerly Oak Ridge Energy Technologies, Inc; "Oak Ridge") had granted a credit facility of CHF 3'000'000 (the "Oak Ridge Loan"). The Oak Ridge Loan was increased to CHF 5’000’000 on 2 August 2014 and is convertible into registered shares of the Company at a conversion price of CHF 1.50. The Oak Ridge Loan carries an interest rate of 2 percent per annum which shall be capitalized and added to the total loan amount due at maturity together with a fee of CHF 0.5 million. The maturity date is 30 June 2016.

On 8 July 2013, the Company entered into a senior secured convertible loan agreement for CHF 17 million maturing on 30 June 2016 (the "Precept Loan") from Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"). The Precept Loan carries an interest rate of 2 percent per annum which will be capitalized and added to the total loan amount due at maturity together with a fee of kCHF 500. By June 30, 2014, the full amount had been converted in several tranches into registered shares at an effective conversion price of CHF 1.50 per share.

The fair value of the liability component of the convertible loan at 31 December approximate the book value.

	Date of Drawdown	2014 kCHF	2013 kCHF
Precept 1st Drawdown (Conversion in 2013)	09.07.2013		4'700.0
Precept 2nd Drawdown (Conversion in April 2014)	30.08.2013		4'600.0
Precept 3rd Drawdown (Conversion in April 2014)	07.10.2013		4'500.0
Precept 4th Drawdown (Conversion in April 2014)	13.02.2014	1'500.0
Precept 5th Drawdown (Conversion in June 2014)	28.04.2014	1'000.0
Precept 6th Drawdown (Conversion in June 2014) Face value of convertible Loans Drawn from Precept	30.04.2014	700.0 3'200.0	13'800.0
OKME 1st Drawdown (see note 21)	19.06.2014	2'850.0
OKME 2nd Drawdown (see note 21)	23.06.2014	150.0
OKME 3rd Drawdown (see note 21)	08.08.2014	1'600.0	-
OKME 4th Drawdown (see note 21) Face value of convertible Loans Drawn from OKME	15.09.2014	400.0 5'000.0	-

	2014 kCHF	2013 kCHF
Value of Precept Convertible loan at January 1	4'136.3	-
Face value of convertible Loans Drawn from Precept	3'200.0	13'800.0
Debt issue costs and debt component of warrants	-	-933.9
Interest & finance charges	1'266.7	680.8
Converted into share capital	-6'951.4	-4'713.6
Equity component of convertible loan	-1'651.7	-4'697.0
Value of Precept Convertible loan at December 31	-0.0	4'136.3

Value of OKME Convertible loan at January 1	-	-
Face value of convertible Loans Drawn from OKME	5'000.0	-
Interest & finance charges	607.8	-
Equity component of convertible loan	-2'388.5	-
Value of OKME Convertible loan at December 31	3'219.3	-

An account pledge agreement exists between Leclanché and OKME as security for the Convertible Loan covering all its present and future receivables, claims from intra-group loans and bank account claims. The Convertible loan is also secured by all current and future patent applications filed and patent registrations held worldwide and all current and future trademark applications filed and trademark registrations held by Leclanché and by all present and future shares in Leclanché GmbH, Willstätt, Germany.

Net Proceeds from Convertible Loan	2014	2013
	kCHF	kCHF
Proceeds from convertible loan	8'200.0	9'100.0
Less Debt issue costs	-	-313.1
Net Proceeds	8'200.0	8'786.9

Warrants

On 31 October 2013, the Company issued to Talisman Infrastructure International Ltd 832'827 Series A Warrants and 594'876 Series B Warrants as compensation for non-regulated services rendered to the company in connection with capital raising and in particular, the retention of Precept as a new investor.

These Warrants, considered to be directly attributable transaction costs for the capital raising, have been  valued on the same basis as the convertible loan, with the underlying value of debt and equity components assessed as follows:

kCHF
Debt Component	620.8
Equity Component	1'152.6
Total	1'773.4

15B. BORROWINGS

	2014	2013
	kCHF	kCHF
Current
Collaterised borrowings (including interest)	3'027.38	-

In 2014, Bruellan Corporate Governance Action Fund, a fund managed by Bruellan SA, granted the Company a bridge loan in the amount of CHF 1 mio. which carries an interest rate of 5 percent. The bridge loan will mature on 30 June 2015.

In 2014, Universal Holdings granted the Company a bridge loan in the amount of CHF 2 mio. which carries an interest rate of 5 percent. The bridge loan will mature on 30 June 2015.

The Universal holding Bridge loan is secured by a second ranking pledge (behind that of the OKME Convertible loan), over all current and future patent applications filed and patent registrations held worldwide and all current and future trademark applications filed and trademark registrations held by Leclanché and over all present and future shares in Leclanché GmbH, Willstätt, Germany.

The convertible bridge loan of kEUR 5’000 provided by Bruellan Corporate Governance Action Fund in 2012 which was increased to KEUR 6,000 in 2013 was fully converted into equity in 2013.

	2014	2013
	kCHF	kCHF

Trade payables	3'331.1	1'201.4
Other payables	2'966.8	2'598.6
	6'297.9	3'800.0

Terms and conditions of the above financial liabilities:

-	Trade payables are non-interest bearing and are normally settled on 60-day terms

-	Other payables are non-interest bearing and have an average term of six months

17.  COMMITMENT AND CONTINGENCIES

Operating lease commitments - Group as a lessee

The Group has entered into commercial leases for the rent of offices and manufacturing areas in Switzerland and in Germany. All leases include a clause to enable upward revision of the rental charge on an annual basis according to prevailing market conditions.

Leclanché SA in Switzerland has mainly rent contract (until 2018).

Leclanché GmbH in Germany has mainly IT leasing contract (until 2017) and rent contract (until 2022).

	2014	2013
	kCHF	kCHF

Within one year	1'908.7	2'530.5
After one year but not more than five years	7'416.2	9'472.3
More than five years	1'509.6	5'604.0
	10'834.5	17'606.8

Purchase commitments

Leclanché has no purchase commitment as of 31.12.2014. (2013: kCHF 470)

18.  RELATED PARTY DISCLOSURES

The financial statements include the financial statements of Leclanché SA and the subsidiary listed in the following table:% equity interest

Name	Acitvity	Country of incorporation	2014	2013
Leclanché GmbH	Manufacturing of lithium ion batteries	Germany	100	100
Leclanché Uk LTD	Selling subsidiary of Leclanché SA	England	100	-

For the consolidated financial statements, only those relations and transactions which have not been consolidated are to be reported according to IAS 24.

Therefore, transactions between the Group and its subsidiary, which is a related party of the Group, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Group and other related parties are disclosed below.

In order to facilitate an understanding of the potential effects of the related parties on the profit or loss and financial position of the Group, the trading transactions with related parties that are not Group members, the loans to related parties, the key management personnel and its compensation as well as other related party transactions and outstanding balances and relationships are listed hereafter:

In 2014, the Company rented out office space to a company affiliated with Mr. Müller, a member of the Company's Board of Directors, from May 1, 2014 until December 31, 2014. Total rent paid during this period amounted to CHF 10’897. In 2013, the Company rented out office space to a company affiliated with Mr. Müller, a member of the Company's Board of Directors, from January 1, 2013 until September 30, 2013. Total rent paid during this period amounted to CHF 69’705.

Mr. Spillmann is a principal partner of Bruellan SA, Geneva. In connection with the capital increase of the Company in 2012, Bruellan SA was entitled to receive from the Company a commission fee of kCHF 343, which Bruellan has agreed to defer until the Company reaches positive EBITDA or such earlier date as the Board of Directors may decide upon.

Key management compensation

	2014	2013
	kCHF	kCHF
Salaries and other short-term employee benefits	2'500.9	1'495.3
Share-based payments	177.1	-

Total	2'678.0	1'495.3

Loans to member of the Board of Directors or Executive Committee

No loans have been granted to present or past members of the Board of Directors or to present or past members of the Executive Committee (including persons closely related to them), and no such loans were outstanding as of 31 December 2014 and 2013.

19. FINANCIAL INSTRUMENTS / RISK MANAGEMENT

Categories of financial instruments

	FVTPL	Loans and receivables	Amortised cost
Trade and other receivables		X
Cash and cash equivalents		X
Other financial assets		X
Derivative financial instruments	X
Borrowings / Convertible Loan			X
Trade and other payables			X

Fair values

Set out below is a comparison by category of carrying amounts and fair values of all of the Group's financial instruments.

The different levels have been defined as follows:
(a)  Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
(b)  Level 2: inputs other than quoted prices that are observable for the asset or liability, either directly (for example, as prices) or indirectly (for example, derived from prices).
(c)  Level 3: inputs for the asset or liability that are not based on observable market data.

	Carrying amount
	2014	2013
Financial assets	kCHF	kCHF
Trade and other receivables	2'215.5	3'651.1
Cash and cash equivalents	537.1	3'060.4
Other financial assets	250.6	248.4
Financial liabilities Borrowings	3'027.4	-
Convertible loan (Level 3)	3'219.3	4'136.3
Trade and other payables	6'297.9	3'799.9

Due to their current nature, the carrying amount of the financial assets and financial liabilities is deemed to be representative of their fair value.

Risk assessment

The implementation of the risk management has been delegated from the Board of Directors to the Executive Committee. The Executive Committee had the task to design and implement the risk management within Leclanché SA. The ultimate responsibility of the risk management is of the Board of Directors and a yearly review takes place during one of the Board of Directors meetings.

Foreign currency risks

At December 31, 2014, if the CHF had already strengthened by 15% (impact percentage of the abolition of the floor on the exchange rate CHF/EUR by the SNB) against the EUR with all other variables held constant, the pre- tax result for the year would have been KCHF 101.9 higher / lower, mainly as a result of foreign exchange gains / losses on translation of EUR-denominated trade account receivables, bank accounts and trade account payables.

As a result of its operation with foreign partners, the group is exposed to foreign currency risk mainly on the Euro (EUR) and to a lesser extent on USD and GBP. The convertible loan and borrowing is denominated in CHF and consequently does not expose the group to any exchange rate risk.

The following table demonstrate the sensitivity of reasonably possible changes in EUR exchange rate on the Group net profit (operating activities), or on equity.

	Change in rate	Impact on loss	Impact on equity

		kCHF	kCHF
2014		+/- 800.0	+/- 1'492.0
2013	+/- 5%	+/- 345.7	+/- 1'544.0

Hedging activities

No hedging activities during 2014 or 2013.

Interest rate risk

There is no exposure of the group’s convertible loan and borrowings to interest rate change as a result of its fixed rate character. The interest rate on cash and cash equivalents as of 31 December 2014 was below 0.5%.

Credit risk

The Group performs credit verification procedures on customers which trade on credit. In addition, receivables are monitored on an ongoing basis with the result that the Groups' exposure to bad debt is regarded as being not significant. The maximum exposure is the carrying amount of trade receivables as per Note 12. There is a concentration of credit risk with one customer in the Portable segment, nevertheless no recoverability risk is identified.

With respect to credit risk arising from the other financial assets, the Group's exposure to credit risk arises from the default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments.

Credit risk is managed on group basis, except for credit risk relating to accounts receivable balances. Each local entity is responsible for managing and analysing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures  to wholesale and retail customers, including outstanding receivables and committed transactions. For banks and financial institutions, only independently rated parties with a minimum rating of ’A’ are accepted. If wholesale customers are independently rated, these ratings are used. If there is no independent rating, risk control assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the board. The utilisation of credit limits is regularly monitored. Sales to retail customers are settled in cash or using major credit cards.

No credit limits were exceeded during the reporting period, and management does not expect any losses from non-performance by these counterparties.

Liquidity risk

The following table sets out the carrying amount, by maturity, of the Group's financial liabilities based on undiscounted payments.

Year ended 31 December 2014	Less than 3 months	Between 3 months and 1year	Between 2 and 5 years	Total
	kCHF	kCHF	kCHF	kCHF
Trade and other payables	6'297.9	-	-	6'297.9
Convertible loan	-	-	3'219.3	3'219.3
Borrowings	-	3'027.4	-	3'027.4
Year ended 31 December 2013	Less than 3	Between 3 months	Between 1 and 2
	months	and 1year	years	Total
	kCHF	kCHF	kCHF	kCHF
Trade and other payables	3'800.0	-	-	3'800.0
Convertible loan	-	-	4'136.3	4'136.3

Capital management

Please refer to notes 13, 15A and 15B regarding fund raisings executed during the year.

The Company’s current cash flow does not support a commercial credit line and given the difficulties the company experienced in trying to raise capital in the public equity market last year, we are fortunate in benefiting from the continued support of our leading institutional investor.

Our medium term aim remains to finance the Group’s operations partly by financial debt with an equity ratio of approximately 50%. No changes were made in the objectives, policies or processes during the years ending 31 December 2014 and 2013.

20.	SUBSEQUENT EVENTS

Recharge Loan

On January 5, 2015, shareholder approval was obtained to introduce two facilities under a new convertible loan from Recharge ApS:
1.	Facility A – CHF 13 million of working capital funding,
2.	Facility B – CHF 8 million of growth funding, to be drawn for the first phases of the approved growth strategy

The existing CHF 5 million convertible loan from Oakridge was also acquired by Recharge APS and on January 21, 2015, this was partially converted to equity under the terms of that loan, thereby increasing the equity of the company by CHF 3.7 million whilst simultaneously reducing the debt.

At this time, CHF 5.6 million has been drawn under Facility A and the first CHF 0.5 million has also been drawn under Facility B to fund the implementation of initiatives under the new growth plan.

Based on the conversion mechanism, which leads to a variable number of shares, the loan will be accounted for as a debt instrument with an embedded derivative for the conversion elements. The host will be accounted for at amortised cost, whereas the embedded derivative will be fair valued with changes recorded to profit and loss.

FX

On January 15, 2015 the Swiss National Bank (SNB) discountinued the maintenance of a minimum exchange rate of CHF 1.20 per Euro. This event is a non-adjusting event, since it arose after the balance sheet date. The SNB announcement negatively impacted the EUR/CHF exchange rate. This announcement will certainly impact the economic environment of the Group. It is however not possible to assess the impact this will have on the market position of Leclanché. (see Note 19 for sensitivity analysis on EUR exchange rate).

Report of the statutory auditor on the consolidated financial statements

Leclanché SA
Statutory financial statements 2014

Balance sheet at December 31, 2014

Income statement for the year ended December 31, 2014

	2014	2013
	kCHF	kCHF
Sales of goods and services	10'223.7	12'440.7
Discounts	-73.7	-133.9
Other income	145.2	109.9
Revenue	10'295.2	12'416.7
Raw materials and consumables used	-6'266.8	-7'054.8
Personnel costs	-8'172.9	-6'332.9
Other operating expenses	-4'183.5	-4'692.3
EBITDA	-8'328.0	-5'663.3
Depreciation and amortization expense	-969.9	-929.5
Impairment on investment in and receivable from	5'000.0	-19'629.5
subsidiary
EBIT	-14'297.9	-26'222.3
Finance income, incl. exchange gains	3'773.7	2'847.1
Finance cost incl. exchange losses	-1'594.3	-70.0
Profit/(Loss) for the year	-12'118.5	-23'445.2

Notes to the financial statements 2014

1. Basis of preparation

Applying the transitional provisions of the new accounting law, these financial statements have been prepared in accordance with the provisions on accounting and financial reporting of the Swiss Code of Obligations effective until 31 December 2012.

Uncertainties and ability to continue as a going concern

As announced on 4 September 2014 in the Interim Report 2014, the Board was firmly of the view that it was necessary, based on its current business plan, to secure additional medium-term financing and to diversify its financing base to meet its working capital requirements and the capital required to scale the business operations as envisaged by the new growth strategy.

Following this, on 5 January 2015, shareholder approval was obtained to introduce two facilities under a new convertible loan from Recharge APS:
1.           Facility A – CHF 13 million of working capital funding,
2.           Facility B – CHF 8 million of growth funding, to be drawn for the first phases approved under the new growth strategy

At the time of the issue of these consolidated financial statements, the first CHF 5.6 million has been drawn under Facility A and CHF 0.5 million has been drawn under Facility B.

In addition to this the existing CHF 5 million convertible loan of Oakridge was acquired by Recharge APS as part of the capital transactions approved by the extraordinary general meeting of 5 January 2015, and on 21 January 2015, this was partially converted to equity under the terms of that loan, thereby increasing the equity of the company by CHF 3.7 million.

The company anticipates that, subject to a successful completion of the Turnaround Plan and the successful implementation of the new Growth Plan, funding under Facility A will satisfy the company’s working capital requirements for at least the next twelve months and until the achievement of Adjusted EBITDA breakeven (defined as EBITDA breakeven adjusted to exclude any non-cash items and as further adjusted to exclude any negative effect of growth initiatives and activities which are separately funded under Facility B or otherwise).

Accordingly, the Board of Directors believes that the Company will be able to meet all of its obligations for at least the next twelve months as they fall due and hence, the financial statements have been prepared on a going concern basis.

Notwithstanding this, as operations are scaled, particularly in Sales and Delivery, the Company is aware of the significant execution risk this carries, and continues to explore options to raise further growth capital alongside the existing Facility A and Facility B, as envisaged by the agenda approved by shareholders at the Extraordinary General Meeting of 5 January 2015.

	31.12.2014 kCHF	31.12.2013 kCHF
2. Contingent liabilities Warranties in favour of third parties	251	248
3. Commitments	2’931	3’368

Commitments are based on rental contracts in Yverdon (ending 2018) and Haerkingen (ending February 2015) and car leasing contracts.

Should Leclanché GmbH be unable to fulfil its due obligation, Leclanché SA will provide Leclanché GmbH with financial contributions in a way that will enable Leclanché GmbH to fulfil its financial obligation at all times.

	31.12.2014 kCHF	31.12.2013 kCHF
4. Fire insurance
Building	400	400
Machinery, furniture and equipment	530	530
5. Investments
Leclanché GmbH, Willstätt (Germany), subscribed capital: EUR 270'600	100%	100%
Activity: Manufacturing of lithium-ion batteries
Leclanché Uk Ltd, London (England), subscribed capital: GBP 100 Activity: Selling activity in the Uk.	100%
6. Significant shareholders
(as per share register)
Precept Fund Management SPC	53.4%	23.5%
Bruellan Corporate Gov Fd	20.6%	34.4%

7.	Risk assessment

The implementation of the risk management has been delegated from the Board of Directors to the Executive Committee. The Executive Committee had the task to design and implement the risk management within Leclanché SA. The ultimate responsibility of the risk management belongs to the Board of Directors.

8.	Share capital

8.1 Ordinary share capital

At 31 December 2014, the issued share capital of the Company amounts to CHF 32'971’804.5, divided into 21’981’203 fully paid-in registered shares with a nominal value of CHF 1.50 each.

Conditional share capital
Pursuant to article 3 ter of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 1'617’924 through the issuance of a maximum of 1'078'616 fully paid-in registered shares with a nominal value of CHF 1.50 each, by exercising option rights granted to employees, members of the Executive Committee and members of the Board of Directors in accordance with conditions determined by the Board of Directors. The Board of Directors determines the issue price. The subscription rights of the shareholders are excluded. The new registered shares are subject to the restrictions set forth in article 4 (transferability of shares) of the Articles of Association. As at 31 December 2014, no shares were  issued on the basis of article 3 ter of the Articles of Association.

Pursuant to Article 3 quinquies of the Articles of Association, the Company's share capital can be increased by a maximum aggregate amount of CHF 10'251'561, by issuing a maximum of 6'834'374 fully paid-in registered shares with a nominal value of CHF 1.50 each by the exercise of conversion rights granted to Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept") under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") and such other loan agreements with Precept entered into from time to time with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement. The conversion rights granted to Precept under the Convertible Loan Agreement or such other loan agreements are needed for the restructuring of the Company. The pre-emptive rights of the shareholders are therefore excluded in favour of Precept. The conversion shall be made in accordance with the terms of the Convertible Loan Agreement or  such other loan agreements. The conversion rights are exercisable until 30 June 2016, subject to extension (all in accordance with the Convertible Loan Agreement or such other loan agreements). The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association.

Authorized share capital
Pursuant to Article 3 quarter of the Articles of Association, the Board of Directors is authorized until 25 August 2015 to increase the share capital up to a maximum amount of CHF 14'075'359.50 through the issue of a maximum of 9'383'573 fully paid-in registered shares with a nominal value of CHF 1.50 each. Partial capital increases are possible. The issue price, the date for entitlement to dividends and the type of contributions are to be determined by the Board of Directors. Contributions from freely disposable equity capital of the Company (including the Company's capital contribution reserves) pursuant to article 652d of the Swiss Code of Obligations up to the entire issue price per registered share are possible. The new registered shares are subject to the restrictions set forth in Article 4 of the Articles of Association. The Board of Directors can exclude the pre-emptive rights in favour of (i) Precept Fund Management SPC on behalf of Precept Fund Segregated Portfolio ("Precept"), a financial creditor of the Leclanché group under the convertible loan agreement of 8 July 2013, as amended from time to time ("Convertible Loan Agreement") and such other loan agreements entered into with Precept from time to time for subscription with Precept being entitled to pay the issue price in whole or in part by offsetting against claims under the Convertible Loan Agreement or such other loan agreements, and (ii) Talisman Infrastructure International Ltd., a company associated with Talisman Infrastructure Ventures LLP through common ownership for non-regulated services rendered to the Company in connection with the capital raising or other advisers or agents of the Company in connection with the restructuring.

9.	Pledge

An account pledge agreement exists between Leclanché and OKME as security for the Convertible Loan covering all its present and future receivables, claims from intra-group loans and bank account claims. The Convertible loan is also secured by all current and future patent applications filed and patent registrations held worldwide and all current and future trademark applications filed and trademark registrations held by Leclanché and by all present and future shares in Leclanché GmbH, Willstätt, Germany.

10.	Share and option holdings by members of the Board of Directors and Executive Committee

The disclosures required by articles 663C of the Swiss Code of Obligations on shares and options held by the Board of Directors and General Management is as follows: